UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 29, 2022

Dear American Water Shareholder:

I am pleased to welcome you to American Water’s Annual Meeting of Shareholders on Wednesday, May 11, 2022. As we did for each of the last two years, we will hold our annual meeting virtually, rather than in-person. This decision, which the Board did not take lightly, supports our safety culture and our desire to maintain a safe meeting environment for our shareholders, employees, guests and our local community. We also continue to responsibly follow up-to-date guidance from national, state and local health authorities. While we would certainly prefer to be able to meet each of you in person, our use of a virtual annual meeting will allow all shareholders who desire to attend and vote at the annual meeting to do so safely and securely.

This year’s proxy statement reflects our continued leadership in integrating environmental, social and governance (ESG) principles throughout our business. Our ESG leadership continues to be recognized by the accolades and awards we receive, which have been highlighted in the proxy statement and on the inside back cover. We have also described a number of our inclusion, diversity and equity (ID&E) activities and recognitions, and we are committed to diversity among our workforce, executive and senior management leadership teams, which we believe serves to reflect the diversity of the many communities across the United States in which American Water proudly serves.

We also continue to be responsive to our shareholders and carefully listen to and consider the feedback we receive through our constructive and open dialogue with our shareholders throughout the year and in our shareholder outreach program. Through these and other engagement efforts, we have been able to enhance our corporate governance by adopting governance initiatives and providing disclosure our shareholders tell us they find meaningful, and to understand that our efforts to provide you with clear and readable proxy disclosures are both noticed and appreciated. We encourage you to learn more by reading the proxy statement and visiting our Investor Relations website at ir.amwater.com.

It is important that your shares be represented and voted at the annual meeting regardless of how many shares you own, and even if you do not or cannot attend the virtual annual meeting. In that regard, we encourage you to vote your shares in advance of the annual meeting by using one of the methods described in the accompanying materials. Thank you for your support and continued ownership of American Water.

Sincerely,

Karl F. Kurz

Chairman of the Board

AMERICAN WATER WORKS COMPANY, INC.

1 Water Street

Camden, New Jersey 08102-1658

NOTICE OF VIRTUAL 2022 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 11, 2022

www.virtualshareholdermeeting.com/AWK2022

The 2022 Annual Meeting of Shareholders of American Water Works Company, Inc. (the “Company”) will be held virtually (and not at a physical location) on Wednesday, May 11, 2022, at 10:00 a.m., Eastern time, to consider and take action on the following:

1.

election to the Company’s board of directors of the nine (9) nominees named in the accompanying proxy statement, each to serve until the date of the 2023 Annual Meeting of Shareholders or until his or her successor has been duly elected and qualified;

2.	approval, on an advisory basis, of the compensation of the Company’s named executive officers;

3.

ratification of the appointment, by the Audit, Finance and Risk Committee of the board of directors, of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022;

4.	two (2) shareholder proposals, if properly presented at the meeting; and

5.	such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

In light of the public health and safety concerns associated with COVID-19, American Water will hold its 2022 annual meeting virtually, rather than at a physical location. You will not be able to attend the annual meeting in person. Please see pages 1 and 2 of the accompanying proxy statement for more information on attending, and submitting your questions prior to and during, the virtual 2022 annual meeting.

To be admitted to the annual meeting, please access the virtual meeting platform on the Internet at www.virtualshareholdermeeting.com/AWK2022. Shareholders or their legal proxies must log on to the platform by entering the 16-digit control number included on the proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form. Online access to the annual meeting will open approximately 15 minutes prior to the start of the virtual meeting.

In order to attend the virtual annual meeting, it is very important that you retain your proxy card, Notice of Availability, or voting instruction form, and all related materials, including your assigned 16-digit control number, through the date of the meeting.

The Company’s board of directors has no knowledge of any other business to be transacted at the virtual annual meeting. Only holders of record of shares of the Company’s outstanding common stock as of the close of business on March 17, 2022 are entitled to notice of, and to vote at, the virtual annual meeting. A list of shareholders of record entitled to vote at the annual meeting will be available to any shareholder of record for examination beginning 10 days prior to the annual meeting. Please refer to page 2 of the accompanying proxy statement for more information about accessing the shareholder list before the meeting. The shareholder list will also be available for examination by any shareholder of record during the annual meeting on the meeting website.

By Order of the Board of Directors,

Jeffrey M. Taylor

Vice President and Secretary

March 29, 2022

Camden, New Jersey

Your vote is very important, and you have several options on how to vote your shares. Whether or not you plan to attend the virtual 2022 Annual Meeting of Shareholders, you should read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to your proxy card, voting instruction form or instructions on the Notice of Internet Availability of Proxy Materials you received.

Proxy Statement Summary

This summary highlights information generally contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting your shares. For more complete information regarding the Company’s 2021 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which we refer to in this proxy statement as the 2021 Form 10-K.

Annual Meeting Information

Wednesday, May 11, 2022 10:00 a.m., Eastern time (online access will open at 9:45 a.m., Eastern time)	The Annual Meeting will be held virtually only (and not at a physical location) at www.virtualshareholdermeeting.com /AWK2022	Record holders as of March 17, 2022 are entitled to notice of, and to vote at, the Annual Meeting

Summary of Matters to be Voted Upon at the Annual Meeting

The following table summarizes the items that will be brought for a vote of our shareholders at the meeting, along with the Board’s voting recommendations and the required vote for approval.

Proposal No.	Description of Proposal	Required Vote for Approval	Board’s Recommendation

	To elect nine (9) director nominees For more information, see beginning on page 17.	For each director, majority of votes cast	FOR Each Nominee

	To approve, on an advisory basis, the compensation of our named executive officers For more information, see beginning on page 34.	Majority of shares present and entitled to vote	FOR

	To ratify the appointment of our independent registered public accounting firm for 2022 For more information, see beginning on page 71.	Majority of shares present and entitled to vote	FOR

	Two shareholder proposals described in this proxy statement if properly presented at the meeting For more information, see beginning on page 73 and 77.	Majority of shares present and entitled to vote	AGAINST

American Water | 2022 Proxy Statement	i

Our Commitment to Environmental and Social Responsibility

We consider environmental and social responsibility to include: environmental leadership and sustainability; operational excellence; employee engagement, safety, inclusion, diversity and equity, or ID&E; active community engagement; civic and charitable involvement; and transparency. We integrate environmental and social responsibility policies and practices into our daily operations as part of our belief of conducting business responsibly, and that “how” a company operates is just as important as “what” a company does. We derive this focus from our core values of safety, trust, environmental leadership, teamwork and high performance. Our vision and values drive our company strategy, which is centered on five central themes:

Safety	Customers
• Our number one focus is the safety of our employees and customers.	•	Our customers are at the center of everything we do, helping us to shape our strategic priorities.
• Safety is both a value and a strategy.
People	Operational Excellence
• •

We seek to maintain an environment that is open, transparent, diverse and inclusive, and where our people feel valued, included and accountable.

We strive to develop each employee to the employee’s fullest potential.

	•	Our operational excellence strategy helps us to find better and more efficient ways to do business and provide safe, clean and affordable water services for our customers.

Growth
•

We believe that through growth, we can invest in creating more jobs, better training and benefits and improved infrastructure in the communities we serve. Our growth drives improved customer affordability, which benefits all of our stakeholders, including shareholders.

We regularly report to our stakeholders on the progress of our environmental and sustainability and ID&E initiatives and goals. Examples include:

We have been widely recognized for our environmental and sustainability leadership and for our ID&E policies and practices. Information concerning notable recognitions is included on the inside back cover of and throughout this proxy statement.

ii	American Water | 2022 Proxy Statement

Highlights of our environmental and social policies and practices include:

Environmental Responsibility	Social Responsibility

•   Expect to invest between $13 billion and $14 billion from 2022 to 2026 and between $28 billion and $32 billion from 2022 to 2031 on capital investments in our regulated businesses

•   Intend to dedicate approximately 10 to 12 percent of our total projected capital investment over the next five years to asset resiliency, with another 5 to 7 percent allocated to water quality

•   Invested $1.8 billion in our regulated businesses in 2021 and expect to spend an additional $2.0 billion in 2022, on regulated asset infrastructure improvements and replacements

•   Reviewing existing energy and emissions goal to reduce greenhouse gas, or GHG, emissions by more than 40 percent by 2025, from a 2007 baseline as an absolute measurement of direct (Scope 1) and indirect (Scope 2) emissions; GHG emissions reduced through 2020 by approximately 36 percent since our base year of 2007

•   Fifty-seven of the Company’s 80 surface water treatment plants have received the U.S. Environmental Protection Agency’s “Fifteen-Year Phase III” award and 39 plants have received the “Twenty-Year Phase III” award, which recognize plants that produced high-quality drinking water

•   Conducted over 10 million water quality and turbidity tests in 2021 at our laboratory facilities and plant operations, including continuous online instrumentations

•   Employed scientists, researchers and public health professionals dedicated to research and partnering with water research foundations on water quality and technology-water source monitoring

•   During 2021, we provided over 109,000 hours of safety training to our employees

•   As a result of our continued focus on safety, we have made significant progress towards our zero injuries goal, reducing workplace injuries by 66 percent since 2015

•   Through 2021, we reduced our Occupational Health and Safety Administration, or OSHA, recordable injury rate to 0.97, approximately two times better than the water industry average

•   During 2021, approximately 86 percent of our job requisitions had a diverse candidate pool, based on voluntarily self-identified gender, minority, disability or veteran/military status

•   For 2021, approximately 58 percent of transfers or promotions filled with individuals voluntarily self-identifying as minority, female, veteran, military spouse, disabled or a member of the LGBTQ+ community

•   In December 2021, the Company authorized the contribution of $45 million to the American Water Charitable Foundation (“AWCF”), a Section 501(c)(3) private foundation established by American Water in 2010

•   In 2021, we launched four employee business resource groups, which represent several diverse employee demographics, to create measurable and long-lasting impacts on our culture

•   To better reflect the customers we serve, we increased spend with diverse suppliers and small businesses in 2021 by more than 10 percent compared to 2020

American Water | 2022 Proxy Statement	iii

Environmental Responsibility	Social Responsibility

•   Collaborated and partnered with federal and state agencies to support effective environmental, health and safety and water quality standards and regulations

•   Established a water efficiency goal to meet customer needs while saving 15 percent in water volume delivered per customer by 2035, compared to a 2014 and 2015 averaged baseline, and reduced water volume delivered per customer compared to a 2015 baseline by 5.0 percent, 5.3 percent and 4.3 percent as of December 31, 2021, 2020 and 2019, respectively

•   More than $941,000 was donated in 2021 by the Company’s employees and the AWCF through workplace giving campaigns including the United Way, Water For People and other volunteering giving campaigns that supported more than 1,500 public charities nationwide

•   In 2021, the Company named Cheryl Norton as its first female Chief Operating Officer

Director Nominees

The following table presents summary information about each of our nine director nominees, as well as their standing committee memberships and positions as of the date of this proxy statement. The table below also discloses the Board’s determination as to the independence of each nominee under the listing standards of the New York Stock Exchange, or the NYSE, relevant rules of the Securities and Exchange Commission, or the SEC, and the Board’s categorical standards for director independence. Each director is elected annually.

Name	Age	Director Since	Occupation	Independent?	Standing Committee Memberships/Position
Jeffrey N. Edwards	61	2018	Chief Operating Officer, New Vernon Capital	Yes	• Audit, Finance and Risk (Chair) • Nominating/Corporate Governance

Martha Clark Goss	72	2003	Retired Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC	Yes	• Audit, Finance and Risk • Executive Development and Compensation
M. Susan Hardwick	59	2022	President, Chief Executive Officer and Chief Financial Officer of American Water	No	None

Kimberly J. Harris	57	2019	Retired President and Chief Executive Officer of Puget Energy, Inc. and Puget Sound Energy, Inc.	Yes	• Nominating/Corporate Governance (Chair) • Executive Development and Compensation • SETO

Julia L. Johnson	59	2008	President of Net Communications, LLC	Yes	• Executive Development and Compensation • Nominating/Corporate Governance
Patricia L. Kampling	62	2019	Retired Chairman and Chief Executive Officer of Alliant Energy Corporation	Yes	• Executive Development and Compensation (Chair) • Audit, Finance and Risk • SETO

Karl F. Kurz	60	2015	Private investor and Retired Chief Operating Officer, Anadarko Petroleum Corporation	Yes	• Non-Executive Chairman of the Board

George MacKenzie	73	2003	Retired Vice Chairman and Chief Financial Officer of Hercules Incorporated	Yes	• Audit, Finance and Risk • Nominating/Corporate Governance
Admiral James G. Stavridis	67	2018	Vice Chair, Global Affairs, The Carlyle Group	Yes	• SETO (Chair) • Nominating/Corporate Governance

iv	American Water | 2022 Proxy Statement

Director Qualifications, Experience and Diversity

The figure below illustrates some of the key skills, qualifications and diversity that our directors bring to the Board:

Board Highlights By the Numbers

American Water | 2022 Proxy Statement	v

American Water Corporate Governance and Board Highlights

Below are a number of our corporate governance and Board highlights, including policies implemented and other governance achievements:

Corporate Governance Highlights
•	All directors elected annually
•	Majority voting for directors in uncontested elections
•	Holders of at least 15 percent of our common stock may call a special meeting of shareholders without material restrictions
•	No supermajority voting provisions
•	Disclosure Committee consisting of members of senior management and other key employees who are actively involved in the review and discussion of our SEC filings
•	Robust Political Contribution Policy provides Board oversight of our limited political contributions and requires disclosure of political expenditures on our corporate website
•

Engaged with more than 200 investors during 2021, including through our shareholder outreach program focused on corporate governance, executive compensation, ESG and sustainability issues, ID&E issues, shareholder disclosure and related issues

•	Adopted a standard proxy access bylaw resulting from constructive shareholder engagement program
•

Board oversight of lobbying activities and website disclosures of lobbying expenditures, as defined under applicable law and reported to federal and state election commissions, also resulting from our shareholder outreach efforts

•	Executive stock ownership guidelines support stock retention and seek to align executives’ interests with shareholders’ interests
•	Insider trading policy prohibits short selling, hedging, pledging and margin transactions involving American Water securities by all directors, executive officers and employees
•	Led by the Audit, Finance and Risk and SETO Committees, the Board is broadly focused on risk assessment, management and mitigation
•	Longstanding commitment to safety, sustainability, environmental leadership and diversity
•

Executive Development and Compensation Committee, at least annually, reviews and assesses our ID&E programs, culture engagement, and organizational and leadership development plans to identify, attract and retain high-potential employees

•	SETO Committee oversees key safety, environmental, technology and operational functions, as well as physical security and cybersecurity

Board of Directors Highlights

•	Appropriately sized Board (nine members for election in 2022)

•	Average tenure of director nominees is approximately 8.0 years

•	Average age of director nominees is approximately 63 years

•	Average attendance of directors at Board and committee meetings during 2021 was 94.8 percent

•	Diversity of Board—55.6 percent of Board nominees voluntarily self-identified as female and 66.7 percent as diverse based on gender, race, disability and military veteran status

•	Board is led by an independent, non-executive chairman

•	Nine out of ten current directors, and all standing committee members, are independent

•	Demonstrated continued refreshment of the Board, with five out of nine Board nominees having been appointed within the last five years

•	Robust and active director succession and nomination process serves to identify talented and diverse Board members

•	Engaged and focused Board and Nominating/Corporate Governance Committee met 14 and five times, respectively, in 2021

•	Annual succession planning activities encompass directors, CEO and senior executive roles, and were instrumental in effecting transitions of both the CEO and CFO roles within the past three years

•	Annual self-assessments and individual peer evaluations conducted by Board and each committee

•	Director education program with dedicated funding supports ongoing director development

•	Stock ownership policy for directors of five times annual cash retainer by fifth anniversary of service

vi	American Water | 2022 Proxy Statement

American Water 2021 Operating Performance Highlights

The charts below provide a summary of some of our key operating performance highlights for 2021:

American Water | 2022 Proxy Statement	vii

American Water Executive Compensation Highlights

We have summarized below key named executive officer compensation highlights for 2021:

• Compensation program is highly correlated to performance and focused on long-term value creation	• Executive equity compensation is weighted significantly toward performance stock units
• Considerable portion of pay is variable, rather than fixed, and is earned solely based on performance without incentivizing excessive risk-taking	• Perquisites and other personal benefits to named executive officers are limited principally to executive physicals, Company-paid life insurance benefits and relocation benefits
• Formal CEO goal-setting and performance assessment process utilized throughout each year	• Double-trigger change-in-control provision in the 2017 Omnibus Equity Compensation Plan, or the 2017 Omnibus Plan, complements existing provision in Change of Control Severance Policy
• Long-term performance plan does not include stock options	• Compensation Committee was advised by independent compensation consultant throughout 2021
• Representative, relevant peer group used for total shareholder return, or TSR, performance and compensation benchmarking, and is evaluated annually	• Shareholders expressed support for our compensation program, with a 96.9 percent average “FOR” advisory vote on executive compensation since 2011, the first year we offered a say-on-pay proposal
• Clawback policies in place for cash performance-based awards and equity awards	• Named executive officers have reasonable severance arrangements without excise tax gross-ups in the context of a change of control
• Executive stock ownership guidelines and retention requirements support alignment with shareholders’ interests by requiring long-term retention of equity ownership	• Vote, on an advisory basis, on executive compensation conducted annually, and management adopted shareholders’ recommendation in 2017 to continue this practice
• Our annual performance plan includes both safety and environmental-related metrics, highlighting our commitment to ESG principles

•   CEO transition compensation decisions recommended by the Compensation Committee on advice of its independent compensation consultant, were aligned to our performance and the competitive range of the benchmarking data, and aligned our CEO’s pay with our long-term performance

viii	American Water | 2022 Proxy Statement

American Water Works Company, Inc.

2022 Proxy Statement

*    *    *

This proxy statement contains forward-looking statements based on the Company’s current expectations and assumptions regarding future events and readers are cautioned not to place undue reliance upon them. See “Other Matters—Forward-Looking Statements” beginning on page 88 of this proxy statement for further information regarding forward-looking statements.

THE AMERICAN WATER ANNUAL MEETING

Information about this Proxy Statement

Our Board is furnishing this proxy statement in connection with the solicitation of proxies to vote on matters to be submitted at our 2022 Annual Meeting of Shareholders and at any adjournment or postponement of the meeting. The Notice of Annual Meeting, this proxy statement, the accompanying proxy card and our 2021 Annual Report to Shareholders, or the 2021 Annual Report, were first sent or given on or about March 29, 2022 to shareholders of record as of March 17, 2022, which is referred to as the record date.

Throughout this proxy statement, unless the context otherwise requires:

•	references to the “Board” or the “Board of Directors” mean the Board of Directors of American Water Works Company, Inc.
•	references to “common stock” mean the common stock, par value $0.01 per share, of American Water Works Company, Inc.
•	the terms the “meeting,” the “virtual meeting” or the “annual meeting” refer to the virtual 2022 Annual Meeting of Shareholders of American Water Works Company, Inc.
•	references to “we,” “us,” “our,” the “Company” or “American Water” are to American Water Works Company, Inc., without its subsidiaries

Date and Time of the Virtual Annual Meeting

The meeting will be held at 10:00 a.m., Eastern time, on Wednesday, May 11, 2022. The meeting will be held solely in a virtual audio-only format accessible through the virtual meeting website, at www.virtualshareholdermeeting.com/AWK2022.

You will need the 16-digit control number set forth on your proxy card, Notice of Internet Availability of Proxy Materials or voting instruction form, as applicable, to vote or submit an appropriate question during the virtual annual meeting. Therefore, it is very important that you retain your proxy card, Notice of Availability or voting instruction form, and the related materials, including your assigned 16-digit control number, through the date of the annual meeting.

If you lose or misplace your 16-digit control number, please contact our Investor Relations team, at (856) 566-4005. All members of the public, including shareholders who have lost or misplaced their control number, will be able to access the meeting via the virtual meeting site as a guest; however, guest attendees will not be able to vote their shares on the virtual meeting platform or submit appropriate questions.

An audio webcast will be archived and available for 30 days after the meeting on our Investor Relations website at ir.amwater.com.

Attending the Virtual Annual Meeting

The health and safety of our shareholders, directors, officers, employees, other attendees, and the public at large, is American Water’s most important concern. In light of the public health and safety concerns associated with COVID-19, and following guidance provided by federal, state and local health authorities, we are holding the meeting solely via remote communications, also known as a “virtual meeting,” rather than at a physical location. You will not be able to attend the meeting in person. However, this virtual meeting format will provide shareholders with an opportunity to participate in the meeting as they would at an in-person meeting.

Shareholders may submit questions in advance of the meeting. To submit a question at any time before 11:59 p.m., Eastern time, on Tuesday, May 10, 2022, go to http://www.proxyvote.com, enter your 16-digit control number set forth on your proxy card, Notice of Availability or voting instruction form, as applicable, and follow the instructions to submit a question. We intend to answer at the meeting properly submitted questions that are germane to the matters to be voted on at the meeting, as time permits. However, we reserve the right to exclude any question that is duplicative of another question or not pertinent to meeting matters, that is derogatory or in bad taste, that relates to pending or threatened litigation or personal grievances, or that is otherwise inappropriate.

American Water | 2022 Proxy Statement	1

To be admitted to the meeting as a shareholder, please visit www.virtualshareholdermeeting.com/AWK2022. Shareholders or their legal proxies must enter the 16-digit control number found on the shareholder’s proxy card, voting instruction form or other proxy materials. Online access to the meeting will open approximately 15 minutes prior to the start of the meeting to permit you time to access and log into the virtual meeting platform. Attendance is subject to potential capacity limits set by the virtual meeting platform provider.

Once admitted to the meeting as a shareholder, attendees may:

•	listen to and participate in the meeting;
•	submit appropriate questions germane to the matters to be voted on at the meeting;
•	submit a vote or change a previously submitted vote; and
•	during the meeting, view a list of shareholders of record as of the record date.

Instructions on how to attend and participate in the virtual meeting, as well as how to obtain technical and general support on the day of the meeting, will be available at www.virtualshareholdermeeting.com/AWK2022. You will need a computer, or a web-enabled phone, tablet or other device, together with appropriate Internet access and your 16-digit control number, to access the virtual meeting as a shareholder.

Members of the public, including shareholders who do not have their 16-digit control number, will be able to access the meeting in listen-only mode by visiting www.virtualshareholdermeeting.com/AWK2022. Shareholders and other persons without a 16-digit control number will not be able to otherwise participate in, vote at, or submit appropriate questions at, the meeting.

No recording of the meeting by participants will be permitted.

Shares Entitled to Vote

All shareholders of record as of the record date are entitled to vote at the meeting. As of the close of business on the record date, 181,752,561 shares of our common stock were outstanding. Each outstanding share of common stock entitles the holder of record to one vote on each matter submitted to the vote of shareholders at the meeting. Holders of our options, unvested restricted stock units, or RSUs, and unvested performance stock units, or PSUs, as well as holders of awards as to which the receipt of underlying common stock has been deferred, are not entitled to vote any shares of common stock underlying those awards at the meeting.

Under our Amended and Restated Bylaws, the holders of a majority of the outstanding shares of our common stock at the close of business on the record date must be present at the meeting, either virtually or by proxy, to constitute a quorum and to transact business at the meeting. Abstentions and broker non-votes are included in the determination of shares present at the meeting for quorum purposes. See “—How to Vote Shares Held in Street Name” on page 4 of this proxy statement for more information on “broker non-votes.”

Shareholder List

If you are a shareholder of record, and you wish to examine the list of shareholders during the 10-day period preceding the annual meeting, please email your full legal name, address and daytime telephone number to our Secretary at contacttheboard@amwater.com, and you will be contacted by telephone or email concerning access to the list.

2	American Water | 2022 Proxy Statement

Matters to be Voted on at the Annual Meeting

The following table describes the items to be brought for a vote of our shareholders at the meeting, the treatment of abstentions and broker non-votes for each matter, and the Board’s voting recommendation as to each matter:

Proposal No.	Brief Description of Proposal	Vote Required	Treatment of Abstentions	Treatment of Broker Non- Votes	Board’s Recommendation

	Election of nine director nominees	Each director is elected by a majority of the votes cast “FOR” election	Not taken into account	Not taken into account	“FOR” each director nominee

	Approval, on an advisory basis, of the compensation of our named executive officers	A majority of the shares of common stock present and entitled to vote at the annual meeting on this proposal must be voted “FOR” approval	Counted as an “AGAINST” vote	Not taken into account	“FOR”

	Ratification of the appointment of our independent registered public accounting firm for 2022	A majority of the shares of common stock present and entitled to vote at the annual meeting on this proposal must be voted “FOR” approval	Counted as an “AGAINST” vote	Not applicable, as this is considered to be a “routine” matter	“FOR”

	Two shareholder proposals described in the proxy statement if properly presented at the meeting	A majority of the shares of common stock present and entitled to vote at the annual meeting on each proposal must be voted “FOR” approval	Counted as an “AGAINST” vote	Not taken into account	“AGAINST” each proposal submitted by a shareholder and properly presented at the meeting

How to Vote Shares Registered in Your Own Name

If you own shares that are registered on our books and records in your own name, you can vote your shares in any of the following ways:

American Water | 2022 Proxy Statement	3

The internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern time, on Tuesday, May 10, 2022.

Your signed proxy card, or the proxy you grant via the Internet or by telephone, will be voted in accordance with your instructions. If you return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, your shares will be voted:

•	“FOR” the election of each of the Board’s nine director nominees
•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022
•	“AGAINST” each of the two proposals submitted by shareholders, if properly presented at the meeting

In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment and discretion of the person exercising the proxy on any other matter properly presented at the meeting and any adjournment or postponement thereof.

If you wish to vote your shares virtually at the meeting, you may vote online during the meeting at www.virtualshareholdermeeting.com/AWK2022, entering your 16-digit control number, and following the on-screen instructions. Online access to the virtual meeting platform will open approximately 15 minutes prior to the start of the meeting to allow time for you to enter the virtual meeting.

If you received more than one proxy card or Notice of Availability, your shares are likely registered in different names or with different addresses, or are held in more than one account. You must separately vote the shares shown on each proxy card or Notice of Availability that you receive in order for all of your shares to be voted at the meeting. For more information regarding the Notice of Availability, please see “Communications, Shareholder Proposals and Company Information—Delivering Proxy Materials Through Electronic Means” on page 85 of this proxy statement.

How to Vote Shares Held in Street Name

If you hold shares through a brokerage firm, trustee, bank, or other financial intermediary or nominee, which is known as holding shares in “street name,” you will receive a voting instruction form from that broker, trustee, bank or other financial intermediary or nominee, each of which we refer to as an “intermediary.” The form will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

If your shares are held in street name and you want to vote on any of Proposals 1, 2, 4 or 5, you MUST indicate how you wish your shares to be voted. The broker will vote shares held by you in street name in accordance with your voting instructions, as indicated on your signed voting instruction form or by the instructions you provide via the Internet or by telephone. Absent such instructions, NYSE rules prohibit a broker from exercising discretion to cast a vote with respect to your shares. In that case, a proxy submitted by the broker with respect to your shares would indicate that the broker is unable to cast a vote with respect to the matter, which is commonly referred to as a “broker non-vote.”

Under NYSE rules, Proposal 3 is considered a “routine matter,” and thus a broker would be permitted in its discretion to cast a vote on that proposal as to your shares in the event that you do not provide the broker with voting instructions. Accordingly, if your shares are held in street name, it is important that you provide voting instructions to the intermediary so that your vote will be counted.

If you received more than one voting instruction form or Notice of Availability, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately follow the foregoing voting procedures for each voting instruction form or Notice of Availability that you receive in order for all of your shares to be voted at the meeting.

If you hold shares in street name and wish to vote your shares virtually at the meeting, you may vote online during the meeting by visiting www.virtualshareholdermeeting.com/AWK2022, entering your 16-digit control number, and following the on-screen instructions. The availability of online voting may depend on your intermediary’s voting procedures. Online access to the virtual meeting platform will open approximately 15 minutes prior to the start of the meeting to allow time for you to enter the virtual meeting.

4	American Water | 2022 Proxy Statement

Revoking or Changing a Proxy

If you own shares in your own name (including shares you may hold through American Water Stock Direct, our dividend reinvestment and direct stock purchase plan), you may revoke any prior proxy, regardless of how your proxy was originally submitted, by:

•	sending a written statement to that effect to our Secretary, which must be received by us before the meeting;
•	submitting a properly signed proxy card dated a later date;
•	submitting a later dated proxy via the Internet or by telephone; or
•	attending the meeting virtually and voting your shares at the meeting.

Please see “Communications, Shareholder Proposals and Company Information—Contacting Us or Our Transfer Agent” on page 86 of this proxy statement for more information on providing our Secretary with written notice and “—Attending the Virtual Annual Meeting” beginning on page 1 of this proxy statement regarding the requirements for attending the virtual meeting.

If you hold shares in street name, you should follow the instructions provided on the voting instruction form you received from the intermediary or contact the intermediary for instructions on how to change your vote.

American Water | 2022 Proxy Statement	5

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board of Directors

As of the date of this proxy statement, the Board is comprised of 10 members, consisting of nine independent directors and M. Susan Hardwick, our President, Chief Executive Officer and Chief Financial Officer.

The Board held 14 meetings during 2021. During the period in 2021 for which each director served as such, each director attended at least 75 percent of the combined number of Board meetings and meetings of the Board committees on which he or she served. The average attendance during 2021 for all Board members was 94.8 percent.

The Board has adopted an attendance policy, set forth in our Corporate Governance Guidelines, under which attendance, whether in person or by remote communication, is expected at all Board and committee meetings, except for absences previously excused by the Chairman of the Board or the Chairman of the Nominating/Corporate Governance Committee, or the Nominating Committee, due to extraordinary circumstances. All members of the Board are expected to attend the annual meeting of shareholders, except for absences due to unavoidable or extenuating circumstances. All of the directors then on the Board virtually attended the 2021 annual meeting of shareholders.

At most regularly scheduled meetings, the Board meets in executive session, without members of management present. Our independent, non-executive Chairman of the Board presides over these sessions.

Board Committees

As of the date of this proxy statement, the Board has four separately designated standing committees:

• the Audit, Finance and Risk Committee;
• the Executive Development and Compensation
Committee, or Compensation Committee; • the Nominating Committee; and • the Safety,
Environmental, Technology and Operations, or SETO, Committee.

Each standing committee has a charter that governs its operations and sets forth each such committee’s duties and responsibilities. A copy of each such committee’s charter is available on our Investor Relations website at ir.amwater.com and can also be obtained by sending us a written request. See “Communications, Shareholder Proposals and Company Information—Contacting Us or Our Transfer Agent” on page 86 of this proxy statement.

As needed, each standing committee sets a time to meet in executive session without management personnel present. The Compensation Committee meets regularly with its independent compensation consultant in an executive session. The Audit, Finance and Risk Committee meets regularly in separate executive sessions with, among others:

•	our Vice President of Internal Audit;
•	our General Counsel together with our Chief Compliance Officer; and
•	representatives of our independent registered public accounting firm.

Also, each standing committee has the authority to retain outside advisors, including legal counsel or other experts, as it deems appropriate in its sole discretion and to approve the fees and expenses associated with such advisors.

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The membership of each of the standing Board committees as of the date of this proxy statement, including the number of committee meetings held during 2021, are set forth in the table below:

Director	Age	Director Since	Independent?	Audit, Finance and Risk Committee	Executive Development and Compensation Committee	SETO Committee	Nominating/ Corporate Governance Committee
Jeffrey N. Edwards*	61	2018	✓	✓✓				✓
Martha Clark Goss*	72	2003	✓	✓	✓
Veronica M. Hagen	76	2016	✓		✓	✓		✓
M. Susan Hardwick	59	2022	×
Kimberly J. Harris	57	2019	✓		✓	✓		✓✓
Julia L. Johnson	59	2008	✓		✓			✓
Patricia L. Kampling*	62	2019	✓	✓	✓✓	✓
Karl F. Kurz	60	2015	✓
George MacKenzie*	73	2003	✓	✓				✓
Admiral James G. Stavridis	67	2018	✓			✓✓	✓
Meetings held in 2021				5	8	4		5

✓ Committee Member	✓✓ Committee Chair	* Audit Committee Financial Expert

A description of each of our standing committees as of the date of this proxy statement, together with its primary responsibilities, is provided below.

Audit, Finance and Risk Committee

•   Coordinates oversight of financial planning and reporting

•   Discusses with management, at least annually, our policies with respect to risk assessment and risk management, our major financial risk exposures and the steps management has taken to monitor and control these exposures

•   Represents and assists the Board in fulfilling its responsibility to oversee:

▪  the quality and integrity of our financial statements;

▪  the adequacy and effectiveness of our system of internal controls;

▪  our compliance with legal and regulatory requirements;

▪  our independent auditor’s qualifications and independence;

▪  the performance of our internal audit function and that of our independent auditor;

▪  issues regarding accounting principles, including changes in accounting and auditing principles and practices;

▪  our risk assessment and risk management strategy; and

▪  our financial policies and significant financial decisions

•   Has sole authority and responsibility to appoint, compensate, retain, terminate and oversee our independent auditor

•   Monitors, reviews and evaluates our:

▪  financial forecasts, financial condition and anticipated financing requirements;

▪  capital structure, including new issuances, purchases or redemptions of debt and equity securities, and the impact of these on our credit ratings;

▪  capital expenditure plan and strategies;

▪  dividend payment policy;

▪  investment performance of the assets held under our employee benefit plans and related investment guidelines; and

▪  cash management plans and strategies

•   Coordinates oversight of operational risk management with the other committees and the Board

•   Exercises the authority of the Board with respect to long-term debt issuances and any related guarantees, support obligations or security related to such issuances and to appoint a pricing committee for such issuances

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•   Reviews internal controls with respect to information and technology systems, security management systems and cybersecurity that could have a significant impact on our financial statements

•   Recommends to the Board actions with respect to our directors’ and officers’ liability insurance programs

•   Adopts, and oversees the enforcement of, our Code of Ethics

•   No less frequently than every two years, reviews and approves the Internal Audit Charter, including any amendments thereto, and approves the internal audit plan

Executive Development and Compensation Committee

•   Establishes and reviews our overall compensation philosophy

•   Reviews and recommends to the Board the compensation and performance of the CEO, as well as goals and objectives relevant to the CEO’s compensation

•   Oversees our compensation and benefit plans and programs with respect to our executive officers

•   Approves, after receiving the recommendations of, and consulting with, the CEO, the compensation of our executive officers other than the CEO

•   Reviews and makes recommendations to the Board regarding our equity-based compensation plans, and takes such actions as required by these plans or specifically delegated to the Compensation Committee

•   Reviews and approves performance-based cash compensation plans in which the CEO and the CEO’s direct reports participate, or which provide more than $100,000 in compensation to any other employee in any calendar year

•   Reviews periodically the operations of our executive compensation programs to determine whether they are properly coordinated and implemented and achieving their intended purpose

•   Reviews and recommends to the Board contracts and compensatory transactions, including consulting arrangements, employment contracts and severance agreements, with the CEO, COO and CFO, and approves such contracts and transactions with respect to other current or certain former executive officers

•   With input from the Board, oversees the process for executive succession planning, other than the CEO

•   At least annually, reviews and assesses our ID&E programs, culture engagement, and organizational and leadership development plans to identify, attract and retain high-potential employees

•   Reviews a risk assessment of our compensation policies and practices and makes appropriate recommendations to the Board

•   Reviews and recommends to the Board the creation or revision of any compensation recoupment policy applicable to our Board or executive officers

•   Reviews and monitors employee retirement and other benefit plans, including plan design, features and funding

•   Establishes, periodically reviews and approves stock ownership guidelines and stock retention requirements

•   Reviews and recommends to the Board the form and amount of director and chairman compensation at least every two years

Safety, Environmental, Technology and Operations Committee

•   Represents and assists the Board in overseeing and reviewing:

▪  our employee and public safety policies and practices;

▪  our environmental policies and practices, including water quality, contaminants of emerging concern, water conservation and climate variability;

▪  our technology policy, strategy and governance, including physical security and cybersecurity issues; and

▪  operational performance and risk exposure and mitigation strategies not covered by another committee of the Board

•   Reviews physical security and cybersecurity threat assessments, emerging issues and related initiatives

•   Coordinates with the Audit, Finance and Risk Committee on matters related to cybersecurity risk

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Nominating/Corporate Governance Committee

•   Establishes criteria for the selection of new director candidates to serve on the Board

•   Identifies qualified director nominees (including new candidates as well as existing directors) and recommends their election to the Board

•   Conducts appropriate inquiries into the backgrounds and qualifications of director nominees

•   Reviews and makes recommendations on the composition and size of the Board to ensure its membership is sufficiently diverse and independent

•   Recommends directors to serve as chairman and members of the Board committees

•   Establishes, monitors and recommends the structure and operations of each committee of the Board, including the qualifications and criteria for committee members, and makes recommendations regarding appropriate changes to the committee chairs and members

•   Makes recommendations as to the creation or elimination of Board committees

•   Oversees the annual evaluation of each director, including the Chairman, and the Board as a whole

•   Develops and recommends to the Board amendments to its Corporate Governance Guidelines, and annually assesses their adequacy

•   Considers and makes recommendations on questions of director independence

•   Reviews the adequacy of our certificate of incorporation and bylaws

•   Oversees our continuing director education program

•   Oversees, with input from the Chairman of the Board and the current CEO, the process of CEO succession planning

•   Recommends to the Board whether to accept or reject a director resignation if a director fails to receive a majority vote of the shareholders

In 2020 and 2021, the Board designated an Emergency Executive Committee comprised of Messrs. Edwards and Kurz and Mses. Goss and Kampling, with Mr. Kurz as Chair, to provide for Board action in the event of an emergency or other time-sensitive matter, as determined by the Board. The Emergency Executive Committee is authorized to act on behalf of the Board as to any matter, except as to matters that cannot be delegated to a committee under Delaware law. During 2021, the Emergency Executive Committee met two times.

Board Review of Related Person Transactions

The Board has adopted the Related Person Transaction Policy for reviewing, approving and ratifying transactions involving related persons to ensure compliance with our Code of Ethics and applicable law. Subject to certain exceptions, this written policy covers transactions, relationships or arrangements in which American Water or any subsidiary was or is to be a participant and a related person had or will have a direct or indirect material interest. For purposes of this policy, a “related person” is any person who:

•	is a current executive officer or director of the Company or any subsidiary;
•	was a former executive officer or director of the Company or any subsidiary during the current or prior fiscal year;
•	is or was a Company or subsidiary director nominee during the current or prior fiscal year;
•	at the time the related person transaction occurred or existed, is or was a current employee (other than a director or an executive officer) of the Company or any subsidiary;
•	at the time the related person transaction occurred or existed, was a beneficial owner of more than five percent of our common stock; or
•	is or was a specified immediate family member, or any other person sharing the household of such person (other than a tenant or employee) of, any of the foregoing.

Permission for a related person transaction may only be granted in writing in advance by the following:

•	the disinterested members of the Audit, Finance and Risk Committee or the Board, in the case of transactions involving corporate officers, directors or other employees in specified senior grade levels; and
•	our Compliance and Ethics Committee, which is comprised of members of management, in the case of all other employees.

Further, as permitted by the policy, the Compliance and Ethics Committee may, in its discretion, delegate to our Chief Compliance Officer the authority to

American Water | 2022 Proxy Statement	9

review and approve related person transactions that are within its authority where the amount involved is less than $5,000 and the related person is not a Company director, officer or senior grade employee. Transactions involving the compensation of our directors or executive officers are not subject to this policy if they are reviewed and properly approved by the Compensation Committee or the independent members of the Board as specified in the Compensation Committee’s charter.

Before any related person transaction is approved, the following factors are to be considered:

•	the related person’s interest in the transaction;
•	the dollar value of the amount involved in the transaction;
•	the dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction is to be undertaken in the ordinary course of business of American Water;
•	whether the transaction with the related person is proposed to be entered into on terms more favorable to American Water than terms that could have been reached with an unrelated third party;
•	the purpose, and the potential benefits to American Water, of the transaction; and
•	any other information regarding the transaction or the related person that is material in light of the circumstances of the particular transaction.

Approval of a related person transaction under the policy will be granted only if it is determined that, under all of the circumstances, the transaction is in the best interests of American Water and only so long as those interests outweigh any negative effects that may arise from permitting the transaction to occur.

Board Leadership Structure

Since February 2, 2022, Ms. Hardwick has served as our President and Chief Executive Officer and a member of our Board. She has also served as our Chief Financial Officer since July 1, 2019. Mr. Kurz has served as our Chairman of the Board since May 11, 2018.

In accordance with our Corporate Governance Guidelines, the Chairman of the Board is an independent director. We believe that the oversight function of a board of directors is enhanced when an independent director, serving as chairman of the board, is in a position to set the agenda for, and preside over, meetings of the board of directors. We also believe that our leadership structure enhances the active participation of our independent directors.

The Chairman of the Board is responsible for:

•	setting the agenda for meetings of the Board, and presiding over Board meetings at which the Chairman of the Board is present;
•	coordinating the work of the Board committees;
•	overseeing the distribution of materials by our Secretary to the members of the Board;
•	serving as the independent director primarily responsible for Board consultations and communications between the Board and shareholders; and
•	performing such other duties as the Board may, from time to time, require to assist it in the fulfillment of its duties.

If the Chairman of the Board ceases to be an independent director, the Board shall select another Chairman of the Board from among the members of the Board who are determined by the Board at that time to be independent directors. The Chairman of the Board is selected, and may be removed from that position at any time, by a majority of the members of the Board.

Board Role in Risk Oversight

One of the responsibilities of the Board is the oversight of our risk management activities, which is discharged by the Board as well as through the Audit, Finance and Risk Committee, the Compensation Committee and the SETO Committee. In discharging this responsibility, the Board and these committees, with the assistance of management, monitor and evaluate our major enterprise risks and oversee and monitor the design and implementation of guidelines and programs to manage these risks.

Our management has overall responsibility for conducting risk assessments and risk management strategy and programs. Our Enterprise Risk Management Committee, consisting of various Company executives, as well as certain functional and

10	American Water | 2022 Proxy Statement

business unit employees and leaders, oversees enterprise risk management activities. The Enterprise Risk Management Committee meets at least four times a year. The Enterprise Risk Management Committee’s areas of focus include competitive, economic, operational (including physical security and cybersecurity), financial (including accounting, internal audit, credit, liquidity and tax), legal, compliance, regulatory, health, safety and environmental, political and reputational risks.

Audit, Finance and Risk Committee Role

The Audit, Finance and Risk Committee is responsible for assisting the Board in overseeing the Company’s accounting and disclosure controls, the design and performance of the internal audit, ethics and compliance functions, and the enterprise risk management process, including risk assessments and risk management strategy. The Audit, Finance and Risk Committee also has direct authority over the Company’s independent registered public accounting firm.

In performing these responsibilities, the Audit, Finance and Risk Committee reviews, at least annually, with management our major financial and operational risk exposures, including any risk concentrations and risk interrelationships, the magnitude and the likelihood of occurrence of risk, and management’s activities to monitor and control these exposures. This committee also reviews our major financial risks, including credit, liquidity, market and funding risks. The Audit, Finance and Risk Committee coordinates oversight of operational risk management with the SETO Committee. The Audit, Finance and Risk Committee also oversees our insurance risk management policies and programs and makes recommendations to the Board regarding the structure and renewal of our directors’ and officers’ liability insurance program.

Compensation Committee Role

The Compensation Committee assesses potential risks related to our compensation policies and practices. Management conducts and presents to the Compensation Committee for its review an annual risk assessment of our executive compensation, with a particular focus on performance-based compensation. This risk assessment is reviewed with both our internal audit function as well as with the Enterprise Risk Management Committee. In February 2022, an update of this risk assessment, which included our 2021 short-term and long-term performance-based executive compensation, was reviewed with the Compensation Committee. This assessment sought to identify whether features of our compensation policies and practices could potentially encourage excessive risk-taking and whether our risk management objectives are being met with respect to incentivizing our employees.

The risk assessment conducted by management found that our existing short-term and long-term compensation is coupled with compensation design elements and other controls that discourage decision-making focused solely on compensatory consequences. These design elements and controls include, among other things:

•	base salaries that are a sufficient component of total compensation to discourage excessive short-term risk taking;
•	cash performance-based awards with a maximum payout that is limited to 200 percent of target;
•	the use of long-term performance awards that mitigate against the taking of short-term risks;
•	the implementation of an annual independent audit of our Annual Performance Plan, or APP, targets and award process conducted by our internal audit function;
•	the ability of the Compensation Committee to review progress against APP goals and to exercise discretion in determining the amount of cash performance-based compensation awarded;
•	Company-wide and individual performance targets which are dispersed among a variety of financial and non-financial metrics, as well as among short-term and long-term goals;
•	policies and procedures implemented to provide for meaningful checks and balances regarding significant business decisions that may have a compensatory benefit, including the use of a robust vetting process for new business development opportunities and limiting the delegated authority of executives to approve transactions;
•	a compensation recovery policy that would require repayment of incentive compensation in the event of a material restatement of our financial statements under specific circumstances;
•	the use of overlapping vesting and performance periods through annual long-term performance award grants;
•	our long-term performance plan does not include stock options, thereby discouraging behavior focused on short-term increases in stock prices; and

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•	stock ownership guidelines and retention requirements that are applicable to executives and employees of the Company at a specified minimum salary grade (generally vice president) level.

On the basis of its review of our executive compensation programs, management concluded, and advised the Compensation Committee, that the risks of these compensation programs are mitigated and are not reasonably likely to have a material adverse effect on American Water.

SETO Committee Role

The SETO Committee reviews and monitors operational risk exposure and risk mitigation strategies with the Audit, Finance and Risk Committee and the Board. In performing these responsibilities, the SETO Committee reviews management’s processes for assessing business continuity risks and developing related contingency planning. The SETO Committee also reviews physical and cybersecurity threat assessments, is updated on emerging issues and our related responses and initiatives, and coordinates with the Audit, Finance and Risk Committee and the Board on matters related to cybersecurity risk.

Board Role in Succession Planning

The Corporate Governance Guidelines provide that a primary responsibility of the Board is planning for the succession of our CEO and other executive officers. The goal of our succession planning process is to identify executive talent at the Company and provide for continuity of effective leadership that can fulfill the long-term requirements of our business. The Corporate Governance Guidelines contemplate a collaborative effort between the Board (and certain of its committees) and the CEO; however, the Board retains full responsibility for the selection of the CEO.

Specifically, the Corporate Governance Guidelines provide that the CEO annually submits to the Board for its review a succession plan for the CEO and other executive officers. The succession plan includes a determination of key competencies and desired experiences for the particular role, an identification and assessment of internal candidates, development plans for internal candidates and, as appropriate, identification of external candidates. The criteria used to assess potential CEO candidates are formulated by the Board based on the Company’s business strategies, and include the candidates’ experience, as well as strategic and leadership qualities. The CEO must also submit to the Board annually an emergency succession plan to prepare for any unforeseen event that may prevent the CEO from continuing to serve. The Board may review executive development and succession planning more frequently as it deems appropriate.

Consistent with its responsibilities as described in this section, the Board has delegated the day-to-day responsibility for the process of providing a slate of CEO succession candidates for consideration by the Board to the Nominating Committee, with input from the Chairman of the Board and the current CEO. The Board also has delegated authority to the Compensation Committee to collaborate with the CEO to ensure that processes are in place for succession planning and development with respect to other executive officers.

As a practical matter, consideration of executive succession planning (especially for the CEO role) occurs throughout the year at Board meetings and involves regular interaction between and among the Board, the President and Chief Executive Officer, the Executive Vice President, Chief Human Resources Officer, and other members of management, as appropriate.

Limitations on Additional Board Service

In 2020, the Board amended its Corporate Governance Guidelines related to service of Board members as directors of other public companies. Commonly referred to as “overboarding” provisions, the primary purpose of these limitations is to permit each director to devote sufficient time to perform his or her duties as a member of the Board.

Under these provisions, no non-employee director may serve on the board of directors of more than three other public companies, and a director who is an executive officer of a public company, including American Water, may not serve on the board of directors of more than two public companies. No director may serve on the audit committee of more

12	American Water | 2022 Proxy Statement

than two other public companies without the prior approval of the Nominating Committee.

Also, for any potential board service not prohibited by these limitations, directors are required to advise and obtain the approval of the Nominating Committee chair in advance of accepting an invitation to serve on a for-profit board. Prior to approving such service, the

Nominating Committee chair will review the proposed relationship for potential conflicts of interest and time demands, taking into account such facts as the chair deems relevant, including industry or operations of the other company and whether service on a greater number of boards would impair the director’s ability to serve effectively on the Board.

Board Refreshment and Director Tenure

The following graph depicts the tenure of our Board nominees as of the date of this proxy statement:

As represented by the director nominee tenure graph above and evidenced by our actual Board refreshment over the past few years, we seek to maintain a continual balance of historical and institutional knowledge and experience coupled with new directors who have more recently joined the Board. While we believe the current size and composition of the Board is appropriate, the Board continually devotes substantive attention and focus on Board succession planning and activities to meet the Board’s future needs.

Our Corporate Governance Guidelines do not impose term limits on the service of our directors. The Nominating Committee reviews annually each director’s continuation on the Board, which allows each director the opportunity to confirm his or her desire to continue as a director and provides the Board an opportunity to replace directors who no longer wish to remain on the Board. Also, the Nominating Committee periodically assesses the quality and efficacy of our Board tenure and refreshment policies, including based on feedback received from our shareholder outreach program (described in more detail below).

Our Corporate Governance Guidelines generally restrict a non-employee director who has reached his or her 75th birthday prior to the date of our annual meeting of shareholders from being nominated for re-election to the Board. However, the Board may, in special circumstances and where deemed in the best interests of the Company, grant an exception to this policy on an annual basis. The Board must determine to make a special exception prior to each ensuing term of a director for which the special exception will be applicable. There are no nominees for director who are 75 years of age or older.

Shareholder Outreach

During 2021, our Investor Relations team, together with key executives and management, engaged with over 200 investors. In addition, our Corporate Secretary and Investor Relations teams jointly led a shareholder outreach program focused on corporate governance, executive compensation, ESG and sustainability issues, ID&E issues, shareholder disclosure and related topics. Through this outreach program, now in its eighth consecutive year and held both during and after proxy season, shareholders who beneficially owned, in the aggregate, more than 52 percent of our common stock, as well as leading proxy advisory firms, were contacted. The purpose of this outreach program is to better identify and

American Water | 2022 Proxy Statement	13

understand the relevant issues that were most important to our shareholders. Through these sessions, we:

•	discussed topics of interest to our shareholders;
•	solicited investor viewpoints;
•	conveyed our views on those topics; and
•	gained a better understanding of areas of mutual consensus.

We received overall positive feedback regarding, among other things: our corporate governance framework, our Board composition, our proxy statement disclosures, our compensation practices, our commitment to ESG and our political contribution and lobbying expense disclosures. Also, shareholders expressed appreciation for our willingness to seek their views, and more importantly, the desire to establish an ongoing dialogue with them. The input and insight gleaned from our shareholder outreach program is shared with management and our Board.

We intend to continue to engage regularly with shareholders and proxy advisory firms to solicit their input, and we give careful consideration to the feedback we receive. As was evidenced by our 2021 engagement, we use this outreach to consider meaningful avenues to respond to appropriate suggestions for further enhancement to our corporate governance standards and practices.

Governance Policies and Procedures

Our Code of Ethics applies to our directors, officers and employees and is designed to promote, among other things:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest in personal and professional relationships, and deter wrongdoing or even perceptions of wrongdoing;
•	full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file;
•	accountability for adhering to the Code of Ethics; and
•	compliance with applicable governmental laws, rules and regulations.

Our Code of Ethics provides for the prompt internal reporting of violations to an array of appropriate persons and confidential treatment of the reporting person, to the extent possible, during a compliance investigation. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics that applies to our principal executive officer, principal financial officer, or principal accounting officer or controller (or persons performing similar functions) by making disclosures concerning such matters available on the Investor Relations page of our website.

Our Corporate Governance Guidelines set out principles by which the Board will operate and execute its responsibilities in accordance with our Restated Certificate of Incorporation, our Amended and Restated Bylaws, the listing standards of the NYSE, and applicable laws.

Current copies of our Code of Ethics and Corporate Governance Guidelines are available on our Investor Relations website at ir.amwater.com and can also be obtained by sending us a written request. See “Communications, Shareholder Proposals and Company Information—Contacting Us or Our Transfer Agent” on page 86 of this proxy statement.

Proxy Access

Our Amended and Restated Bylaws include a proxy access provision pursuant to which any eligible shareholder, or eligible group of up to 20 shareholders, owning three percent or more of our common stock continuously for a three-year period and through the date of the next annual meeting of shareholders may, subject to certain limitations and conditions, nominate and include in our proxy materials for that annual meeting of shareholders, a number of director nominees not to exceed the greater of (a) two directors or (b) 20 percent of the directors then serving on the Board (rounded down to the nearest whole number).

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Political Contribution Policy

As a company whose regulated operations can be significantly impacted by public policies, we participate responsibly in the political process and make reasonable political contributions consistent with all applicable laws and reporting requirements. We also hold memberships in a variety of industry, trade and business associations, which enable us to understand the views of others and obtain feedback on our positions.

As part of our commitment to good governance principles and transparency, we maintain a Political Contribution Policy that requires that our political contributions, which we define as direct contributions or expenditures (in cash or in kind) to a political party, a candidate for an elected office or his or her political campaign, or a political action committee, or PAC, (subject to the exclusions referenced below) be made only:

•	by the American Water Works Company, Inc. Employee Federal PAC, referred to as the Federal PAC; or
•	to, or through, a PAC sponsored by or associated with one of our subsidiaries or lines of business, referred to as a Subsidiary PAC.

All political contributions by the Company must be approved in advance by our CEO. Political contributions by the Company’s subsidiaries must first be approved by the subsidiary’s or line of business’s president, or similar officer. This pre-approval requirement does not apply to contributions by the Federal PAC or a Subsidiary PAC, which are governed by the PAC’s own charter, policies and procedures. Our Political Contribution Policy does not regulate or apply to our employees’ own political contributions.

Since 2019, we have disclosed annually on our website, within 180 days after the end of the preceding fiscal year, the following information regarding our political contributions:

•	the payor, recipient, date and amount of each direct political contribution we made, and the title of the person approving it;
•	the payor, recipient, date and amount of each political contribution made by the Federal PAC and each Subsidiary PAC; and
•	the payor, recipient and amount of each payment made to a trade association or tax-exempt organization (including Section 501(c)(4) organizations) during the last fiscal year, which, individually or in the aggregate, exceeded $50,000, if the association or organization provided a written statement that some or all of our payments were used for non-deductible political, electioneering or lobbying purposes, as well as the amount reported by the association or organization as attributable to these non-deductible activities.

Our governance and disclosure efforts regarding political contributions continue to be recognized by the Center for Political Accountability’s 2021 CPA-Zicklin Index, which placed us in the top quartile among all of the S&P 500 companies for the third year in a row.

Political contributions, as defined under this policy, do not include amounts spent in connection with a core business function, such as a water or wastewater system acquisition, defense of a condemnation action filed against us, or other activities that impact or affect the operation of our business, unless made to support a political party, a candidate for an elected office or his or her political campaign. Also, a payment to a trade association or tax-exempt organization (other than a PAC, a Section 527 organization, or a similar entity) is not a political contribution under this policy, even if any portion of the payment is used for political purposes.

The Nominating Committee will review this policy at least annually and will also review and recommend to the Board for approval in advance the public disclosures required by the policy. Shareholders may view the policy and our political contribution disclosures through our Investor Relations website at ir.amwater.com.

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Lobbying Expenditures

We value our relationships with government officials and our interactions with them comply with applicable federal, state and local laws, regulations and rules. These rules are often complex and vary from state to state. However, we believe it is an important and necessary part of our mission to provide safe, clean and affordable water and wastewater services to our customers to engage in the public policy arena. For these reasons, we do, from time to time, engage in lobbying activities, which we define generally as communications with government officials, legislators, regulators, executive branch officials or members of their staff.

We publicly disclose on our website, within 180 days after the end of each fiscal year, the amount of aggregate lobbying expenditures (as defined under applicable state or federal law and to the extent required to be reported to applicable election commissions). This reported amount includes all expenditures made during periods of time required to be reported for the last fiscal or calendar year, and it may include expenditures for periods of time other than such year. We also have senior management report annually to the Board on our lobbying activities to provide oversight for these activities.

16	American Water | 2022 Proxy Statement

PROPOSAL 1

ELECTION OF DIRECTORS

Explanation of the Proposal

In accordance with our Restated Certificate of Incorporation and Amended and Restated Bylaws, the number of directors is fixed from time to time by the Board. The size of the Board is currently fixed at 11, and there are currently 10 directors serving on the Board with one vacant position. Nine persons have been named as director nominees for election at the 2022 annual meeting; Veronica M. Hagen will not be standing for re-election at the annual meeting due to the director retirement provisions in our Corporate Governance Guidelines. Assuming the election of all of the nine director nominees named in this proxy statement, the Board intends to reset the size of the Board from 11 to nine.

On the recommendation of the Nominating Committee, the Board has nominated for election to the Board the following persons:

•	Jeffrey N. Edwards
•	Martha Clark Goss
•	M. Susan Hardwick
•	Kimberly J. Harris
•	Julia L. Johnson
•	Patricia L. Kampling
•	Karl F. Kurz
•	George MacKenzie
•	James G. Stavridis

Each of these nominees is currently a member of the Board. If elected, each nominee would hold office until the date of the 2023 annual meeting of shareholders, or until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Proxies may not be voted with respect to more than these nine nominees.

Each director nominee identified in this proxy statement has confirmed that he or she is willing and able to serve as a director, if elected. Should any of the nominees, prior to the meeting, become unable to serve as a director for any reason, the Board may either reduce the number of directors to be elected or select another nominee recommended by the Nominating Committee. If another nominee is selected, all proxies will be voted for the substitute nominee.

In accordance with our Amended and Restated Bylaws and our Corporate Governance Guidelines, prior to the meeting, each incumbent director nominee will submit a contingent resignation in writing to the Chairman of the Board or the Secretary of American Water. The resignation becomes effective only if the director fails to receive a sufficient number of votes for re-election at the meeting, assuming a quorum is present and the Board accepts the resignation. In an uncontested election of directors, if any incumbent director nominated for re-election does not receive the affirmative vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the Nominating Committee will make a recommendation to the Board on whether to accept or reject such tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating Committee’s recommendation, and publicly disclose, by a press release, a filing with the SEC, or other broadly disseminated means of communication, its decision regarding the tendered resignation and the rationale behind the decision of the Board within 90 days from the date of the certification of the election results.

With respect to a tendered resignation, each of the Nominating Committee, in making its recommendation, and the Board, in making its decision, may consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating Committee or the decision of the Board with respect to his or her resignation. If a director’s resignation is not accepted by the Board, such director will continue to serve until the 2023 annual meeting of shareholders and until his or her successor is duly elected, or his or her earlier death, resignation or removal. If a director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

American Water | 2022 Proxy Statement	17

Director Criteria, Qualifications, Experience and Diversity

We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will enable the Board to fulfill its responsibilities. Therefore, the Nominating Committee considers diversity in identifying nominees for directors. In this regard, the Nominating Committee views diversity in a broad sense, including, without limitation, on the basis of skills, experience, age, race, gender and ethnicity. The Board believes in balancing the value that longevity of director service can bring with the value of new ideas and insights that can come through new members. In addition, our Corporate Governance Guidelines provide that directors must be persons of good character and thus must possess all of the following personal characteristics:

•	Integrity: Directors must demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Directors must be willing to be accountable for their decisions as directors.

•	Judgment: Directors must possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors must interact with each other in a manner which encourages responsible, open, challenging and informed discussion.

•	High Performance Standards: Directors must have a history of achievement which reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors must be committed to, and enthusiastic about, their performance for American Water as directors, both in absolute terms and relative to their peers.

•	Courage: Directors must possess the courage to express views openly, even in the face of opposition.

The Board strives to have members with knowledge, experience and skills in the following core competencies:

•	accounting and finance
•	business judgment
•	management
•	crisis response
•	industry knowledge
•	utility regulation
•	leadership, including in other public companies
•	strategy/vision
•	technology

In this regard, in evaluating a candidate’s experience and skills, the Nominating Committee will consider qualities such as an understanding of the water industry, utilities, marketing, finance, customer service, utility and environmental regulation, cybersecurity and public policy issues. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition, the Board is committed to having directors who add tangible value to American Water with a diversity of ideas, approaches and experiences and the interpersonal capacity to foster effective communication within the Board and with management.

Annually, the Nominating Committee reviews the profile, engagement and performance of each director to determine whether he or she should be renominated for Board service. The Nominating Committee also considers whether, in light of our strategy or trends in our market environment, new skill sets or experiences would benefit us and our shareholders.

The process followed by the Nominating Committee to identify and evaluate candidates includes requests to members of the Board and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating Committee and other members of the Board. The Nominating Committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the Nominating Committee engages a third party, that committee would approve the fee that American Water pays for these services.

When evaluating the recommendations of the Nominating Committee, the Board should take into account all factors it considers appropriate, which may include:

•	whether the candidate has exhibited behavior that indicates he or she is committed to the highest ethical standards;
•	whether the candidate has special skills, expertise and background that would complement the attributes of the existing directors, taking into consideration the communities and geographies in which the Company operates;

18	American Water | 2022 Proxy Statement

•	whether the candidate has achieved prominence in his or her business, governmental or professional activities, and has built a reputation that demonstrates the ability to make the kind of important and sensitive judgments that the Board is called upon to make;
•	whether the candidate will effectively, consistently and appropriately take into account and balance the legitimate interests and concerns of all of our shareholders and our other stakeholders in reaching decisions, rather than advancing the interests of a particular constituency;
•	whether the candidate possesses a willingness to challenge management while working constructively as part of a team in an environment of collegiality and trust; and
•	whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

The following is a description of the specific skill sets and areas of expertise that the Board believes are relevant to the current members of the Board:

•	Financial Services and Capital Markets: The capital-intensive nature of our regulated operations requires Board members with knowledge and experience in financial services and the capital markets.
•	Utilities and Customer Service: Because the significant majority of our operations consists of providing water and wastewater utility services to customers, knowledge and understanding of the utility industry and related customer service issues are critical to the Board’s oversight role.

•	Cybersecurity: Because cybersecurity threats pose a key risk for us, we have sought to have expertise in this area on our Board.

•	Public Company CEO and Board Membership: We believe that Board members should be very familiar with public company leadership structures and handling issues relevant to public companies.

•	U.S. Military: One of our market-based businesses provides water and wastewater services to U.S. military bases and their residents under long-term contracts; thus, having Board experience, knowledge and contacts with all branches of the U.S. military directly supports this business.

•	Global Operations: While we operate exclusively within the United States, we believe that directors with global operational experience offer additional breadth and depth of knowledge and experience.

Information regarding our Board diversity is shown below, based on voluntary, self-identification information provided by our director nominees.

American Water | 2022 Proxy Statement	19

Director Nominees

We have provided below for each of our nine director nominees a summary of biographical and committee information as of the date of this proxy statement.

Jeffrey N. Edwards Independent Director Age: 61 Director Since: 2018 Committees: Audit, Finance and Risk (Chair) Nominating

Other Current Public Company Boards:

•   Raymond James Financial, Inc. (NYSE: RJF), a diversified financial services company, since 2014

Past Public Company Boards:

•   The NASDAQ Stock Market, Inc., 2004 to 2006

Business Experience:

•   Chief Operating Officer, New Vernon Capital, since 2009

•   Various senior executive positions over 22 years at Merrill Lynch & Co., including:

▪  Vice Chairman, from 2007 to 2009

▪  Chief Financial Officer, from 2005 to 2007

▪  Head of Origination, Americas, from 2004 to 2005

▪  Head of Global Capital Markets, from 2003 to 2004

▪   Co-Head of Global Equity, from 2001 to 2003

Other Positions:

•   Director, Medusind Solutions India Private Limited and Medusind Solutions, Inc., from 2012 to 2019

•   Member of the Board of Trustees, The Pingry School

Education:

•   Bachelor of Science, with Honors, Haverford College

•   Master in Business Administration, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Mr. Edwards’ current executive leadership position with an investment advisory firm demonstrates focus on growth and strategic planning.

•   Longstanding executive experience with a leading global capital markets and financial services firm provides Mr. Edwards with a substantive understanding of many issues confronting our business, including capital markets needs, strategic planning, growth opportunities and a variety of operational matters.

20	American Water | 2022 Proxy Statement

Martha Clark Goss Independent Director Age: 72 Director Since: 2003 Committees: Audit, Finance and Risk Compensation

Other Current Public Company Boards:

•   Neuberger Berman Mutual Funds, since 2007

•   Allianz Life Insurance Company of New York, since 2005

Past Public Company Boards:

•   Dexter Corporation

•   Claire’s Stores Inc.

•   Ocwen Financial Corporation

•   Foster Wheeler Corporation

Business Experience:

•   Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC, a holding company and investment vehicle for investments in healthcare related companies, from 2003 until 2014

•   Chief Financial Officer of The Capital Markets Company, from 1999 until 2001

•   Chief Financial Officer of Booz Allen Hamilton Holding Corporation (formerly Booz-Allen Hamilton Inc.), a consulting firm, from 1995 to 1999

•   Various senior executive positions at Prudential Insurance Company, or Prudential, from 1981 until 1995, including President of Prudential Power Funding Associates, the investment arm of Prudential responsible for electric and gas utilities and alternative energy projects, Senior Vice President, Enterprise Risk Management and President, Prudential Asset Management Company, and Treasurer of Prudential

•   Vice President, The Chase Manhattan Bank, from 1971 to 1976 and from 1978 to 1981

Other Positions:

•   Trustee Emerita, Brown University, since 1987

•   Trustee and Treasurer, Brown University, from 1987 to 1998

•   Member of the Board of the Museum for American Finance, since 2013

•   Member and Past President, director and audit committee chair of the Financial Women’s Association of New York, from 1987 to 2018

•   Member of the Committee of 200, a women’s professional organization

•   Member of the President’s Advisory Council for the Economics Department, Brown University, since 2018

Education:

•   Bachelor of Arts, Brown University

•   Master in Business Administration, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Ms. Goss’ extensive financial, investment, and governance experience provides valuable insights to the Board and its committees.

•   Experience as President of an investment subsidiary of Prudential, responsible for substantial investments in electric and gas public utilities and alternative energy projects, enables Ms. Goss to share with the Board her considerable knowledge regarding public utilities.

•   Experience as Senior Vice President, Enterprise Risk Management, at Prudential enables Ms. Goss to provide expertise in risk management.

American Water | 2022 Proxy Statement	21

M. Susan Hardwick President, Chief Executive Officer and Chief Financial Officer and Director Age: 59 Director Since: 2022

Business Experience:

•   President, Chief Executive Officer and Chief Financial Officer of the Company, since February 2, 2022

•   Interim Chief Executive Officer, from December 7, 2021 until January 31, 2022

•   Joined the Company in June 2019, and was Executive Vice President and Chief Financial Officer of the Company from July 1, 2019 until February 2, 2022

•   Held various senior executive positions with Vectren Corporation, including Executive Vice President and Chief Financial Officer, Senior Vice President, Finance, and Vice President, Controller and Assistant Treasurer, from January 2000 until its sale to CenterPoint Energy, Inc. in February 2019

•   Assistant Corporate Controller, Cinergy Corp.

•   Senior Manager, Arthur Andersen & Co.

Other Current Public Company Boards:

•   New Jersey Resources Corporation (NYSE: NJR), a diversified energy services company, since September 2020

Other Positions:

•   Member, Board of Trustees and Treasurer, Family Promise, Inc.

•   Member, Board of Directors, The Chamber of Commerce for Greater Philadelphia

Education:

•   Bachelor of Arts, Accounting, Indiana University

Experience and Qualifications to Serve on the Board:

•   Ms. Hardwick’s intimate knowledge regarding our business and industry, by virtue of her service as our principal executive officer and principal financial officer, enables her to provide valuable insights regarding our strategies, operations, finance, liquidity, business development, investor relations, capital resources and administration.

•   Her approximately 22 years of service in various senior executive positions with regulated, investor-owned utilities, coupled with her public accounting background, gives her an intimate knowledge of regulated utility operational, financial and accounting matters.

22	American Water | 2022 Proxy Statement

Kimberly J. Harris Independent Director Age: 57 Director Since: 2019 Committees: Nominating (Chair) Compensation SETO

Other Current Public Company Boards:

•   U.S. Bancorp (NYSE: USB), a bank holding company, since 2014

Past Public Company Boards:

•   Puget Energy, Inc. and Puget Sound Energy, Inc. from March 2011 to January 2020

Business Experience:

•   Chief Executive Officer of Puget Energy, Inc. and Puget Sound Energy, Inc., Washington state’s largest utility, from March 2011 until January 2020. She held various senior executive positions, including:

▪  President of Puget Energy, Inc. and Puget Sound Energy, Inc. from July 2010 to August 2019

▪  Executive Vice President and Chief Resource Officer from May 2007 until July 2010

▪  Senior Vice President Regulatory Policy and Energy Efficiency from 2005 to May 2007

Education:

•   Bachelor of Arts, San Diego State University

•   Juris Doctor, Arizona State University

Experience and Qualifications to Serve on the Board:

•   Ms. Harris’ significant background and experience as a chief executive officer provides valuable leadership perspective to our Board.

•   Ms. Harris’ focus on safety in her executive leadership role corresponds with our zero incidents and injuries safety program goal.

•   Ms. Harris’ leadership role in the day-to-day operations of a regulated utility provides critical oversight and experience relevant to our regulated operations.

•   Ms. Harris’ experience in environmental stewardship and customer perspectives focused on the utility industry provides the Board with valuable expertise in these core strategic areas.

American Water | 2022 Proxy Statement	23

Julia L. Johnson Independent Director Age: 59 Director Since: 2008 Committees: Compensation Nominating

Other Current Public Company Boards:

•   MasTec, Inc. (NYSE: MTZ), a utility infrastructure contractor, since 2002

•   FirstEnergy Corp. (NYSE: FE), a transporter and producer of energy, since 2011

Past Public Company Boards:

•   Allegheny Energy, Inc., from 2003 until its merger with FirstEnergy Corp. in 2011

•   NorthWestern Corporation, a transporter and producer of energy, from 2004 to 2021

Business Experience:

•   President of Net Communications, LLC, a strategy consulting firm specializing in the communications, energy and information technology public policy arenas, since 2001

Other Positions:

•   Florida Public Service Commission, from January 1992 until November 1999, including chairwoman from January 1997 to January 1999

•   Member, Foundation for Florida’s Future

Education:

•   Bachelor of Science in Business Administration, University of Florida

•   Juris Doctor, University of Florida College of Law

Experience and Qualifications to Serve on the Board:

•   Ms. Johnson’s service on a state public service commission with regulatory oversight over Florida’s electric, telecommunications and water and wastewater industries, as well as her current leadership of a firm specializing in regulatory analysis and legal strategy, enables her to provide valuable perspectives on regulatory and public policy matters affecting our operations.

•   Ms.  Johnson’s current and past public company board experience enables her to share with the Board relevant and experiential insights on a variety of public company matters.

24	American Water | 2022 Proxy Statement

Patricia L. Kampling Independent Director Age: 62 Director Since: 2019 Committees: Compensation (Chair) Audit, Finance and Risk SETO

Other Current Public Company Boards:

•   Xcel Energy Inc. (Nasdaq: XEL), a utility holding company based in Minneapolis, Minnesota, since August 2020

•   Board of Trustees, Fidelity’s Equity and High Income Funds, since May 2020, and Advisory Board Member, from February 2020 to May 2020

Past Public Company Boards:

•   Briggs and Stratton Corporation, a producer of gasoline engines for outdoor power equipment, from January 2011 to January 2021

•   Alliant Energy Corporation, an investor-owned public utility holding company, from April 2012 to June 2019

Business Experience:

•   Chief Executive Officer and Chairman of the Board, Alliant Energy Corporation, from April 2012 to June 2019. Ms. Kampling held various positions with Alliant Energy Corporation including:

▪  President, from February 2012 to December 2017

▪  President and Chief Operating Officer, from February 2011 to March 2012

▪  Executive Vice President and Chief Financial Officer, from 2010 to 2011

▪  Vice President, Chief Financial Officer and Treasurer, from 2009 to 2010

▪  Vice President of Finance, from 2005 to 2009

•   Twenty years at Exelon Corporation, where she began her career as an engineer with Philadelphia Electric Company (PECO) and ultimately served as Treasurer of Commonwealth Edison and as Senior Vice President and Chief Financial Officer of Exelon Enterprises

Other Board Positions:

•   American Transmission Company, a privately held electricity transmission and distribution utility company, from June 2011 to June 2019

•   Director, National Women’s History Museum

Education:

•   Bachelor of Arts, Economics, and Bachelor of Science, Engineering, Swarthmore College

•   Master of Business Administration, Finance, University of Chicago Booth School

Experience and Qualifications to Serve on the Board:

•   Ms. Kampling’s experience in strategic leadership, operations, customer perspective, legal and regulatory, human resources/executive compensation, risk management and environmental and safety matters allows her to contribute significantly to the Board’s oversight on these core strategic functions.

•   Ms. Kampling’s advocacy for workforce development, diversity and community vitality provides the Board with valuable insights on our focus on people, social responsibility and operational excellence.

American Water | 2022 Proxy Statement	25

Karl F. Kurz Chairman Independent Director Age: 60 Director Since: 2015 Chairman Since: 2018

Other Current Public Company Boards:

•   Devon Energy Corporation (NYSE: DVN), a U.S. energy producer, since January 2021

Past Public Company Boards:

•   SemGroup Corporation, from 2009 to 2019

•   Global Geophysical Services, Inc., from 2011 to 2015

•   Western Gas Partners, from 2007 to 2009

•   WPX Energy, Inc., from 2014 until its merger of equals with Devon Energy Corporation in January 2021

Business Experience:

•   Mr. Kurz is a private investor in the energy industry

•   Chairman of Siluria Technologies Inc., a private energy technology company, from 2013 to 2018

•   Managing Director, Co-Head of Energy, and a Member of the Investment Committee of CCMP Capital Advisors LLC, a leading global private equity firm, from 2009 to 2012

•   Various executive and management positions with Anadarko Petroleum Corporation, including most recently Chief Operating Officer, from 2000 to 2009

•   Former General Manager, Midstream and Marketing, Vastar Resources, Inc.

•   Formerly held various management positions at ARCO Oil and Gas Company, in reservoir engineering, production operations, and financial trading

•   Former Operating Advisor, Ares Capital Corporation

Education:

•   Bachelor of Science, magna cum laude, Petroleum Engineering, Texas A&M University

•   Advanced Management Program graduate, The Harvard Business School

Experience and Qualifications to Serve on the Board:

•   Mr. Kurz’s long history of working in the oil and gas industry is invaluable with respect to the national water-energy nexus discussion, smart water grid development and water supply issues.

•   His experience in finance and capital markets brings additional insights to us and the Board regarding our operations, including with respect to liquidity and capital resources.

26	American Water | 2022 Proxy Statement

George MacKenzie Independent Director Age: 73 Director Since: 2003 Former Chairman: 2006 to 2018 Committees: Audit, Finance and Risk Nominating

Past Public Company Boards:

•   Tractor Supply Company, a U.S. retailer, from May 2007 to May 2021

•   Safeguard Scientifics, Inc., from February 2003 to June 2018

•   C&D Technologies, Inc., from March 1999 to December 2010

•   traffic.com, from December 2005 to March 2007

•   Central Vermont Public Service Corp., from May 2001 to May 2006

•   Hercules Incorporated, Vice Chairman of the Board of Directors, from April 2000 to June 2001

Business Experience:

•   Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a specialty paper manufacturer, from September 2001 to June 2002

•   Various senior management positions, including most recently President, Chemical Specialties and Chief Financial Officer, Hercules Incorporated, a global manufacturer of specialty chemicals, from 1979 to 2001

Other Positions:

•   Member, American and the Pennsylvania Institutes of Certified Public Accountants

•   Member, Financial Executives Institute and Institute of Management Accountants

Education:

•   Bachelor of Science, Business-Finance and Economics, University of Delaware

•   Master of Business Administration, University of Chicago

Experience and Qualifications to Serve on the Board:

•   Mr. MacKenzie’s extensive service on public company boards of directors enables him to provide valuable insights into our corporate governance.

•   His lengthy experience in operational and financial management enables him to provide useful insights on executive management considerations.

•   His financial executive experience, coupled with his public accounting background, gives him an intimate knowledge of financial matters.

American Water | 2022 Proxy Statement	27

James G. Stavridis Independent Director Age: 67 Director Since: 2018 Committees: SETO (Chair) Nominating

Other Current Public Company Boards:

•   Neuberger Berman Mutual Funds, since 2015

Business and Military Experience:

•   Vice Chair, Global Affairs, The Carlyle Group

•   Chair, Board of Counselors, McLarty Associates

•   Dean, Tufts University, Fletcher School of Law and Diplomacy, from 2013 to 2018

•   Admiral, U.S. Navy (Ret.), from 2006 to 2013

▪  Supreme Allied Commander, NATO, and Commander, U.S. European Command, from 2009 to 2013

▪  Commander, U.S. Southern Command, from 2006 to 2009

Other Director Positions:

•   Director, NFP Corp., since 2017

•   Director, Michael Baker International, LLC, since 2013

•   Director, White Field Capital LLC, since January 2020

•   Director, Vigor/MHI Shipyard

•   Director, The HOW Institute for Society

•   Chair, Board of Trustees, The Rockefeller Foundation

•   Director, Onassis Foundation

Education:

•   Bachelor of Science, U.S. Naval Academy

•   Master of Arts and Ph.D., Tufts University, Fletcher School of Law and Diplomacy

Experience and Qualifications to Serve on the Board:

•   Admiral Stavridis’ academic and practical knowledge in cybersecurity, critical infrastructure, innovation and leadership offers skill sets that are critical to the oversight of our regulated and market-based operations.

•   Admiral Stavridis’ long-standing service in a wide range of senior commands with the U.S. Navy exhibits superior leadership qualities and skills, and also serves to directly support our Military Services Group market-based business.

•   Admiral Stavridis has significant experience serving on public and private boards of directors in a wide variety of industries, including insurance brokerage, mutual funds, construction and software.

28	American Water | 2022 Proxy Statement

Director Independence

The NYSE’s listing standards require that:

•	a majority of our directors and all of the members of the Nominating Committee satisfy the NYSE’s independence standards applicable to all directors;
•	all of the members of the Audit, Finance and Risk Committee satisfy the NYSE’s independence standards applicable to audit committee members; and
•	all of the members of the Compensation Committee satisfy the NYSE’s independence standards applicable to compensation committee members.

Applying these standards, the Board has determined that nine of the 10 directors serving on the Board, consisting of Mses. Goss, Hagen, Harris, Johnson and Kampling, Admiral Stavridis, and Messrs. Edwards, Kurz, and MacKenzie, qualify as independent. Due to her employment positions with the Company, the Board determined that Ms. Hardwick does not qualify as independent.

The Board also has determined that each of Mses. Goss and Kampling, and Messrs. Edwards and MacKenzie, satisfies the NYSE’s independence standards for audit committee members, and that each of Mses. Goss, Hagen, Harris, Johnson and Kampling, satisfies the NYSE’s independence standards for compensation committee members.

For a director to be considered independent under the NYSE listing standards, a director cannot have any of the disqualifying relationships enumerated by those standards. Furthermore, the NYSE listing standards state that a director is not independent unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). In making this determination, the Board considers all relevant facts and circumstances when assessing the materiality of any relationship of a director with the Company, not only from the standpoint of the director but also from that of persons or organizations with which the director has an affiliation. Material relationships can include, for example, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

To assist the Board in considering whether a director has a material relationship with us, the Board has adopted categorical standards of material director relationships. Under these standards, which are based in part on the disqualifying relationships enumerated by the NYSE’s listing standards, a director will not be deemed independent if any of the following relationships exist:

Type of Relationship (1)	Description of Relationship (1)(2)
Employee or executive officer of American Water	The director is, or has been within the last three years, an employee of American Water, or an immediate family member of the director is, or has been within the last three years, an executive officer of American Water. However, employment as an interim chief executive officer or other officer will not disqualify a director from being considered independent following that employment.
Relationships with internal or external auditor

Any of the following relationships exist:

•   the director is a current partner or employee of American Water’s internal or external auditor

•   the director has an immediate family member who is a current partner of the internal or external auditor

•   the director has an immediate family member who:

▪   is a current employee of the external auditor and

▪  personally works on the Company’s audit

•   the director or an immediate family member of the director was, within the last three years:

▪  a partner or employee of the internal or external auditor and

▪  personally worked on the Company’s audit within that time

Compensation Committee interlocks	The director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

American Water | 2022 Proxy Statement	29

Type of Relationship (1)	Description of Relationship (1)(2)
Receipt of direct compensation from American Water

The director or an immediate family member of the director received, during any 12-month period within the last three years, more than $120,000 in direct compensation from American Water, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Compensation received by a director for former service as an interim chief executive officer or other executive officer need not be considered in determining independence under this standard.

Compensation received by an immediate family member for service as an employee of American Water (other than as an executive officer) need not be considered in determining independence under this standard.

Receipt of indirect compensation from American Water	The director is a current employee or holder of more than 10 percent of the equity of another company, or an immediate family member of the director is a current executive officer or holder of more than 10 percent of the equity of another company, that has made payments to, or received payments from, American Water or any subsidiary in any of the other company’s last three fiscal years, that exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues.
Charitable contributions by American Water	The director is a current executive officer of a charitable organization to which American Water or any subsidiary has made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or two percent of that charitable organization’s consolidated gross revenues.

(1)

A person’s immediate family includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home.

(2)

The term “executive officer” is defined to mean the following officers of American Water: President; Chief Financial Officer; Chief Accounting Officer; any Vice President in charge of a principal business unit, division or function; and any other officer who performs similar policy-making functions for American Water. The term also includes any other person who performs similar policy-making functions for American Water. An officer of a subsidiary of American Water would be deemed to be an “executive officer” for purposes of this standard if he or she performs such policy-making functions for American Water. A list of American Water’s executive officers, as defined above, as of February 16, 2022, has been provided in the 2021 Annual Report.

Director Evaluations and Assessments

Each year, directors complete a targeted questionnaire to assess the performance of the Board and each of the standing committees. The questionnaire elicits quantitative and qualitative ratings in key areas of Board operation and function and seeks subjective comments from each director. Each committee member completes questions to evaluate how well the committees on which he or she serves are functioning and to provide suggestions for improvement.

Since 2017, the Board utilized a peer review process by which each director was asked to provide feedback on a number of characteristics of each of the other directors, including background, leadership, preparation, focus on shareholder interests, participation and independence.

In addition, annually, members of our executive leadership team, comprised of senior executives of the Company who regularly interact with the Board and the committees, are solicited to provide their input and perspective on the operation of the Board and how the Board might improve its effectiveness.

Finally, our Chairman also interviews each director individually to obtain his or her assessment of director performance, Board dynamics and the effectiveness of the Board and its committees, and to discuss the results of the peer review process and his or her responses to these questions.

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A summary of the responses to the questionnaires and the responses received from senior management’s feedback is reviewed by the Chairman. The summary and related responses with respect to the Board and each committee is ultimately discussed in executive session in meetings of the Board and each respective committee.

Director Compensation

As described in the table below, during 2021, our non-employee directors received annual cash retainers, paid in quarterly installments, for their service on the Board. Additionally, each non-employee director received an annual grant of approximately $140,000 in equity compensation

($227,500 for the Chairman of the Board). Our President and Chief Executive Officer did not receive any additional compensation for serving as a director.

Our non-employee director cash compensation as of the date of this proxy statement is as follows:

Director	Annual Cash Retainer
Chairman of the Board	$182,500
Audit, Finance and Risk Committee Chair	$135,000
Compensation Committee, Nominating Committee and SETO Committee Chairs	$130,000
Other Non-Employee Directors	$110,000

We do not pay our directors a separate fee for attendance at Board or committee meetings.

For calendar year 2021, Semler Brossy Consulting Group LLC, or Semler Brossy, the Compensation Committee’s independent compensation consultant, reviewed American Water’s non-employee director pay program for market competitiveness. The review determined that the cash and equity compensation paid to our non-employee directors was below the median of our 2020 peer group (as defined below in “Compensation Discussion and Analysis—Compensation Determinations and Pay Competitiveness in 2021” beginning on page 39 of this proxy statement), and that our Chairman’s total compensation was also below median levels for non-executive chairmen among the 2020 peer group.

As a result of the review, and based on, among other things, data and analyses provided by Semler Brossy, in April 2021, the Compensation Committee recommended, and the independent members of the Board approved, modest increases in certain elements of our director compensation, which brought each element to approximately the 50th percentile of our 2020 peer group, including:

•	an increase in the director annual base cash compensation from $100,000 to $110,000;
•	an increase in the director annual base equity compensation from $135,000 to $140,000; and
•	an increase in the cash and equity premiums paid to our non-executive Chairman from $62,500 each, to $72,500 and $87,500, respectively.

Each of these compensation decisions were effective as of May 12, 2021.

Equity compensation for our non-employee directors is paid in the form of stock units under our 2017 Omnibus Plan. The actual number of stock units granted is based on the closing price of our common stock on the date of grant, which is typically the date the director is elected to the Board. The stock units vest on the date of grant and the shares underlying the stock units are distributed to the directors approximately 15 months after the date of grant, subject to earlier distribution in the event of a change of control or the termination of the director’s service on the Board, or in accordance with the director’s irrevocable election to defer distribution of all of his or her shares of common stock to a later time.

To the extent that a dividend is paid on our common stock prior to the time that shares of common stock may be distributed, the value of the dividend that would have been paid if the stock units had been outstanding shares of common stock is credited to an account for the director. Such dividend equivalents are payable to the director in a lump sum, in cash and without interest, and are paid when shares of common stock are distributed to the director.

Non-employee directors are reimbursed for expenses incurred in attending Board and committee meetings and expenses incurred for attending up to one director continuing education program each year.

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Director Compensation Table

The following table presents information regarding compensation earned or paid in 2021 as to each person who served as a non-employee member of the Board during that year. Lloyd M. Yates served on our Board during all of 2021 until his resignation effective February 14, 2022 due to his appointment as President and Chief Executive Officer of NiSource Inc.

The table does not include amounts paid for reimbursement of travel expenses related to attending Board and committee meetings or any reimbursement of director educational expenses, and does not include compensation earned or paid as to the CEO. See “Executive Compensation” beginning on page 54 of this proxy statement for information relating to the CEO’s compensation.

Name	Fee Earned or Paid in Cash ($)		Stock Unit Awards Stock Unit Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Jeffrey N. Edwards	$122,295		$140,016	$3,946	$266,257
Martha Clark Goss	$118,870		$140,016	$3,946	$262,832
Veronica M. Hagen	$116,370		$140,016	$—	$256,386
Kimberly J. Harris	$119,110		$140,016	$3,946	$263,072
Julia L. Johnson	$116,370		$140,016	$3,946	$260,332
Patricia L. Kampling	$119,110		$140,016	$3,946	$263,072
Karl F. Kurz	$175,240	(3)	$227,526	$5,771	$408,537
George MacKenzie	$116,370		$140,016	$3,946	$260,332
James G. Stavridis	$119,110		$140,016	$3,946	$263,072
Lloyd M. Yates	$106,370		$140,016	$—	$246,386

(1)

The amounts shown in this column reflect the grant date fair value of the stock units granted to the directors as part of their annual retainer. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, or ASC 718. See Note 11—Stock Based Compensation, in the Notes to Consolidated Financial Statements included in the 2021 Form 10-K for the assumptions used in determining grant date fair value.

(2)	Represents dividend equivalents paid in cash in 2021 at the time of the distribution of shares underlying stock unit awards.

(3)	Mr. Kurz elected to defer the receipt of his 2021 annual retainer fees.

The following table shows the aggregate number of stock units held by each person who served as a non-employee director as of December 31, 2021:

Name	Stock Units (#)
Jeffrey N. Edwards	936
Martha Clark Goss	2,312
Veronica M. Hagen	6,373
Kimberly J. Harris	936
Julia L. Johnson	7,579
Patricia L. Kampling	936
Karl F. Kurz	2,926
George MacKenzie	936
James G. Stavridis	936
Lloyd M. Yates	2,095

We did not grant stock options to non-employee directors in 2021 and none of the non-employee directors held any Company stock options as of December 31, 2021.

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Non-Employee Director Stock Ownership Requirements

To align the interests of our directors and shareholders, we have a stock ownership policy for non-employee directors under which each such director is required to hold shares equaling five times the director’s annual cash retainer by the fifth anniversary of the commencement of service as a director. Each of our non-employee directors satisfied the stock ownership requirement as of December 31, 2021, except for Mses. Harris and Kampling, who are currently within their five-year compliance periods.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the election of each of the nine director nominees as named in this proxy statement.

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PROPOSAL 2

VOTE TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background of the Proposal

Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires that our shareholders receive the opportunity to vote, on an advisory (non-binding) basis, the compensation of our named executive officers, or NEOs, as disclosed in this proxy statement in accordance with the SEC’s rules. The disclosures related to compensation of our NEOs consist of the Compensation Discussion and Analysis, or CD&A, the 2021 Summary Compensation Table, and the other required executive compensation tables and related narrative disclosures in this proxy statement. In accordance with the advisory vote of our shareholders at our 2017 annual meeting of shareholders, we are providing to our shareholders the opportunity to vote annually to approve, on an advisory basis, the compensation of our NEOs.

Our executive compensation philosophy and programs are designed to create a positive correlation of pay to performance and reward our NEOs for delivering results without incentivizing excessive risk-taking. We seek to attract, motivate and retain high-caliber executives and to align the interests of those executives with the interests of our shareholders in order to build long-term, sustainable value for our shareholders.

Accordingly, the Board recommends that our shareholders vote “FOR” the following resolution:

RESOLVED, that the shareholders of American Water Works Company, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion in the Company’s proxy statement for the 2022 annual meeting of shareholders.

While the vote is not binding on us, our Compensation Committee values the opinions expressed by our shareholders and will carefully consider the outcome of the vote when making future compensation decisions for our NEOs. Unless the Board modifies its policy on the frequency of holding this vote, the advisory vote is currently held every year, and the next vote on the frequency of the advisory vote is expected to occur at the 2023 annual meeting of shareholders.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our NEOs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis, or CD&A, required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Respectfully submitted,

Patricia L. Kampling (Chair)

Martha Clark Goss

Veronica M. Hagen

Kimberly J. Harris

Julia L. Johnson

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COMPENSATION DISCUSSION AND ANALYSIS

In this CD&A, we address our compensation philosophy and programs, the key decisions of our Compensation Committee with respect to these programs and the reasons for those decisions, principally with respect to our NEOs for 2021, who are:

•	Walter J. Lynch, our President and Chief Executive Officer until his retirement on February 2, 2022;
•	M. Susan Hardwick, our current President, Chief Executive Officer and Chief Financial Officer, who was elected as such on February 2, 2022, and who served as our Executive Vice President and
Chief Financial Officer, as well as our Interim Chief Executive Officer, during 2021;
•	Cheryl Norton, our Executive Vice President and Chief Operating Officer effective March 1, 2021;
•	Michael A. Sgro, who served as our Executive Vice President and General Counsel and an executive officer through November 30, 2021, and served as our Chief Legal Advisor from December 1, 2021 until his retirement effective February 1, 2022;
•	Melanie M. Kennedy, our Executive Vice President, Chief Human Resources Officer; and
•	Adam Noble, our Chief Technology and Innovation Officer.

Executive Summary

Compensation Philosophy

Our executive compensation program is designed to:

•	reward our NEOs for delivering results without taking excessive risks;
•	correlate actual pay realized by our NEOs to our short- and long-term performance;
•	align our APP performance measures with our core strategies of safety, customers, growth, operational excellence and people;
•	align the interests of our shareholders and NEOs; and
•	attract, motivate and retain high-caliber executives by providing compensation that is comparable to other companies we compete with for executive talent.

Our executive compensation program is highly correlated to performance and long-term value creation with a considerable portion of pay earned solely based on performance without incentivizing excessive risk-taking. Our focus on paying our NEOs for positive performance is demonstrated by the way we structure the principal elements of our executive compensation:

•	annual base salary;
•	our APP, which is our annual cash-based performance plan; and
•	our Long-Term Performance Plan, or LTPP, which is our long-term equity compensation program.

We also offer our executives various employee retirement and health and welfare benefit plans, as well as customary benefits under our Executive Severance Policy and Change of Control Severance Policy. Finally, we offer limited and customary perquisites, primarily consisting of executive physicals, Company-paid life insurance benefits, and, as applicable, graduated relocation benefits based on salary grade.

Our allocation of compensation among these elements is designed to tie NEO compensation levels and payouts to our performance without incentivizing excessive risk-taking, and generally seeks to align our levels of compensation with market pay—which we define as being within a competitive range of the median of our various benchmarking data for a NEO’s position.

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The following graphs depict 2021 total direct compensation mix for our CEO and, on an average basis, for all of our other NEOs as a group, assuming annual and long-term incentive awards are paid at target levels:

Our Operating Performance in 2021

Our operating performance in 2021 demonstrated our continued commitment to shareholders and our focus on our five strategic themes in 2021: safety, customers, people, operational excellence and growth. By focusing on keeping our employees safe, delivering outstanding customer service, effectively managing costs, investing capital where needed, maintaining constructive regulatory relationships and growing strategically, we continue to create value for our shareholders. Operating performance highlights for 2021 include the following:

TSR	Our TSR for the five years ended December 31, 2021 was 185.2 percent compared to 133.3 percent for the S&P 500 Index and 79.9 percent for the PHLX Utility Sector Index over that same five-year period

Annual Dividends	9.9 percent overall five-year compound annual growth rate of annual dividend payments anchored off 2016 dividends paid, and eight years in a row of 9.5 percent or more annual dividend increases

Diluted Earnings Per Share, or EPS

2021 full-year results of $6.95 per share compared to 2020 results of $3.91 per share; 2021 results reflect earnings of $4.25 per share, up 8.7 percent compared to 2020, before the gain on the sale of HOS and the Company’s $45 million contribution to the AWCF, which is reflective of continued growth in the regulated businesses from infrastructure investment and acquisitions

Adjusted O&M Efficiency Ratio - Regulated Businesses (1) (2)	Adjusted O&M efficiency ratio for the regulated businesses during 2021 was 34.1 percent, compared to 34.3 percent during 2020

Regulated Businesses Growth	Approximately 20,000 new customers added in 2021 through regulated acquisitions and approximately 17,500 new regulated customers added in 2021 through organic growth

OSHA Recordable Incident Rate, or ORIR	Reduced our ORIR to 0.97 in 2021 from 0.99 in 2020

(1)	A non-GAAP financial measure; see Appendix A for a reconciliation and other information.

(2)	A decrease in our adjusted O&M efficiency ratio from period to period reflected an increase in the operating efficiency of our regulated businesses.

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Return to Shareholders

We have returned significant value to our shareholders over the past five years. The following stock performance graph shows how a $100.00 investment in our common stock on December 30, 2016 would have grown to $285.19 on December 31, 2021, assuming quarterly dividend reinvestment. This return compares favorably to the return that would have been obtained through the same investment in the Standard & Poor’s 500 Index and the PHLX Utility Sector Index, assuming dividend reinvestment, during the same period.

TSR

	12/30/16	12/29/17	12/31/18	12/31/19	12/31/20	12/31/21	5 year
American Water Works Company, Inc.	$100.00	$129.02	$130.71	$180.09	$228.50	$285.19	185.2%
PHLX Utility Sector Index	$100.00	$112.82	$116.79	$148.11	$152.14	$179.90	79.9%
S&P 500 Index	$100.00	$121.82	$116.47	$153.13	$181.29	$233.28	133.3%

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Summary of Executive Compensation Practices

The table below summarizes compensation practices that we do and do not follow:

• Considerable portion of pay is variable, rather than fixed, and is earned solely based on performance without incentivizing excessive risk-taking	• No excise tax gross-ups in the context of a change of control

• Equity compensation is weighted significantly toward performance stock units, with the remaining equity awards in restricted stock units	• No distribution of cash dividend equivalents on equity awards unless and until they vest

• Executive stock ownership guidelines and retention requirements encourage equity ownership and retention	• If executive stock ownership guidelines are not met, sales or transfers of stock, subject to certain exceptions, are prohibited

• Compensation Committee oversees annual compensation program risk assessment	• No hedging, pledging or short selling common stock by employees, officers and directors

• A representative, relevant peer group is used for TSR performance and compensation benchmarking and is evaluated annually	• Prohibition on buying our common stock on margin

• Reasonable and customary severance arrangements are provided to our NEOs	• No individual employment or change of control agreements with our current NEOs, other than customary employment offer letters

• Compensation Committee retained and used an independent consultant throughout 2021	• No supplemental executive retirement plans open to new participants

• Double-trigger change of control provision throughout several of our compensatory and change-of-control plans	• No established single-trigger change of control payment requirements

• Limited and customary perquisites and other personal benefits	• No repricing of underwater stock options

• Cash performance-based awards and equity awards subject to clawback policy

CEO and Other Compensation Highlights

Upon the retirement of Mr. Lynch as President and Chief Executive Officer of the Company on February 2, 2022, Ms. Hardwick was elected as the Company’s President, Chief Executive Officer and Chief Financial Officer. For a summary of compensation decisions related to this CEO transition, see “—CEO Transition” on page 47 of this proxy statement.”

For 2021, in his role as President and Chief Executive Officer, Mr. Lynch received an annual base salary, and APP and LTPP target award percentages as described in “—CEO Transition” with respect to Ms. Hardwick.

In July 2021, the Compensation Committee, after receiving data and analyses from Semler Brossy,

approved the adoption of a Change of Control Severance Policy. This policy is designed to support our ability to attract and retain key executives, including our NEOs, in the context of a change of control transaction by providing them with compensation in the event of an involuntary termination of the executive’s employment without “cause” or if the executive resigns from employment for “good reason,” and, in either case, within 24 months after the consummation of a “change of control” (each as defined in the policy). For more information on this policy, see “—Ongoing and Post-Employment Arrangements and Benefit Plans—Change of Control Severance Policy” beginning on page 50 of this proxy statement.

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Shareholder Advisory Votes

At our 2021 annual meeting of shareholders, the shareholders approved, on an advisory basis, the compensation paid to our NEOs in 2020, as disclosed under the compensation disclosure rules of the SEC, including the CD&A, the executive compensation tables and the related narrative discussion in the proxy statement for the 2021 annual meeting of shareholders. Often referred to as the “say-on-pay vote,” the shareholder vote in favor of NEO compensation was approximately 94.6 percent of the shares deemed present virtually or by proxy and eligible to vote at the meeting. Since 2011, the first year of our say-on-pay vote, the shareholder vote in favor of NEO compensation has averaged 96.9 percent.

We consider this vote to be a strong endorsement of our executive compensation program, practices and policies. Based upon this support, the Compensation Committee did not believe that any corresponding action or change in our compensation program was needed for 2021.

At our annual meeting, we will again hold our say-on-pay vote. In making executive compensation decisions, the Compensation Committee will consider the results of this advisory vote, as well as feedback obtained from shareholders throughout the course of the year.

Compensation Determinations and Pay Competitiveness in 2021

For 2021, the Compensation Committee reviewed and approved all compensation paid to our NEOs, and made recommendations to the independent members of the Board with respect to compensation paid to the CEO. The independent members of the Board, after considering the recommendations of the Compensation Committee, approved our CEO compensation for 2021. The CEO did not participate in the Compensation Committee’s recommendations regarding the CEO’s compensation and was excused from those portions of the Compensation Committee and Board meetings during which the CEO’s compensation was deliberated upon and determined.

The Compensation Committee considered the CEO’s assessments of the performance of the other NEOs, as well as the CEO’s compensation recommendations regarding each such NEO’s base salary and their APP and LTPP award opportunities. The Compensation Committee, with the CEO’s participation, discussed the performance of each NEO other than the CEO, and, after discussion and deliberation held in executive session, approved compensation determinations for such NEOs.

During 2021, for decisions made with respect to the compensation of our NEOs, the Compensation Committee engaged Semler Brossy as its independent compensation consultant. In making these executive compensation determinations, the Compensation Committee reviewed, among other things, data provided by Semler Brossy to gauge the comparability of our executive compensation to the compensation paid to executives in other companies with generally corresponding responsibilities.

Through its review of relevant benchmarking data, the Compensation Committee is able to assess competitive market compensation practices. Two of the primary ways the Compensation Committee evaluates and benchmarks our executive compensation arrangements and practices is to review them against market data in a Willis Towers Watson study comprised of 60 percent weighting on publicly traded utilities and 40 percent weighting on general industry companies, as well as to similar data on companies in our compensation peer group, as described below. As in 2020, the market survey of utility and energy industry companies included only public utilities, which more closely resemble our business and operations. As to the compensation peer group, the Compensation Committee believes there is a strong likelihood that an executive officer’s skills will be transferable among these companies, and thus we would expect to compete with these companies and others for executive officer talent. The compensation peer group is also used to compute the three-year relative total shareholder return for our PSUs with vesting tied to this metric. The Compensation Committee referred to all of this benchmarking data as part of its review of general compensation practices and trends of the utility industry and our compensation peer group.

The composition of our compensation peer group is reviewed by Semler Brossy and is reassessed annually by the Compensation Committee to consider structural and methodology changes, as well as corporate transactions or other events that may affect the comparability of one or more of the constituent companies. In reviewing the appropriateness of our

American Water | 2022 Proxy Statement	39

peer group companies, the Compensation Committee considers factors most relevant to us as a utility, including, in decreasing order of relevance, consolidated total assets, market capitalization, number of employees, consolidated revenues, and the proportion of revenue received from our regulated businesses.

In January 2021, the Compensation Committee received an update on the status of the companies in the Company’s compensation peer group, and determined that it would conduct its annual review, assessment and approval of the peer group during its July meeting, rather than in January, so that changes to the peer group would apply to the following year’s annual compensation decisions and awards. Thus, the compensation peer group approved by the Compensation Committee in January 2020 (the “2020 peer group”) was used until July 2021, when the Compensation Committee reviewed and approved the compensation peer group to be used from July 2021 to July 2022 (the “2021 peer group”).

For both the 2020 and 2021 peer groups, consolidated total assets was the Compensation Committee’s primary relevant factor, which reflects our primary business of owning water and wastewater utilities subject to economic regulation by state utility commissions or similar entities. Based on the data provided by Semler Brossy, we were positioned near the mid-range of our peer group in terms of total assets, in the top quartile in terms of market capitalization, and near or in the bottom quartile in terms of consolidated revenues. We believe this positioning supports the Compensation Committee’s view that our 2020 and 2021 peer groups are appropriate and reflective of a group comparable to us in terms of size and complexity, particularly given the different business economics of non-water utilities.

The 2020 peer group was used to calculate the three-year total shareholder return for our annual PSU awards granted in February 2021, and by the Compensation Committee to make market and merit compensation decisions with respect to our NEOs through July 2021, when the 2021 peer group was approved. The 2020 peer group was comprised of the companies listed in the table below.

American Water Compensation Peer Group
Alliant Energy Corporation	Entergy Corporation	OGE Energy Corp.
Ameren Corporation	Evergy, Inc.	Pinnacle West Capital Corporation
Atmos Energy Corporation	Eversource Energy	PPL Corporation
CenterPoint Energy, Inc.	MDU Resources Group, Inc. (1)	UGI Corporation
CMS Energy Corporation	NiSource Inc.	WEC Energy Group, Inc.

(1)

In July 2021, the Compensation Committee approved the 2021 peer group, which added Essential Utilities, Inc. to, and removed MDU Resources Group, Inc. from, the list of companies that comprised the 2020 peer group.

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2021 Compensation

Compensation Philosophy and Objectives

Our executive compensation program is designed to reward our NEOs for delivering results and building long-term sustainable value for our shareholders. We believe our program’s performance measures align the interests of our shareholders and NEOs by correlating pay to our short- and long-term performance.

We focused on the following objectives in making compensation decisions with respect to our NEOs in 2021:

•	incentivize our NEOs to achieve superior financial and non-financial performance relating to safety, customers, environmental leadership, operational excellence and growth, all of which lead to long-term financial strength and value creation without incentivizing excessive risk-taking;
•	focus pay on an appropriate mix of short- and long-term performance, with a proportionately greater emphasis on long-term compensation without excessive risk-taking, based upon criteria recognized among our peer companies and those in the water and utility industry generally;
•	build long-term, sustainable value for shareholders by emphasizing compensation that rewards such value, including long-term performance- and equity-based compensation, and de-emphasizing short-term, cash-based compensation;
•	align our core strategies of safety, growth, operational excellence (environmental leadership), customers and people with our APP performance measures;
•	provide compensation to our NEOs that reflects their responsibilities and contributions, and that is aligned to market pay — meaning within a competitive range of the median of compensation reflected in our benchmarking data — to attract, motivate and retain high-caliber executives; and
•	align NEO and shareholder interests by requiring consistent, meaningful equity ownership.

Base Salaries

For 2021, we made the following annual base salary determinations for our NEOs:

•	Effective February 16, 2021, Mr. Lynch’s base salary for 2021 was increased by 8.1 percent to $1,000,000, reflecting a merit adjustment for his positive achievements as CEO and to bring his base salary closer to the median of the companies in the peer group data for his position.
•	Effective March 8, 2021, Ms. Hardwick’s base salary for 2021 was increased by 9.2 percent to $618,600, reflecting a merit adjustment for her positive achievements as CFO and a market adjustment to maintain her salary within the competitive ranges of the benchmarking data.
•	Effective March 1, 2021, Ms. Norton’s base salary for 2021 was set at $500,000 in connection with her promotion to the COO role and to bring her compensation within the competitive ranges of the benchmarking data for her role.
•	Effective March 8, 2021, Mr. Sgro’s base salary for 2021 was increased by 3.1 percent to $490,533, reflecting a merit adjustment for his positive achievements in his role.
•	Effective March 8, 2021, Ms. Kennedy’s base salary for 2021 was increased by 11.2 percent to $414,000, reflecting a merit adjustment for her positive achievements in her role and a market adjustment to maintain her salary within the competitive ranges of the benchmarking data.
•	Effective March 8, 2021, Mr. Noble’s base salary for 2021 was increased by 3.3 percent to $397,513, reflecting a merit adjustment for his positive achievements in his role.

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2021 Annual Performance Plan

The APP is designed to provide a portion of a NEO’s at-risk compensation to be paid upon the achievement of our annual business objectives. The APP provides an opportunity for NEOs to earn cash payouts tied to the satisfaction of both corporate and, to the extent deemed appropriate, individual performance goals.

The 2021 target award opportunity for each NEO is equal to a percentage of each NEO’s base salary, based on the individual’s position with American

Water. An APP award target is set by the Compensation Committee, together with the NEO’s other elements of compensation, in an effort to align the NEO’s annual total direct compensation generally with market pay for his or her position. Information used to calculate the 2021 APP award payouts for each NEO is included in the table below.

Named Executive Officer	Percentage of Base Salary	2021 APP Target	2021 APP Payout Percentage	2021 APP Award
Walter J. Lynch	110%	$1,077,466	117.5%	$1,266,022
M. Susan Hardwick (1)	75%	$460,739	117.5%	$541,369
Cheryl Norton	75%	$344,692	117.5%	$405,013
Michael A. Sgro	75%	$365,900	117.5%	$429,932
Melanie M. Kennedy (2)	55%	$225,889	117.5%	$265,420
Adam Noble	50%	$197,625	117.5%	$232,209

(1)

In December 2021, Ms. Hardwick’s APP target for 2022 was increased to 100 percent of her base salary for her role as Executive Vice President and Chief Financial Officer. In connection with her promotion to President and Chief Executive Officer in February 2022, Ms. Hardwick’s APP target for 2022 was subsequently increased to 110 percent of her base salary.

(2)	In December 2021, Ms. Kennedy’s APP target for 2022 was increased to 65 percent of her base salary as of February 15, 2022.

For 2021, Mr. Lynch’s APP target was increased from 100 percent to 110 percent of his base salary to bring his total direct compensation within the competitive ranges of the benchmarking data. Ms. Norton’s 2021 APP target was set at 75 percent of her base salary in connection with her promotion to the COO role. Ms. Kennedy’s APP target was increased from 50 percent to 55 percent of her base salary to keep her total direct compensation within the competitive ranges of the benchmarking data.

The APP performance measures selected for 2021 represent our primary objective for financial performance and are aligned with our 2021 core business strategies of safety, customers, people, operational excellence (in this case, environmental leadership) and growth. The APP performance measures for 2021 were adjusted EPS, customer satisfaction, ORIR, DART injury rate, drinking water program compliance and drinking water quality.

As in prior years, no payouts would be made under the 2021 APP if EPS is less than 90 percent of target. For 2021, the EPS performance curve was extended and the maximum payout was increased from 150 percent to 200 percent of target to increase the rigor of this goal and to recognize the difficulty in achieving earnings growth significantly above our plan.

For 2021, the Compensation Committee reallocated the former O&M efficiency improvement goal equally in the amount of 2.5 percent each to the ORIR, DART and environmental leadership goals, reflecting the Compensation Committee’s view as to the importance of the Company’s safety, people and environmental leadership goals. As was the case in 2020, the 2021 ORIR and DART goals represented the safety and people elements, and the payouts related to these goals would not be earned in a year in which there was a preventable employee fatality.

The operational excellence strategy is represented by the environmental leadership goals. For 2021, as in 2020, the environmental leadership goal was divided into two equally weighted parts to reflect our strategic focus on both environmental compliance and drinking water quality.

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The Compensation Committee determines the payout for APP awards using a corporate performance multiplier. The final percentage for each measure used to determine the corporate performance multiplier was dependent on actual performance with regard to that measure as determined by the Compensation Committee as soon as reasonably practicable after the end of the year. The corporate performance multiplier is then computed by adding the resulting weighted results achieved for each performance measure.

The Compensation Committee has adopted guidelines to permit management to make non-GAAP negative or positive adjustments to EPS results for purposes of computing APP payouts. These guidelines provide in part that EPS will exclude the accounting impacts related to business exit transactions, whether a gain or loss, to the extent greater than $0.02 per share. The Compensation Committee retains authority to approve other non-GAAP adjustments not covered by this authorization. For 2021, under these guidelines, EPS for purposes of the APP payout was reduced by $2.87 per share to exclude earnings greater than $0.02 per share from the sale of HOS, which was completed in December 2021. Further, the Compensation Committee approved the netting against those excluded earnings of a $45 million, or $(0.19) per share, contribution from the proceeds of the HOS sale to the AWCF.

The following table presents information regarding each of the performance measures used to determine the corporate performance multiplier, including the threshold, target and maximum performance requirements for each measure. The table also indicates the percentage that would be included in the corporate performance multiplier for threshold, target and maximum performance. If the threshold performance requirement for a performance measure is not met, no additional percentage would be added to the corporate performance factor.

Performance Measure	Percentage Included in the Corporate Performance Factor	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance (Percentage Earned)	How We Calculate the Performance Measure	Why We Use this Measure
Adjusted EPS (1)	50.0%	$3.91 (0.0%)	$4.23 (50.0%)	$4.33 (100.0%)	$4.27 (70.0%)	Adjusted EPS is diluted EPS calculated in accordance with GAAP as reported in the Company’s audited consolidated financial statements, excluding $2.87 of gain resulting from the sale of HOS in December 2021, which was then netted against $(0.19) per share for the contribution to the AWCF.	Adjusted EPS is a key measure of our financial and operational success, and achieving our earnings and strategic goals creates long-term shareholder value and provides greater total return to our shareholders.
Customer Satisfaction	15.0%	Fourth Quartile (0.0%)	Second Quartile (15.0%)	First Quartile (22.5%)	Second Quartile (17.1%)	A quarterly survey is conducted by a third-party firm of random regulated water and wastewater customers, and the results are aggregated and weighted for each individual state.	Our service quality and ability to satisfy our customers are a focus of state public utility commissions in evaluating rate cases.
ORIR (2)	10.0%	0.99 (0.0%)	0.79 (10.0%)	0.75 (15.0%)	0.97 (1.0%)	ORIR is a measure of injuries and illnesses requiring treatment beyond first aid for every 200,000 hours worked.	To continue our momentum toward becoming an industry leader with respect to the safety and well-being of our workforce.

American Water | 2022 Proxy Statement	43

Performance Measure	Percentage Included in the Corporate Performance Factor	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance (Percentage Earned)	How We Calculate the Performance Measure	Why We Use this Measure
DART Injury Rate (2)	10.0%	0.63 (0.0%)	0.50 (10.0%)	0.48 (15.0%)	0.54 (6.9%)	DART injury rate measures the number of OSHA defined recordable injuries that resulted in days away from work, work restrictions, or job duty/position transfers in the calendar year per 100 employees.	DART reflects serious incidents that result in the employee being placed in restricted duty or time away from work. This aligns to both our safety and people strategies as we believe that our employees should return home in the same or better condition than when they arrived to work.
Environmental Leadership: Drinking Water Program Compliance	7.5%	10x (0.0%)	20x (7.5%)	25x (11.25%)	42x (11.25%)	This environmental leadership metric is determined by comparing our overall number of drinking water notices of violation as reported in an EPA database, to the national drinking water industry average, and assessing how many times better we perform.	We are committed to protecting the environment and maintaining our history of materially complying with, and in many cases, surpassing, minimum standards required by applicable laws and regulations.
Environmental Leadership: Drinking Water Quality	7.5%	6x (0.0%)	10x (7.5%)	45x (11.25%)	Zero NOVs (11.25%)	This environmental leadership metric is determined by comparing our overall number of drinking water notices of violation for maximum contaminant level exceedances as reported in an EPA database, to the national drinking water industry average, and assessing how many times better we perform.	We are committed to excellent water quality and maintaining our history of materially complying with, and in many cases, surpassing, minimum standards required by applicable laws and regulations.

(1)	Adjusted EPS is a non-GAAP measure. See Appendix A for reconciliation and additional information. No APP awards may be earned if 2021 adjusted EPS is less than 90 percent of the target amount.

(2)	This goal may not be earned in the event of a preventable employee fatality during the year.

Actual payouts may be lower or higher than the APP target depending on corporate and business performance and, in instances where warranted, individual NEO performance against specific goals. Cash awards under the APP are generally distributed to participants by March 15 of the year following the performance year.

While the NEOs are subject to individual performance goals as well as the corporate goals comprising the corporate performance factor, the 2021 APP awards reflect, for all NEOs, the NEO’s target award multiplied by the corporate performance multiplier, as outlined below.

The Compensation Committee utilized this convention based on the CEO’s recommendation that NEOs should assume principal responsibility for, and their awards generally should be based upon, performance of the entire organization. Furthermore, in 2021, there

44	American Water | 2022 Proxy Statement

were no significant factors that caused the independent Board members, in the case of the CEO, and the Compensation Committee, in the case of all other NEOs (based on the CEO’s recommendations), to apply an upward or downward adjustment based on his or her individual performance.

Based upon our performance with regard to the financial and non-financial performance measures described above, the Compensation Committee certified a corporate performance multiplier of 117.5 percent. The APP awards for each NEO were computed using this multiplier.

We have included the amount of the APP awards paid to our NEOs with respect to 2021 under the Non-Equity Incentive Plan Compensation column of the 2021 Summary Compensation Table on page 54 of this proxy statement.

2021 Long-Term Performance Plan

The LTPP is designed to incentivize eligible participants to achieve our long-term business objectives by providing an opportunity to earn equity awards tied to our long-term goals and continued employment with the Company. LTPP awards are generally granted by the Compensation Committee in February of each year and allocated 30 percent to time-based RSUs and 70 percent to PSUs. PSU awards for 2021 were allocated equally between shares that may be earned based on total shareholder return relative to the companies in the 2020 peer group and shares that may be earned based on the rate of our compounded EPS growth. Stock options are not granted as part of the LTPP.

Generally, our RSU awards vest ratably over an approximate three-year period while a participant remains employed with us. PSU awards generally are earned ratably over a three-year performance period while employed, and the vesting of each PSU award is determined by the Compensation Committee following the end of the three-year performance period based on the satisfaction of pre-determined performance goals. To the extent an RSU award is unvested or a PSU award has not been earned, it is generally forfeited once a participant ceases to be employed with us. However, certain of our NEOs have received LTPP awards with alternative vesting or forfeiture provisions. For more information, please see “—Ongoing and Post-Employment Arrangements and Benefit Plans—Terms of Outstanding Equity Grants” beginning on page 51 of this proxy statement.

The Compensation Committee has adopted guidelines to permit management to make non-GAAP adjustments for purposes of LTPP performance goals based on EPS with respect to LTPP awards granted beginning in 2018, to the extent greater than $0.02 per share. The Compensation Committee retains authority to approve other non-GAAP adjustments not covered by this authorization. For 2021, under these guidelines, the Company’s 2021 EPS for determining the payout of the PSU awards based on the Company’s compounded annual EPS growth was reduced in the same manner as described above with respect to the APP.

Also, to reflect the sale of HOS in December 2021, in January 2022, the Compensation Committee approved the amendment and adjustment of the outstanding 2020 and 2021 PSU awards based on our compounded EPS growth as follows. First, the starting EPS for each set of awards was decreased by $0.38 and $0.40, respectively, which is equivalent to the contribution of the HOS business to the Company’s EPS in the 2019 and 2020 fiscal years. Second, the ending EPS in the measurement years of 2022 and 2023 for these awards will exclude the impact of certain interest income to be earned by the Company under a secured seller note issued in connection with the HOS sale, as well as revenue or other income recorded by the Company under a revenue share agreement entered into in connection with the HOS sale. These adjustments will be reflected in the calculation of the three-year compounded EPS growth rate used to determine achievement of the EPS performance goal for the 2020 and 2021 PSU awards. The Compensation Committee’s decision to amend and adjust these PSU awards was based on, among other things, data and other analyses provided by Semler Brossy.

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We based the aggregate target value of LTPP awards on a percentage of each NEO’s salary. The following table presents a summary of the grant date fair value of LTPP target awards granted in 2021 to each NEO. Information regarding the number of shares underlying these awards is found in “Executive Compensation—2021 Grants of Plan-Based Awards” on page 57 of this proxy statement.

Named Executive Officer	LTPP Target Award as a Percentage of a Base Salary		Aggregate Grant Date Fair Value of LTPP Target Awards	Aggregate Grant Date Fair Value of RSUs	Aggregate Grant Date Fair Value of PSUs (TSR)	Aggregate Grant Date Fair Value of PSUs (EPS)
Walter J. Lynch	400%		$3,999,969	$1,199,980	$1,399,985	$1,400,004
M. Susan Hardwick	190	%(1)	$1,140,129	$342,044	$399,007	$399,078
Cheryl Norton	150	%(1)	$749,840	$224,925	$262,527	$262,388
Michael A. Sgro	150%		$713,650	$214,080	$249,783	$249,787
Melanie M. Kennedy	115	%(1)	$459,892	$137,981	$160,987	$160,924
Adam Noble	100%		$384,966	$115,523	$134,694	$134,749

(1)

In December 2021, each of Ms. Norton’s and Ms. Kennedy’s LTPP target award for 2022 as a percentage of base salary was increased to 175 percent and 120 percent, respectively, and Ms. Hardwick’s LTPP target award for 2022 was increased to 250 percent for her Executive Vice President and Chief Financial Officer role. In February 2022, Ms. Hardwick’s LTPP target award for 2022 as a percentage of base salary was subsequently increased to 400 percent in connection with her promotion to President and Chief Executive Officer.

In February 2021, Mr. Lynch’s LTPP award target for 2021 as a percentage of his annual base salary was increased from 275 percent to 400 percent to strengthen the alignment between CEO pay and our long-term performance. Also in February 2021, Ms. Norton’s LTPP award target for 2021 as a percentage of her annual base salary was increased, effective March 1, 2021, from 100 percent to 150 percent in connection with her promotion to the COO role and to bring her compensation within the competitive ranges of the benchmarking data for her role.

In December 2020, Ms. Hardwick’s, Mr. Sgro’s and Ms. Kennedy’s LTPP award targets for 2021 as a percentage of annual base salary were increased to 190 percent, 150 percent and 115 percent, respectively. The Compensation Committee awarded these increases to keep each NEO’s total direct compensation within the competitive ranges of the benchmarking data for the NEO’s position.

The following table presents information regarding the performance measures related to the PSUs granted in 2021, as amended and adjusted as described above.

Performance Measure	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	How We Calculate the Performance Measure	Why We Use this Performance Measure
Relative Total Shareholder Return	25th percentile (25%)	50th percentile (100%)	90th percentile (200%)	Based on American Water’s total shareholder return compared to the total shareholder return performance of the companies in the 2021 peer group, during the three-year performance period from January 1, 2021 through December 31, 2023, assuming reinvestment of dividends during the performance period.	To encourage performance that not only increases shareholder value, but increases it to an extent that compares favorably relative to the companies in the 2021 peer group.
Compounded EPS Growth Rate	6.0% (0%)	8.0% (100%)	10.0% (200%)	Based on the rate of EPS growth (as adjusted), compounded annually over the three-year period from January 1, 2021 through December 31, 2023 (minus interest income under the secured seller note and amounts recorded under the revenue share agreement), over our 2020 EPS, as adjusted, to eliminate the contribution of HOS.	EPS is a key measure of our financial and operational success, and achieving our earnings and strategic goals creates long-term shareholder value and provides greater total return to our shareholders.

46	American Water | 2022 Proxy Statement

Performance Vesting of PSUs Granted in 2019

In 2019, we granted two equally-weighted types of PSUs to our NEOs: one with a three-year performance measure based on total shareholder return relative to companies in our 2019 peer group, and the other with a three-year performance measure based on the annual rate of compounded adjusted EPS growth. The payouts of the two types of PSUs are summarized in the table below:

Performance Measure	Threshold Performance (Weighting)	Target Performance (Weighting)	Maximum Performance (Weighting)	Actual Performance	Percentage of Target Award Earned
Relative Total Shareholder Return	25th percentile (25%)	50th percentile (100%)	90th percentile (200%)	100th percentile	200.0%
Compounded Adjusted EPS Growth Rate	6.0% (0%)	8.5% (100%)	11.0% (200%)	8.97%	128.2%

The Compensation Committee certified the achievement of the requisite PSU performance measures on January 20, 2022.

Perquisites and Other Benefits

We provide limited perquisites to our NEOs, consisting principally of reimbursement for executive physicals, Company-paid life insurance benefits, and, where applicable, relocation assistance.

Because we invest significant time and resources in developing the skills and experiences of our leadership, we believe that providing executives with periodic physicals, which can potentially detect medical conditions before they become serious, is an important investment in our current and future success. Offering Company-paid life insurance provides executives with the opportunity to provide cost-efficient protection to their families in the event of their death while employed by us. Finally, to attract qualified executive candidates and provide geographic diversity among our candidate pools, we offer executives who must relocate a variety of graduated assistance benefits based on their salary grade under our standard relocation plan.

Our NEOs are eligible for benefits that are generally available to all other salaried, non-union employees, including participation in our qualified 401(k) savings plan with an employer matching contribution (and, for participants hired or rehired after January 1, 2006, 5.25 percent defined contribution account employer contributions), medical insurance coverage, term life insurance coverage, and short-term and long-term disability insurance coverage.

CEO Transition

Upon the retirement of Mr. Lynch as President and Chief Executive Officer of the Company on February 2, 2022, the Board elected Ms. Hardwick to serve as the Company’s President, Chief Executive Officer and Chief Financial Officer. Ms. Hardwick joined the Company in 2019 and has served as the Company’s Chief Financial Officer since July 1, 2019. She also served as our Interim Chief Executive Officer from December 7, 2021 until January 31, 2022.

In connection with her promotion to President, Chief Executive Officer and Chief Financial Officer, we entered into an employment offer letter with Ms. Hardwick effective February 2, 2022. This offer letter described the terms of her compensation and was consistent in form and content with employment offer letters we have historically provided to our NEOs. This employment offer letter provided

Ms. Hardwick with compensation that was, in the aggregate, within the competitive range of the benchmarking data for the CEO role, as well as a $100,000 cash stipend for her service as Interim Chief Executive Officer. The employment offer letter was approved by the independent members of the Board upon the recommendation of the Compensation Committee, which reviewed data and analyses provided by Semler Brossy, and provides for compensation as follows:

•	annual base salary: $1,000,000;
•	2022 APP award opportunity: 110 percent of annual base salary; and
•	2022 LTPP award opportunity: 400 percent of annual base salary.

In connection with Mr. Lynch’s retirement, the independent members of the Board authorized, based

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on the recommendation of the Compensation Committee, the execution and delivery of a Separation and General Release Agreement with

Mr. Lynch. See “Executive Compensation—Potential Payments on Termination or Change of Control” on page 66 of this proxy statement.

Executive Stock Ownership Guidelines and Stock Retention Requirements

The Board has adopted executive stock ownership guidelines and complementary stock retention requirements that further emphasize the importance of linking the financial interests of our executives with those of our shareholders. The stock ownership guidelines, which are expressed as a multiple of annual base salary, require executives to hold a specified amount of common stock (including certain equivalents) based on the executive’s position, as follows:

Officer Level	Multiple of Annual Base Salary
Chief Executive Officer	6 times
Chief Operating Officer	3 times
Executive Vice Presidents	3 times
Senior Vice Presidents	3 times
President, Military Services Group	1 time
Vice Presidents and State Utility President Equivalents	1 time

For purposes of the executive stock ownership guidelines, shares of common stock, shares underlying vested and unvested RSUs and shares underlying earned PSUs count toward satisfying the ownership guidelines. Shares underlying vested or unvested stock options and unearned PSUs do not count.

Under our executive stock ownership guidelines, to sell or transfer shares of common stock, and subject to certain exceptions, each executive must be in compliance with the stock ownership guidelines to effect such a transfer. Sales or transfers will be permitted only to the extent it does not cause the executive’s total ownership to fall below the required threshold.

Each executive who becomes subject to the stock ownership guidelines has five years to comply with them. The stock ownership guidelines provide that in the event of a promotion that increases an executive’s multiple of base salary, a new five-year compliance period will begin to run for that executive as of the effective date of the promotion.

All of our NEOs currently covered by the stock ownership guidelines are in compliance as of the record date, except for Ms. Hardwick, Ms. Norton and Mr. Noble, each of whom is currently within the NEO’s five-year compliance period. Given her promotion in 2019, Ms. Norton’s five-year compliance period ends in 2024.

Our Hedging Policy

Our insider trading policy prohibits all directors, officers (including our current NEOs) and employees, including their immediate family members and controlled entities, from engaging in any transaction entered into for the purpose of reducing or eliminating the market price risk associated with the ownership of our securities, including any of our equity securities we grant to a covered person as compensation or that may otherwise be held directly or indirectly by the covered person. These types of transactions are commonly known as “hedging” transactions. For more information on this policy, see “Executive Compensation—Policies Prohibiting Hedging, Pledging, Margining and Short Selling” beginning on page 68 of this proxy statement.

Ongoing and Post-Employment Arrangements and Benefit Plans

We have several agreements, plans and arrangements that enable our NEOs to accrue retirement benefits as they continue to work for us, provide severance benefits upon certain types of termination of employment, or provide other forms of deferred compensation. Not all of these plans apply to each NEO, as indicated in the discussion below. None of our executives participating in any of these plans is entitled to receive excise tax gross-up payments thereunder.

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American Water Savings Plan

The Savings Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, or the Savings Plan, is a tax-qualified 401(k) defined contribution plan available to employees of American Water, including our currently employed NEOs, and certain subsidiaries.

Under the Savings Plan, an employee may contribute, subject to limitations imposed by the Internal Revenue Code of 1986, as amended, or the Code, up to 50 percent of his or her base salary and 100 percent of his or her APP awards (the amount of such contributions are referred to as “basic contributions”), up to limits determined under the Code.

For any NEO participant hired before January 1, 2006 (for 2021, Messrs. Lynch and Sgro and Ms. Norton), the matching contribution formula was 50 percent of a participant’s basic contributions to the Savings Plan for the plan year, up to a maximum of five percent of the participant’s base salary. For NEO participants hired or rehired after January 1, 2006, the matching contribution formula was (a) 100 percent of a participant’s basic contributions to the Savings Plan for the plan year up to the first three percent of the participant’s base salary plus APP awards, and (b) 50 percent of a participant’s basic contributions up to the next two percent of the participant’s base salary plus APP awards contributed to the Savings Plan for the plan year. In addition, for NEO participants hired or rehired after January 1, 2006, we made additional annual contributions equal to 5.25 percent of the participant’s base salary, subject to limitations imposed under the Code. We provide more generous contributions to participants hired after January 1, 2006 because they are ineligible to participate in the defined benefit pension plans described below.

Amounts credited to an employee’s account may be invested among a number of funds, and the value of a participant’s account will increase or decrease to reflect the performance of selected investments.

Pension Plan and Executive Retirement Plan

The Pension Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, or the AWWPP, is a tax-qualified defined benefit pension plan that is generally available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP provides an annual retirement benefit based on an employee’s earnings and years of service. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Each of Messrs. Lynch and Sgro and Ms. Norton participates in the AWWPP.

The American Water Works Company, Inc. Executive Retirement Plan, or the ERP, is a nonqualified defined benefit pension plan that provides pension benefits under the same formula as the AWWPP, but without the pay and benefit limitations that are applicable to the AWWPP under the Code. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans. Each of Messrs. Lynch and Sgro and Ms. Norton participates in the ERP. We closed the AWWPP (subject to certain exceptions) and the ERP to new employees on December 31, 2005 and replaced those plans with defined contribution plans. This action was taken for a number of reasons, including to allow us to incur fixed costs for retirement benefits on an ongoing basis. In contrast, we are subject to variable costs in connection with our defined benefit plans based on the performance of the plans’ investment portfolios. For further information on these plans, see “Executive Compensation—Pension Benefits at December 31, 2021” and “Executive Compensation—Description of Pension and Other Retirement Plans” beginning on page 60 of this proxy statement.

Nonqualified Deferred Compensation Plan

The Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries, or the Employee Deferred Compensation Plan, enables participants to defer base salary and APP awards and provides benefits in excess of the maximum benefits that may be provided under the Savings Plan as a result of limits imposed by the Code. We refer to compensation in excess of those limits as “excess compensation.” Each of our currently employed NEOs is eligible to participate in the Employee Deferred Compensation Plan.

Generally, under the Employee Deferred Compensation Plan, a participant may elect to defer up to 20 percent of salary and up to 100 percent of the award paid under the APP. We provided matching contributions that differ depending on whether the participant was hired by us on or after January 1, 2006. For participants hired after January 1, 2006, we

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provide the matching contribution we would have made for the participant under the Savings Plan with respect to the participant’s excess compensation if the excess compensation had been taken into account. In addition, for these participants, we made a defined contribution that is generally equal to 5.25 percent of the sum of base salary that constitutes excess compensation and the award payable under the APP for the relevant plan year.

For participants hired prior to January 1, 2006 (Ms. Norton), our matching contribution is equal to 50 percent of salary deferrals up to a maximum of five percent of base salary; our contributions are more limited for these participants due to their eligibility to participate in the AWWPP.

Each participant may allocate amounts credited to his or her account among several notional investments, and the value of the account will be increased or decreased to reflect returns under the selected notional investments. The participant may elect to receive payment of deferred amounts in a lump sum or in annual installments, on or beginning at separation from service or a specified distribution date. See “Executive Compensation—2021 Nonqualified Deferred Compensation” beginning on page 61 of this proxy statement for additional information.

Executive Severance Policy

Under our Executive Severance Policy, we provide severance benefits to our currently employed NEOs. Our policy is designed to provide a clear statement of the rights of our executive officers if they are involuntarily terminated without cause (as defined under the policy), except in cases following a change of control, as discussed below. Among other things, the Executive Severance Policy provides for 18 months and 12 months of salary continuation for our CEO and each of such other currently employed NEOs, respectively, and a pro rata APP award for the year in which the termination date occurs to the extent a payment is earned under the terms of the APP. See “Executive Compensation—Potential Payments on Termination or Change of Control” beginning on page 62 of this proxy statement for further information.

Change of Control Severance Policy

In July 2021, the Compensation Committee, in consultation with Semler Brossy, approved the adoption of a Change of Control Severance Policy, which provides benefits to each of our NEOs, if within 24 months after the consummation of a “change of control,” the NEO’s employment is involuntarily terminated without “cause” or if the NEO resigns from employment for “good reason” (each as defined in this policy). The Change of Control Severance Policy was adopted after the Compensation Committee undertook an assessment of our then-existing severance plans and benefits and sought to align those benefits with similar benefits provided by companies in our 2020 peer group, as well those in the broader utility industry.

The occurrence or potential occurrence of a change of control transaction often creates uncertainty regarding the continued employment of a company’s executives, as many change of control transactions result in significant organizational changes, particularly at the senior executive level. In order to continue to encourage our NEOs to remain employed with us in connection with a potential change of control transaction, or to attract new executives in the midst of such a transaction, we provide our NEOs with specified severance benefits if the NEO’s employment terminates for the reasons described above in connection with a change of control.

Specifically, the Change of Control Severance Policy provides that, in the event of a covered termination, the CEO and the other currently employed NEOs would be eligible to receive three times and two times, respectively, the sum of (1) such NEO’s annual base salary on the termination date of employment and (2) the greater of the last annual award paid to the NEO under the APP, or the average of the last three such annual APP awards. Each currently employed NEO would also receive paid COBRA coverage for health, dental and vision benefits for the maximum statutory period, would continue to be eligible to participate for six months in our Employee Assistance Plan and would receive up to 12 months of outplacement services. The Change of Control Severance Policy also provides that, in the event of a covered termination, each currently employed NEO would be entitled to receive unpaid base salary due for periods prior to the termination date, all accrued and unused vacation through the termination date, and reimbursement of all properly documented reasonable and necessary expenses incurred in connection with employment prior to the termination date.

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The benefits and payments provided under this policy are designed to replace and enhance existing benefits payable under the Executive Severance Policy following a change of control; however, the Executive Severance Policy remains in effect for NEOs with respect to an involuntary termination of employment without cause other than following a change of control.

See “Executive Compensation—Potential Payments on Termination or Change of Control” beginning on page 62 of this proxy statement for further information.

Terms of Outstanding Equity Grants

2017 Omnibus Plan Grants — Continued Vesting Provisions

Acknowledging that executives serving in our CEO, CFO and COO positions consistently make decisions that are both in our short- and long-term interests, in 2018, the Compensation Committee approved the granting of long-term equity awards under the 2017 Omnibus Plan to persons serving in these roles to provide for continued vesting after retirement under certain circumstances as discussed in more detail below. This action applies to awards granted on and after February 14, 2018 to persons serving in these roles and did not impact the terms of any prior equity award.

Except as contemplated in these limited circumstances, we do not provide for continued vesting of long-term equity awards granted under the 2017 Omnibus Plan in the event of retirement. For an executive serving in the CEO, CFO or COO role with at least three years of consecutive service in one or more of these positions, an equity award will continue to vest over the normal vesting schedule following a separation of service based upon either normal retirement or early retirement, as follows:

•	in the event of a normal retirement, defined as having attained age 60 and five years of service, 100 percent of the award will continue to vest; and
•	in the event of an early retirement, defined as having attained age 55 and five years of service, 75 percent of the award will continue to vest.

All CEO LTPP award grants beginning in February 2018 included these continued vesting provisions. With respect to LTPP awards granted to Ms. Hardwick in her role as Executive Vice President and Chief Financial Officer, we agreed in her CFO employment offer letter that she would be deemed to meet the five years of service requirement if, having achieved the required age, she retires after at least three years of continuous service in the CFO role and uses good faith efforts to identify and develop a successor that is ultimately approved by the CEO and the Board.

In connection with the foregoing, PSUs will continue to vest and shall be paid at the end of the three-year performance period based on actual performance.

Any stock option granted to an executive serving in the CEO, CFO and COO roles will remain exercisable for a period of two years after the retirement date. No stock option granted to any of our executives in these roles is eligible for this benefit.

2017 Omnibus Plan Grants — Non-Standard Vesting Provisions

Mr. Sgro’s employment offer letter, as amended, provides that, for LTPP awards granted to him by the Compensation Committee in 2020 or 2021, the awards were earned in accordance with the following schedule:

LTPP Plan Year	Earning Schedule
2020	33 1/3% on January 31, 2021 66 2/3% on January 31, 2022
2021	100% on January 31, 2022

Mr. Sgro’s PSUs for each plan year were earned in accordance with the schedule set forth above and will vest at the end of the three-year performance period based on actual performance.

This schedule served to encourage Mr. Sgro to remain with the Company through at least January 31, 2022 for succession planning purposes and given his eligibility to receive fully-vested benefits under the AWWPP. Mr. Sgro announced his retirement from American Water effective February 1, 2022.

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Change of Control Provisions in Equity Plans

Most of our compensation plans and policies do not contain change of control provisions affecting the compensation of our NEOs. However, under the terms of award agreements for awards granted under our predecessor equity plan, the 2007 Omnibus Equity Compensation Plan, or the 2007 Omnibus Plan, these equity awards generally would vest upon a change of control of American Water.

Upon a change of control in which American Water is not the surviving entity, the 2017 Omnibus Plan requires all unexercised options and other grants of awards thereunder to be assumed by or converted to similar awards of the acquiring company. The vesting of such assumed or converted awards will be accelerated only if the participant’s employment is terminated other than (i) for cause or (ii) due to death or disability, within 12 months after the change of control. To the extent any such awards are not assumed or converted, option awards will become fully exercisable, all restrictions upon awards will lapse and all stock units will fully vest, upon the change of control. See “Executive Compensation—Potential Payments on Termination or Change of Control—Equity Awards—2017 Omnibus Plan” beginning on page 64 of this proxy statement for further information.

Recovery of Incentive Compensation

In 2010, we instituted a policy governing the recovery of executive incentive compensation. Under the policy, we may recover (in whole or in part) any amounts paid under incentive payments made under our annual and long-term performance plans, including the APP and LTPP, to any executive officer subject to Section 16 of the Exchange Act where: (1) the incentive payment was based upon the achievement of certain financial results that are subsequently the subject of a material restatement of our financial statements; (2) the Board determines that one or more covered executives engaged in knowing or intentional fraudulent or illegal conduct that substantially caused the need for the restatement; and (3) a lower incentive payment would have been made to the covered executive based upon the restated financial results. We may also recover incentive payments described above from a covered executive if that covered executive commits acts of embezzlement, fraud, theft or ethical misconduct. In addition to recovery, the Board may take any and all other actions it deems necessary, appropriate and in the Company’s best interest, including termination of the covered executive’s employment and initiating legal action against the covered executive. Moreover, the terms of the APP and the 2017 Omnibus Plan specifically require that grants under those plans be subject to this policy.

The enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires the SEC to direct stock exchanges to implement an executive compensation “clawback” requirement on public companies. We will review and, if necessary, amend our existing executive compensation recovery policy if and when final implementing rules of the SEC and the NYSE are adopted and are effective to comply with these executive compensation recovery requirements.

Tax and Accounting Considerations

Tax Considerations

Prior to January 1, 2018, under Section 162(m) of the Code, a public company was prohibited from deducting for federal income tax purposes compensation in excess of $1.0 million paid to that company’s principal executive officer and its three highest compensated executive officers (other than the principal financial officer), except that this prohibition did not generally apply to options or compensation that qualified as “performance-based compensation” as had been defined in regulations adopted under Section 162(m).

Effective January 1, 2018, the Tax Cuts and Jobs Act, or the TCJA, repealed the performance-based compensation exemption from Section 162(m)’s deduction limit, among other changes, such that compensation paid to certain executive officers (including our chief financial officer) in excess of $1.0 million will not be deductible in future years, unless it qualifies for transition relief applicable to certain performance-based compensation arrangements that were in effect as of November 2, 2017 and are not materially modified thereafter. None

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of our incentive compensation awards granted or paid in 2021 qualified for the prior performance-based compensation exemption and thus was subject to the $1.0 million nondeductibility limitation described above.

The elimination of the performance-based compensation exemption from Section 162(m)’s deduction limit has not altered the Compensation Committee’s commitment to a pay-for-performance executive compensation program. The Compensation Committee believes that the income tax impacts of compensation is only one of many other relevant considerations in setting compensation. The Compensation Committee also believes that the Section 162(m) tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that, among other things, are intended to attract, retain and motivate talented, high-performing executives, and that are designed to discourage decision-making focused solely on compensatory consequences and excessive risk-taking.

Section 409A of the Code provides that amounts deferred under nonqualified deferred compensation plans are includible in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees may be subject to additional taxes, interest and penalties. Our nonqualified deferred compensation arrangements are intended to satisfy the requirements of Section 409A.

Accounting Considerations

RSU and PSU awards are accounted for based on their grant date fair value, as determined under ASC 718, which is recognized over the service or vesting period applicable to the grant. Forfeitures are estimated, and the compensation cost of awards will be reversed if the employee does not remain employed by us throughout the service or vesting period.

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EXECUTIVE COMPENSATION

2021 Summary Compensation Table

The following table sets forth information regarding the compensation of each of our NEOs for 2021.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Walter J. Lynch President and Chief Executive Officer (6)	2021	$994,616	$—	$3,999,969	$—	$1,266,022	$1,017,097	$120,424	$7,398,128
	2020	$870,378	$—	$2,543,912	$—	$963,772	$1,191,466	$106,305	$5,675,833
	2019	$612,053	$—	$989,955	$—	$560,861	$784,169	$76,117	$3,023,155

M. Susan Hardwick Executive Vice President and Chief Financial Officer (7)	2021	$616,908	$—	$1,140,129	$—	$541,369	$—	$110,281	$2,408,687
	2020	$584,486	$—	$907,601	$—	$503,477	$—	$101,728	$2,097,292
	2019	$296,150	$120,000	$479,169	$—	$290,622	$—	$151,036	$1,336,977

Cheryl Norton Executive Vice President and Chief Operating Officer (8) (9)	2021	$482,204	$—	$749,840	$—	$405,013	$915,883	$29,121	$2,582,061

Michael A. Sgro Executive Vice President and General Counsel (10)	2021	$489,804	$—	$713,650	$—	$429,932	$217,184	$52,523	$1,903,093
	2020	$490,987	$—	$624,177	$—	$422,853	$1,005,918	$39,796	$2,583,731
	2019	$458,974	$—	$562,463	$—	$420,646	$1,614,493	$31,616	$3,088,192

Melanie M. Kennedy Executive Vice President, Chief Human Resources Officer (9) (11)	2021	$412,478	$—	$459,892	$—	$265,420	$—	$91,316	$1,229,106

Adam Noble Chief Technology and Innovation Officer (9)	2021	$396,826	$—	$384,966	$—	$232,209	$—	$61,466	$1,075,467

(1)

In 2021, the following NEOs deferred a portion of their base salary under the Employee Deferred Compensation Plan: Mr. Lynch—$98,962; Ms. Hardwick—$30,686; Ms. Norton—$95,672; Ms. Kennedy—$20,512; and Mr. Noble—$19,755.

(2)	The amounts shown in this column reflect the aggregate grant date fair value of PSUs and RSUs granted to the NEOs. The grant date fair value of PSUs and RSUs granted in 2021 is as follows:

Name	PSUs	RSUs
Walter J. Lynch	$2,799,989	$1,199,980
M. Susan Hardwick	$798,085	$342,044
Cheryl Norton	$524,915	$224,925
Michael A. Sgro	$499,570	$214,080
Melanie M. Kennedy	$321,911	$137,981
Adam Noble	$269,443	$115,523

With respect to the PSUs, the amounts disclosed in the table above represent the grant date fair value based upon the target outcome of the performance conditions, determined at the grant date in accordance with ASC 718. See Note 11—Stock Based Compensation in the Notes to Consolidated Financial Statements in the 2021 Form 10-K for the assumptions that were made in determining grant date fair values of the PSU and RSU awards.

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The following table shows the fair value of the PSU awards at the grant date, assuming the highest level of performance was achieved:

	Grant Date Fair Value
Name	2021	2020	2019
Walter J. Lynch	$5,599,978	$3,561,504	$1,385,906
M. Susan Hardwick	$1,596,170	$1,270,594	$670,906
Cheryl Norton	$1,049,830	$—	$—
Michael A. Sgro	$999,140	$873,731	$787,468
Melanie M. Kennedy	$643,820	$—	$—
Adam Noble	$538,887	$—	$—

(3)

The amounts shown in this column constitute payments under the APP with respect to each performance year, which are generally paid in March of the next calendar year. The following NEOs deferred a portion of their APP payment with respect to 2021 under the Employee Deferred Compensation Plan: Mr. Lynch—$379,807; Ms. Hardwick—$27,068; Ms. Norton—$202,506; Ms. Kennedy—$13,271; and Mr. Noble—$11,610.

(4)

The amounts shown in this column reflect the aggregate changes in the actuarial present values of accumulated benefits under our defined benefit pension plans. For further information on these pension plans, see “—Pension Benefits at December 31, 2021.” None of the NEOs received “above-market” or “preferential” earnings (as defined by SEC regulation) under the Employee Deferred Compensation Plan.

(5)	The totals shown in this column for 2021 consist of:

Name	Savings Plan Company Match	Savings Plan Company Defined Contribution Account (a)	Company Contributions to Employee Deferred Compensation Plan (b)	Executive Physical	Dividend Equivalents (c)	Company- Paid Life Insurance	Total All Other Compensation
Walter J. Lynch	$7,250	$—	$17,490	$2,100	$93,123	$461	$120,424
M. Susan Hardwick	$11,600	$15,225	$80,021	$—	$2,974	$461	$110,281
Cheryl Norton	$7,250	$—	$4,709	$3,145	$13,556	$461	$29,121
Michael A. Sgro	$—	$—	$—	$—	$52,062	$461	$52,523
Melanie M. Kennedy	$11,600	$15,225	$35,674	$3,145	$25,211	$461	$91,316
Adam Noble	$11,600	$15,225	$31,202	$2,395	$583	$461	$61,466

(a)

The Defined Contribution Account is an account in the Savings Plan to which American Water contributes 5.25 percent of each eligible employee’s total cash compensation (which includes annual base salary and APP payouts), subject to Code limits on compensation that may be taken into account. Generally, only employees hired on or after January 1, 2006 are eligible for this contribution.

(b)

The amounts in this column represent matching contributions with respect to 2021 made by the Company to the NEOs’ accounts in the Employee Deferred Compensation Plan. These contributions are generally paid in the second quarter of the next calendar year. For further information on this plan, see “—2021 Nonqualified Deferred Compensation.”

(c)

Dividend equivalents are paid in cash with respect to PSUs and RSUs at such time, if ever, as the PSUs or RSUs are converted to common stock. Amounts in this column reflect PSU and RSU dividend equivalents that were paid out in 2021.

(6)	Mr. Lynch served as our Executive Vice President and Chief Operating Officer until April 1, 2020, when he became our President and Chief Executive Officer until his retirement on February 2, 2022.

(7)

Ms. Hardwick joined the Company as Executive Vice President—Finance on June 3, 2019 and served as our Executive Vice President and Chief Financial Officer from July 1, 2019 until February 2, 2022. From December 7, 2021 until January 31, 2022, Ms. Hardwick also served as our Interim Chief Executive Officer, and, on February 2, 2022, was elected as President, Chief Executive Officer and Chief Financial Officer.

(8)	Ms. Norton was promoted to Executive Vice President and Chief Operating Officer effective March 1, 2021.

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(9)	The executive was not a named executive officer with respect to any year prior to 2021.

(10)

Mr. Sgro served as Executive Vice President, General Counsel and Secretary until February 17, 2021, as Executive Vice President and General Counsel from February 17, 2021 through November 30, 2021, and as Chief Legal Advisor from December 1, 2021 until his retirement on February 1, 2022.

(11)	Ms. Kennedy was promoted to Executive Vice President, Chief Human Resources Officer on December 9, 2021.

Comparison of Key Elements of Total Compensation

The following table presents a comparison of the key elements of total compensation for 2021 for each NEO, including the percentage of salary and bonus compared to total compensation. This section uses information contained in the 2021 Summary Compensation Table.

	Percentage of Total Compensation
Name	Total Salary and Bonus	Incentive Compensation	Change in Pension Value	Other
Walter J. Lynch	13.4%	71.2%	13.8%	1.6%
M. Susan Hardwick	25.6%	69.8%	—%	4.6%
Cheryl Norton	18.7%	44.7%	35.5%	1.1%
Michael A. Sgro	25.7%	60.1%	11.4%	2.8%
Melanie M. Kennedy	33.6%	59.0%	—%	7.4%
Adam Noble	36.9%	57.4%	—%	5.7%

Employment and Separation Agreements

Historically, we have entered into employment offer letters with our NEOs that provide for the initial terms of their compensation. We provide below a summary of the key terms of certain of these employment offer letters.

M. Susan Hardwick

Under the terms of an employment letter effective June 3, 2019, Ms. Hardwick received LTPP awards in 2019 and 2020 with the continued vesting provisions applicable to an executive serving in the CFO role, except that if she were to retire before attaining five years of service but has remained in the CFO role for a minimum of three consecutive years and has achieved the required age, she will remain eligible for the continued vesting provisions, so long as she has used reasonable good faith efforts to identify a successor for the CFO role.

Cheryl Norton

To provide for Ms. Norton’s compensation in her role as our Executive Vice President and Chief Operating Officer, we entered into an employment offer letter, effective March 1, 2021, which was unanimously approved by the independent members of the Board upon the unanimous recommendation of the Compensation Committee after receiving data and analyses from Semler Brossy. The employment offer letter provides for the following terms:

•	Ms. Norton’s annual base salary for 2021 was set at $500,000.
•	Ms. Norton received a 2021 APP award opportunity, with a target of 50 percent of her annual base salary, prorated to reflect the portions of 2021 during which she did not serve as COO.

•	Ms. Norton was granted LTPP awards to provide her with, in the aggregate, a target award opportunity of approximately 150 percent of her then annual base salary, with typical vesting conditions including the post-retirement continued vesting provisions applicable to the Company’s executives serving in the CEO, CFO and COO roles.

•	Ms. Norton continues to be subject to our executive stock ownership guidelines, and is required to own common stock with a value of at least three times her annual base salary.

Michael A. Sgro

Mr. Sgro’s February 2015 employment offer letter provides for accelerated vesting of LTPP awards granted to him in 2020 and 2021. See “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements and Benefit Plans—Terms of Outstanding Equity Grants—2017 Omnibus Plan Grants—Continued Vesting Provisions” on page 51 of this proxy statement for more information.

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2021 Grants of Plan-Based Awards

The following table presents certain information regarding plan-based awards granted to our NEOs during the fiscal year ended December 31, 2021:

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter J. Lynch
APP	2/16/2021	2/16/2021	$1,077,466	$2,154,932	—	—	—	—	—
RSU	2/16/2021	2/16/2021	—	—	—	—	—	7,427	$1,199,980
PSU	2/16/2021	2/16/2021	—	—	1,518	6,070	12,140	—	$1,399,985
PSU	2/16/2021	2/16/2021	—	—	2,166	8,665	17,330	—	$1,400,004
M. Susan Hardwick
APP	2/16/2021	2/16/2021	$460,739	$921,478	—	—	—	—	—
RSU	2/16/2021	2/16/2021	—	—	—	—	—	2,117	$342,044
PSU	2/16/2021	2/16/2021	—	—	433	1,730	3,460	—	$399,007
PSU	2/16/2021	2/16/2021	—	—	618	2,470	4,940	—	$399,078
Cheryl Norton
APP	3/1/2021	2/16/2021	$344,692	$689,384	—	—	—	—	—
RSU	2/16/2021	2/16/2021	—	—	—	—	—	696	$112,453
RSU	3/1/2021	2/16/2021	—	—	—	—	—	781	$112,472
PSU	2/16/2021	2/16/2021	—	—	142	569	1,138	—	$131,234
PSU	2/16/2021	2/16/2021	—	—	203	812	1,624	—	$131,195
PSU	3/1/2021	2/16/2021	—	—	190	758	1,516	—	$131,293
PSU	3/1/2021	2/16/2021	—	—	228	911	1,822	—	$131,193
Michael A. Sgro
APP	2/16/2021	2/16/2021	$365,900	$731,800	—	—	—	—	—
RSU	2/16/2021	2/16/2021	—	—	—	—	—	1,325	$214,080
PSU	2/16/2021	2/16/2021	—	—	271	1,083	2,166	—	$249,783
PSU	2/16/2021	2/16/2021	—	—	387	1,546	3,092	—	$249,787
Melanie M. Kennedy
APP	2/16/2021	2/16/2021	$225,889	$451,778	—	—	—	—	—
RSU	2/16/2021	2/16/2021	—	—	—	—	—	854	$137,981
PSU	2/16/2021	2/16/2021	—	—	175	698	1,396	—	$160,987
PSU	2/16/2021	2/16/2021	—	—	249	996	1,992	—	$160,924
Adam Noble
APP	2/16/2021	2/16/2021	$197,625	$395,250	—	—	—	—	—
RSU	2/16/2021	2/16/2021	—	—	—	—	—	715	$115,523
PSU	2/16/2021	2/16/2021	—	—	146	584	1,168	—	$134,694
PSU	2/16/2021	2/16/2021	—	—	209	834	1,668	—	$134,749

(1)

These columns present target and maximum APP payout opportunities. The actual payments that were made under the APP for 2021 performance are shown in the 2021 Summary Compensation Table. There is no specified minimum award for participants in the APP, and therefore we did not include a column in the table for the threshold amount of such award. For further information on the APP, see “Compensation Discussion and Analysis—2021 Compensation—2021 Annual Performance Plan” beginning on page 42 of this proxy statement.

(2)

These columns present threshold, target and maximum payout opportunities under the LTPP with respect to our PSUs. For further information on the LTPP, under which the PSUs were granted, see “Compensation Discussion and Analysis—2021 Compensation—2021 Long-Term Performance Plan” beginning on page 45 of this proxy statement.

(3)

This column reflects grants of RSUs. For further information on the LTPP, under which the RSUs were granted, see “Compensation Discussion and Analysis—2021 Compensation—2021 Long-Term Performance Plan” beginning on page 45 of this proxy statement.

(4)	This column represents the grant date fair values of the PSUs and RSUs, determined in accordance with ASC 718. See footnote (2) to the 2021 Summary Compensation Table for additional information.

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Outstanding Equity Awards at 2021 Fiscal Year-End

The following table presents information regarding equity awards held by our NEOs at December 31, 2021. None of our NEOs held any outstanding stock options as of December 31, 2021; thus, the table below omits all columns pertaining to option awards.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Walter J. Lynch
	2/14/2019	1,019	$192,448	13,404	$2,531,479
	2/11/2020	1,504	$284,045	9,754	$1,842,140
	4/1/2020	2,707	$511,244	15,686	$2,962,458
	2/16/2021	7,427	$1,402,663	29,470	$5,565,704
M. Susan Hardwick
	6/3/2019	420	$79,321	4,802	$906,906
	2/11/2020	1,342	$253,450	8,702	$1,643,460
	2/16/2021	2,117	$399,817	8,400	$1,586,424
Cheryl Norton
	2/14/2019	136	$25,685	1,788	$337,682
	3/1/2019	92	$17,375	1,162	$219,455
	2/11/2020	355	$67,045	2,302	$434,756
	3/1/2020	219	$41,360	1,372	$259,116
	2/16/2021	696	$131,447	2,762	$521,631
	3/1/2021	781	$147,500	3,338	$630,415
Michael A. Sgro
	2/14/2019	579	$109,350	7,616	$1,438,358
	2/11/2020	923	$174,318	5,984	$1,130,138
	2/16/2021	1,325	$250,240	5,258	$993,026
Melanie M. Kennedy
	2/14/2019	360	$67,990	4,740	$895,196
	2/11/2020	532	$100,474	3,448	$651,189
	2/16/2021	854	$161,286	3,388	$639,858
Adam Noble
	8/31/2020	531	$100,285	—	$—
	2/16/2021	715	$135,035	2,836	$535,607

(1)

This column reflects RSUs that are not subject to performance conditions and will vest in equal increments on January 31 of each of the three years following the year in which the RSUs were granted, and subject to continued employment through each vesting date, except that (i) one-third of Mr. Sgro’s RSUs granted in 2020 vested on January 31, 2021 and the remainder cliff-vested on January 31, 2022 and all of Mr. Sgro’s RSUs granted in 2021 cliff-vested on January 31, 2022; and (ii) one-half of Mr. Noble’s RSUs granted in 2020 vested on January 31, 2021 and the remainder vested on January 31, 2022.

(2)	The market value of the RSUs and PSUs is based on the $188.86 closing price of a share of our common stock on December 31, 2021, as reported by the NYSE.

(3)

This column reflects PSUs that are subject to performance conditions and are earned in three equal annual increments on January 31 of each year of each of the three years following the year in which the PSUs were granted, subject to continued employment through each such date, except that one-third of Mr. Sgro’s PSUs granted in 2020 were earned on January 31, 2021 and the remainder were earned on January 31, 2022, and all of Mr. Sgro’s PSUs granted in 2021 were earned on January 31, 2022. In accordance with applicable SEC regulations, the number of shares disclosed in this column represents the number of shares that would vest if maximum performance is achieved.

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2021 Option Exercises and Stock Vested

The following table presents information regarding the exercise of stock options and vesting of RSUs and PSUs held by our NEOs, each during 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Walter J. Lynch	24,617	$2,665,360	17,582	$2,815,102
M. Susan Hardwick	—	$—	1,090	$173,332
Cheryl Norton	2,906	$322,113	2,554	$408,847
Michael A. Sgro	—	$—	9,314	$1,492,109
Melanie M. Kennedy	—	$—	4,561	$730,520
Adam Noble	—	$—	530	$84,281

(1)	Based on the difference between the closing price of a share of common stock on the date of exercise and the exercise price of the options.

(2)

Represents the aggregate market value of the shares realized on vesting, calculated by multiplying the vested number of shares by the closing price of a share of common stock on the date the applicable RSUs or PSUs vested (or on the last trading day prior thereto when the vesting occurs on a non-trading day).

Pension Benefits at December 31, 2021

The following table presents certain information regarding pension benefits for each of our NEOs at December 31, 2021.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Walter J. Lynch (2)	ERP	17	$ 4,497,248	N/A
	AWWPP	17	$ 1,098,164	N/A
M. Susan Hardwick	N/A (3)	N/A	N/A	N/A
Cheryl Norton	ERP	33	$ 1,749,393	N/A
	AWWPP	33	$ 2,353,599	N/A
Michael A. Sgro (2)	ERP	28	$ 4,752,302	N/A
	AWWPP	28	$ 2,224,785	N/A
Melanie M. Kennedy	N/A (3)	N/A	N/A	N/A
Adam Noble	N/A (3)	N/A	N/A	N/A

(1)

Amounts shown reflect the present value of the accumulated benefit as of December 31, 2021. All amounts for the AWWPP and the ERP were determined using the same interest and mortality assumptions as those used for financial reporting purposes. The following assumptions were used to calculate pension values at the following measurement dates:

•

In 2021, for discounting annuity payments, we used a discount rate of 2.94 percent and mortality table of Pri-2012 projected forward using generational Scale MP-2021, and for calculating lump sums, we used an interest rate of 2.94 percent and the IRS Prescribed Table for Lump Sums for 2022 for payments expected in 2022 and IRS Prescribed Table for 2023 for payments thereafter.

•

In 2020, for discounting annuity payments, we used a discount rate of 2.74 percent and mortality table of Pri-2012 projected forward using generational Scale MP-2020, and for calculating lump sums, we used an interest rate of 2.74 percent and the IRS Prescribed Table for Lump Sums for 2021 for payments expected in 2021 and IRS Prescribed Table for 2022 for payments thereafter.

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(2)	Messrs. Lynch and Sgro and Ms. Norton are eligible for a subsidized early retirement benefit payable in the form of an annuity under the provisions of the AWWPP and the ERP.

(3)	Since Mses. Hardwick and Kennedy and Mr. Noble were hired after January 1, 2006, they are not eligible to participate in the AWWPP or the ERP.

For further information on American Water’s defined benefit pension plans, see “—Description of Pension and Other Retirement Plans” below and “—Potential Payments on Termination or Change of Control—AWWPP and ERP.”

Description of Pension and Other Retirement Plans

AWWPP

The AWWPP is a qualified pension plan that is generally available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP generally provides participants who became eligible for the plan on or after July 1, 2001 but before January 1, 2006, such as Mr. Lynch, with a pension benefit equal to 1.6 percent of final average pay multiplied by years of service.

For participants hired prior to July 1, 2001, including Ms. Norton and Mr. Sgro, the AWWPP provides a grandfathered benefit. For years of service prior to July 1, 2001, the grandfathered benefit is calculated to be:

•	1.85 percent of the final average pay up to the Social Security average wage base multiplied by years of service (up to a maximum of 25 years of service through July 1, 2001), plus

•	2.1 percent of final average pay in excess of the Social Security average wage base multiplied by years of service (up to a maximum of 25 years of service through July 1, 2001), plus

•	0.7 percent of final average pay multiplied by years of service in excess of 25 years of service through July 1, 2001.

For years of service after July 1, 2001, for participants hired prior to July 1, 2001, the grandfathered benefit is calculated to be:

•	1.6 percent of final average pay up to the Social Security average wage base multiplied by years of service after July 1, 2001 (up to a maximum of 25 less service prior to July 1, 2001), plus

•	2.1 percent of final average pay in excess of the Social Security average wage base multiplied by years of service after July 1, 2001 (up to a maximum of 25 less service prior to July 1, 2001), plus

•	1.6 percent of final average pay multiplied by years of service after July 1, 2001 in excess of 25 less service prior to July 1, 2001.

For participants hired on or after July 1, 2001, the grandfathered benefit is calculated to be:

•	1.6 percent of final average pay multiplied by years of service.

Final average pay is defined for purposes of the plan as the average sum of base pay plus APP payout for the highest 60 consecutive months out of the final 120 months of employment. Normal retirement is defined as age 65, and early retirement eligibility is satisfied when an employee’s age is at least 55 and the employee has attained a service requirement that varies based on whether the employee is in a grandfathered group and, if so, the location of such group. Benefits vest in the AWWPP upon completion of five years of service.

Messrs. Lynch and Sgro and Ms. Norton are vested in their pension benefits. The normal form of payment is a single life annuity for single participants and a 50 percent joint and survivor annuity for married participants. The 50 percent joint and survivor annuity benefit amount is determined to be actuarially equivalent to the single life annuity amount.

The plan provisions include a reduction in benefits for early retirement for participants other than those who retire at age 62 or older with specified service levels, such as 20 years of service for someone who is age 62.

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ERP

The ERP is a nonqualified defined benefit pension plan that is available to eligible employees who commenced employment with us prior to January 1, 2006. The ERP provides benefits under a restoration formula that mirrors the benefit formulas under the AWWPP, but without the pay and benefit payment limitations that are applicable to the AWWPP under the Code and including deferred compensation in calculating final average pay. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans. Messrs. Lynch and Sgro and Ms. Norton participate in this nonqualified pension plan and are entitled to the greater of the benefits determined pursuant to the restoration formula under the ERP and the benefits determined pursuant to their prior nonqualified plan formulas (if applicable). Messrs. Lynch and Sgro and Ms. Norton are vested in this nonqualified pension benefit. Upon retirement, nonqualified plan benefits are payable as a lump sum unless the participant has elected an alternate form of payment pursuant to regulations under Section 409A of the Code. Ms. Norton will receive her benefits as a lump sum. Each of Messrs. Lynch and Sgro will receive their benefits as an annuity. Upon voluntary termination of employment prior to eligibility for early or normal retirement, nonqualified benefits are payable as deferred (to age 65) annuities or lump sum equivalents of such deferred annuities. All nonqualified plan lump sums are calculated as the present value of deferred or immediate single life annuities.

2021 Nonqualified Deferred Compensation

The following table presents certain information regarding the nonqualified deferred compensation benefits of each of our NEOs for 2021.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
Walter J. Lynch	$478,769	$17,490	$317,728	$(38,413)	$3,258,233
M. Susan Hardwick	$57,754	$80,021	$11,450	$—	$280,847
Cheryl Norton	$298,178	$4,709	$32,088	$—	$642,112
Michael A. Sgro	$—	$—	$—	$—	$—
Melanie M. Kennedy	$33,783	$35,674	$24,017	$—	$332,382
Adam Noble	$31,365	$31,202	$839	$—	$63,406

(1)	The following amounts in this column are also reported as compensation to the NEOs in the 2021 Summary Compensation Table in the columns indicated:

Name	Salary	Non-Equity Incentive Plan Compensation
Walter J. Lynch	$98,962	$379,807
M. Susan Hardwick	$30,686	$27,068
Cheryl Norton	$95,672	$202,506
Michael A. Sgro	$—	$—
Melanie M. Kennedy	$20,512	$13,271
Adam Noble	$19,755	$11,610

(2)	The amounts in this column are also reported as compensation to the NEOs in the 2021 Summary Compensation Table in the “All Other Compensation” column.

(3)	The following amounts were reported in the Summary Compensation Table in previous years as compensation to the listed NEOs: Mr. Lynch—$1,724,440 and Ms. Hardwick—$127,614.

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Description of the Employee Deferred Compensation Plan

For our NEOs, the Employee Deferred Compensation Plan permits the deferral of up to 20 percent of a participant’s base salary and up to 100 percent of a participant’s bonus each year on a tax-advantaged basis. It also provides for annual matching contributions determined by the following formula for our current NEOs hired or rehired on or after January 1, 2006, namely Mses. Hardwick and Kennedy and Mr. Noble:

•	the sum of:
▪	100 percent of a participant’s voluntary deferrals for the year, up to a maximum of three percent of the sum of the participant’s base salary and bonus; and
▪	50 percent of a participant’s voluntary deferrals for the year, up to a maximum of the next two percent of the sum of the participant’s base salary and bonus, less
•	the maximum amount of matching contributions that the participant is eligible to receive under the Savings Plan for the year.

In addition, we make annual contributions for our NEOs hired or rehired on or after January 1, 2006, equal to the sum of:

•	5.25 percent of the NEO’s base salary in excess of the dollar limitation in effect under Section 401(a)(17) of the Code with respect to the year; and
•	5.25 percent of the NEO’s bonus.

For our NEOs hired before January 1, 2006, namely Messrs. Lynch and Sgro and Ms. Norton, the matching contribution formula is:

•	50 percent of a participant’s base salary deferrals for the year, up to a maximum of five percent of the participant’s base salary, less
•	the maximum amount of matching contributions that the participant is eligible to receive under the Savings Plan for the year.

NEOs hired before January 1, 2006 are not eligible to receive the 5.25 percent annual contributions described above. A participant’s deferred compensation accounts are credited with returns in accordance with the deemed investment options, consistent with those offered under the Savings Plan, as elected by the participant from time to time at the participant’s discretion. For 2021, these deemed investment options experienced annual rates of returns of between (1.65) percent and 28.13 percent.

Participants are immediately vested in all contributions to the Employee Deferred Compensation Plan, except for our 5.25 percent annual contributions, which vest, unless otherwise determined by the Compensation Committee, at the earliest of:

•	completion of five years of service;
•	attainment of age 65;
•	death; or
•	a change of control.

Participants may elect to receive a distribution of their account balances upon a separation from service or a specified distribution date. Distributions are paid in the form of a lump sum or in annual installments over a period of between two and 10 years.

Potential Payments on Termination or Change of Control

This section describes the plans and arrangements that provide for payments to the NEOs in connection with certain events involving termination of employment, a change of control of American Water or a material change in employment responsibilities.

Executive Severance Policy

Our Executive Severance Policy provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause, and other than in connection with a change of control of American Water.

The determination of whether an executive’s employment is terminated for cause will be made at the sole discretion of the Board. Under the policy, our CEO will receive 18 months, and other NEOs will receive 12 months, base salary continuation and a pro rata APP award for the year in which the termination of employment occurs to the extent a payment is earned under the terms of the APP.

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Eligible executives are entitled to continued health, dental and vision coverage based on their years of service, in the amount of: eight weeks of coverage for less than five years of service; 12 weeks of coverage for at least five years but less than 10 years of service; and 16 weeks of coverage for 10 or more years of service. They are also entitled to life insurance coverage and continued participation in the employee assistance plan for the number of months of their severance benefits, as well as 12 months of outplacement services. Executives also receive credit for their severance period for purposes of vesting under the ERP. In order to receive severance benefits under the Executive Severance Policy, an executive must sign a release and waiver of any claims against American Water and agree to certain restrictive covenants. Severance benefits payable under the Executive Severance Policy will be offset and reduced by any other severance benefits payable under any employment agreement or otherwise.

Change of Control Severance Policy

Our Change of Control Severance Policy was adopted in July 2021 and provides severance benefits to a NEO whose employment is terminated without “cause” or if the NEO resigns from employment for “good reason”, each within 24 months after the consummation of a change of control. Severance benefits will be payable to a NEO under this policy only if the NEO is not otherwise covered by an agreement that provides for severance benefits in the event of a covered termination of employment. A summary of the benefits provided under the Change of Control Severance Policy is described in “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements and Benefit Plans—Change of Control Severance Policy.” In order to receive severance benefits under the Change of Control Severance Policy, an executive must sign a severance agreement and general release, waiving any claims against American Water and agreeing to appropriate restrictive covenants dealing with confidentiality, non-solicitation and non-competition.

Annual Performance Plan

Generally, to receive an APP payment, an APP participant must continue to be employed with the Company on the date the award is paid, and a termination of a participant’s employment for any reason will result in a forfeiture of the participant’s award. However, in the event that a participant (including an NEO) retires from his or her employment prior to the receipt of an APP payment but after attaining age 55 and 10 years of service, the participant will receive his or her APP award in full.

Employee Deferred Compensation Plan

A summary of the terms of the Employee Deferred Compensation Plan is provided above under “—Description of the Employee Deferred Compensation Plan.” This section describes the payments that would be made under that plan upon various types of termination. NEOs are immediately vested in all their contributions to the Employee Deferred Compensation Plan, and unless otherwise determined by the Compensation Committee, become vested in our 5.25 percent annual contributions at the earliest of completion of five years of service, attainment of age 65, a change of control or death. A participant who is terminated for other than cause will receive the participant’s vested portion of his or her account balance. Upon a termination for cause, all employer contributions to this plan would be forfeited by the participant, but the participant would still be entitled to his or her elective deferrals and related income. Payments of vested amounts will be made at the time and in the form elected by the participant, except that a lump-sum distribution of vested amounts will be paid upon death.

AWWPP and ERP

Our retirement plans are described above under “—Description of Pension and Other Retirement Plans.” This section describes the payments that would be made under the retirement plans upon various types of termination of employment.

Voluntary and involuntary terminations of employment—Each of Messrs. Lynch and Sgro and Ms. Norton would have been entitled to benefits from the AWWPP and the ERP upon voluntary or involuntary termination of employment at

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December 31, 2021. Mr. Lynch’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 60, is $52,623. Mr. Lynch would also have received an annual ERP benefit of $195,753 as of December 31, 2021. Ms. Norton’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 57, is $136,627 as of December 31, 2021. Ms. Norton would also have received an ERP lump sum benefit of $1,948,530 as of December 31, 2021. Mr. Sgro’s annual AWWPP benefit, payable as a 50 percent joint and survivor annuity beginning at age 64, was $133,772 as of December 31, 2021. Mr. Sgro would also have received an annual ERP benefit of $311,494 as of December 31, 2021.

Retirement—At December 31, 2021, Messrs. Lynch and Sgro and Ms. Norton were eligible for early retirement benefits under the AWWPP and the ERP.

Disability—Benefits payable upon a termination of employment as a result of a disability are determined under the AWWPP and the ERP in the same manner as benefits payable upon early retirement, except that disability benefits are payable immediately and without reduction for early commencement. AWWPP benefits are payable as annuities; ERP disability benefits are payable as lump sums unless the participant has elected an alternate form of payment. Messrs. Lynch and Sgro and Ms. Norton have each completed the required 10 years of service to qualify for disability benefits of their respective plans.

Death—If Messrs. Lynch or Sgro or Ms. Norton had died on December 31, 2021, his or her surviving spouse or named beneficiary would have received benefits under the AWWPP and/or the ERP (as applicable) calculated as if he or she had immediately elected a 100 percent joint and survivor annuity. The benefit under the AWWPP for each of them would have been equivalent to that payable to each of them as an immediate annuity based on his or her current age early retirement factor, in the form of a 100 percent joint and survivor annuity based on their and their survivor’s current age. The benefit under the ERP for Messrs. Lynch and Sgro and Ms. Norton would have been paid as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP.

For purposes of reporting these benefits in the termination tables below, we reflected that each of Messrs. Lynch and Sgro and Ms. Norton is married and we used his or her spouse’s actual age.

Equity Awards

2017 Omnibus Plan

In the event of a change of control in which American Water is not the surviving entity, the 2017 Omnibus Plan requires that all unexercised options and other grants of awards thereunder be assumed by or converted to similar options or awards of the acquirer company. To the extent any such options or awards are not assumed or converted, then all such options become fully exercisable, all restrictions upon awards will lapse and all stock units will fully vest, upon the change of control.

If a grant is assumed in connection with a change of control, and if, within the 12-month period following the occurrence of such change of control, the participant ceases to be employed by, or providing service to, the surviving corporation (or a parent or subsidiary of the surviving corporation) on account of:

•	a termination of such participant’s employment by the surviving corporation (or a parent or subsidiary of the surviving corporation) for any reason other than due to cause (as defined in the 2017 Omnibus Plan), death or disability (as defined in the 2017 Omnibus Plan), or
•	a termination of employment or service by the participant for good reason (as defined in the 2017 Omnibus Plan),

then as of the date of such termination of employment or service:

•	all awards will be accelerated;
•	all restrictions and conditions upon awards will lapse; and
•	all stock units will be fully vested.

Notwithstanding the foregoing, in the event of a change of control, the Compensation Committee may take any of the following actions with respect to any outstanding grants:

•	accelerate all outstanding options;
•	lapse all restrictions and conditions on outstanding stock awards;
•	vest all outstanding stock units;
•	require participants to surrender their outstanding options in exchange for payment;
•	terminate any unexercised options after giving participants an opportunity to exercise their options; and
•	determine that participants receive a payment in settlement of outstanding stock awards, stock units, dividend equivalents or other stock-based awards.

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The Compensation Committee has granted long-term equity awards under the 2017 Omnibus Plan to persons serving in the CEO, CFO and COO roles to provide for continued vesting of these equity awards after retirement under certain circumstances. For further information, see “Compensation Discussion and Analysis—Ongoing and Post-Employment Arrangements and Benefit Plans—Terms of Outstanding Equity Grants—2017 Omnibus Plan Grants—Continued Vesting Provisions” on page 51 of this proxy statement.

2007 Omnibus Plan

Vesting of our PSU and RSU awards under the 2007 Omnibus Plan will be accelerated or forfeited upon certain events as follows:

•	Upon a change of control, RSUs will vest in full and PSUs will performance-vest with respect to the portions of awards that have already time-vested, based upon the assumption that target performance is achieved.
•	Upon death or disability, PSUs will ultimately performance-vest with respect to the portions of awards that already have time-vested, based upon actual performance as determined at the end of the performance period.
•	All unvested RSUs for NEOs will be immediately forfeited upon death or disability.

Quantification of Potential Payments on Termination or Change of Control

The following tables quantify the potential payments and benefits to which the NEOs would have been entitled to receive if one of several different termination of employment or change of control events occurred on December 31, 2021.

The amounts shown in the tables do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to non-union employees generally upon a termination of employment, including accrued salary and vacation pay, Savings Plan benefits, continued health and welfare coverage following an involuntary termination of employment and coverage under COBRA (other than the payment by the Company of a NEO’s COBRA premiums). All employees are also entitled to life insurance benefits of up to 1.5 times base salary, up to a maximum amount of $200,000, if death occurs while actively employed, which benefit is also not included in the tables below. The amounts shown in each table below for “Defined Compensation Benefits” reflect the value of employer contributions in each NEO’s employee deferred compensation plan account as of December 31, 2021.

With regard to the portion of RSUs subject to a continuation or acceleration of vesting at December 31, 2021, the assumed values of such awards are shown in the table in the applicable columns. With regard to the portion of PSUs subject to performance-based vesting following the continuation or acceleration of time-based vesting, we have assumed that such shares will be issued in respect of the PSUs based on target performance, and that dividend equivalents will continue to accrue through the duration of the applicable performance period. For RSUs and PSUs, the values shown in the tables are based on the number of RSUs or PSUs multiplied by $188.86, the closing price of our common stock as reported on the NYSE on December 31, 2021. In addition, the value of accumulated dividends (and, for awards that remain subject to performance conditions through the end of the performance period, expected dividends for the remainder of the performance period) is included.

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Because Mr. Lynch was serving as the Company’s President and Chief Executive Officer on December 31, 2021, and was an NEO for all of 2021, a summary of his potential termination and change in control payments and benefits as of December 31,

2021 are described in the first table below. Material benefits that Mr. Lynch is eligible to receive in connection with his February 2, 2022 retirement and/or the Separation and General Release Agreement are described following that table.

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change of Control	Disability	Death
Walter J. Lynch	Cash Severance	$—	$—	$1,500,000	$—	$—	$5,891,316	$—	$—
	APP	$—	$1,266,022	$1,077,466	$—	$—	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$15,000	$—	$—
	Deferred Compensation Benefits	$2,878,426	$2,878,426	$2,878,426	$2,878,426	$—	$2,878,426	$2,878,426	$2,878,426
	Nonqualified Pension Benefits	$3,787,571	$3,787,571	$3,787,571	$3,787,571	$3,787,571	$3,787,571	$5,003,396	$3,600,905
	Qualified Pension Benefits	$985,623	$985,623	$985,623	$985,623	$985,623	$985,623	$1,292,494	$972,886
	COBRA Premiums	$—	$—	$—	$—	$—	$44,258	$—	$—
	RSUs and PSUs	$—	$5,608,835	$—	$—	$—	$7,327,172	$—	$—

	Total	$7,651,620	$14,526,477	$10,244,086	$7,651,620	$4,773,194	$20,929,366	$9,174,316	$7,452,217

In connection with Mr. Lynch’s retirement on February 2, 2022, and based on the recommendation of the Compensation Committee and the approval of the independent members of the Board, the Company and Mr. Lynch entered into a Separation Agreement and General Release, providing for, in addition to his already accrued but unpaid benefits, payment to Mr. Lynch for 12 months of his current annual base salary in consideration for a 12-month concurrent non-compete and non-solicitation period, a general release of claims, and other restrictive covenants. For purposes of Mr. Lynch’s 2021 APP award and his LTPP awards outstanding as of February 2, 2022, such awards continue to vest and/or be paid subject to the terms and conditions of the respective awards in existence on such date.

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change of Control	Disability	Death
M. Susan Hardwick	Cash Severance	$—	$—	$618,600	$—	$—	$2,244,154	$—	$—
	APP	$—	$—	$460,739	$—	$—	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$15,000	$—	$—
	Deferred Compensation Benefits	$95,614	$95,614	$95,614	$95,614	$—	$203,702	$95,614	$203,702
	COBRA Premiums	$—	$—	$—	$—	$—	$15,799	$—	$—
	RSUs and PSUs	$—	$—	$—	$—	$—	$2,266,673	$—	$—

	Total	$95,614	$95,614	$1,189,953	$95,614	$—	$4,745,328	$95,614	$203,702

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Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change of Control	Disability	Death
Cheryl Norton	Cash Severance	$—	$—	$500,000	$—	$—	$1,470,204	$—	$—
	APP	$—	$405,013	$344,692	$—	$—	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$15,000	$—	$—
	Deferred Compensation Benefits	$421,604	$421,604	$421,604	$421,604	$—	$421,604	$421,604	$421,604
	Nonqualified Pension Benefits	$1,948,530	$1,948,530	$1,948,530	$1,948,530	$1,948,530	$1,948,530	$2,319,679	$1,592,586
	Qualified Pension Benefits	$2,467,061	$2,467,061	$2,467,061	$2,467,061	$2,467,061	$2,467,061	$3,263,165	$2,141,578
	COBRA Premiums	$—	$—	$—	$—	$—	$32,966	$—	$—
	RSUs and PSUs	$—	$—	$—	$—	$—	$1,354,142	$—	$—

	Total	$4,837,195	$5,242,208	$5,696,887	$4,837,195	$4,415,591	$7,709,507	$6,004,448	$4,155,768

Name	Benefit	Early/ Normal Retirement
Michael A. Sgro	Cash Severance	$—
	APP	$429,932
	Outplacement Services	$—
	Nonqualified Pension Benefits	$4,752,302
	Qualified Pension Benefits	$2,224,785
	COBRA Premiums	$—
	RSUs and PSUs	$—

	Total	$7,407,019

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change of Control	Disability	Death
Melanie M. Kennedy	Cash Severance	$—	$—	$414,000	$—	$—	$1,269,071	$—	$—
	APP	$—	$—	$225,889	$—	$—	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$15,000	$—	$—
	Deferred Compensation Benefits	$294,560	$294,560	$294,560	$294,560	$—	$294,560	$294,560	$294,560
	COBRA Premiums	$—	$—	$—	$—	$—	$41,957	$—	$—
	RSUs and PSUs	$—	$—	$—	$—	$—	$1,036,894	$—	$—

	Total	$294,560	$294,560	$949,449	$294,560	$—	$2,657,482	$294,560	$294,560

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Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause Following a Change of Control	Disability	Death
Adam Noble	Cash Severance	$—	$—	$397,513	$—	$—	$948,349	$—	$—
	APP	$—	$—	$197,625	$—	$—	$—	$—	$—
	Outplacement Services	$—	$—	$15,000	$—	$—	$15,000	$—	$—
	Deferred Compensation Benefits	$20,594	$20,594	$20,594	$20,594	$—	$30,316	$20,594	$30,316
	COBRA Premiums	$—	$—	$—	$—	$—	$44,358	$—	$—
	RSUs and PSUs	$—	$—	$—	$—	$—	$510,545	$—	$—

	Total	$20,594	$20,594	$630,732	$20,594	$—	$1,548,568	$20,594	$30,316

CEO Pay Ratio

The Compensation Committee reviewed a comparison of Mr. Lynch’s total compensation as CEO for fiscal year 2021 as reported in the Summary Compensation Table of this proxy statement to the median annual total compensation of our U.S. employees for the same period. Our identification of our median employee and our CEO to median employee pay ratio were calculated in a manner we believe to be consistent with Item 402(u) of Regulation S-K. In this regard:

•	We identified the median employee in 2021 by examining the 2021 W-2 earnings for all individuals, excluding Mr. Lynch, located in the United States who were employed by us on December 31, 2021. We believe the use of W-2 earnings represents an objective, easily understood and consistently applied measure of compensation paid across our entire employee base.
•	We included 6,426 employees located in the United States as of December 31, 2021, which includes full-time, part-time, seasonal and temporary employees. We did not have any employees located outside of the United States as of December 31, 2021.
•	We did not include leased employees or independent contractors.
•	We did not make any assumptions, adjustments (such as cost-of-living adjustments) or estimates with respect to W-2 income other than annualizing the compensation of permanent employees that were employed as of December 31, 2021 but were employed for less than the full year.

After identifying the median employee, we calculated that employee’s annual total compensation using the same methodology we use for our NEOs in the 2021 Summary Compensation Table. The annual total compensation for fiscal year 2021 for Mr. Lynch and for the median employee was $7,398,128 and $91,238, respectively. The resulting ratio of Mr. Lynch’s pay to the pay of our median employee for fiscal year 2021 is 81 to 1.

As contemplated by Item 402(u) of Regulation S-K and related interpretations, we relied on methods and assumptions that we determined to be reasonable and appropriate for this calculation. Other public companies may use different methods and assumptions. It may therefore be difficult, for this and other reasons, to compare our reported ratio to those reported by other companies.

Policies Prohibiting Hedging, Pledging, Margining and Short Selling

Our insider trading policy prohibits all directors, officers (including our current NEOs) and employees (among others), including their immediate family members and controlled entities, from engaging in any hedging transaction. Under our insider trading policy, no covered person may:

•	enter into any hedging transaction, as described in the insider trading policy;
•	buy or sell any security that derives its value from the price of any of our securities; or
•	enter into any other transaction of a similar nature that has the effect of reducing or eliminating the investment risk associated with any of our securities owned by such covered person.

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The above restrictions are intended to prohibit transactions in financial instruments involving our securities, including prepaid variable forward contracts, equity swaps, collars and exchange funds, as well as transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity and debt securities.

These prohibitions do not apply to the receipt of securities under any of our equity compensation plans or “cashless” exercises of our options in compliance with the 2017 Omnibus Plan or its predecessor plan; however, buying or selling a derivative security with respect to any of these securities is expressly prohibited.

Also, our insider trading policy prohibits covered persons from pledging our securities to a lender as collateral for a loan, from using them in a margin account as collateral for any obligation incurred in connection with a purchase of securities, or for entering into any other similar transaction that has the effect of using our securities as collateral or security for a loan or any other obligation.

Moreover, our insider trading policy also prohibits covered persons from selling our securities short, which is the practice of selling securities that are not owned by the seller. This prohibition includes “short sales against the box,” where the seller actually owns the securities being sold but fails to deliver them to the purchaser within a specified time period after the sale.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Mses. Goss, Harris, Hagen, Johnson and Kampling served as members of the Compensation Committee during fiscal year 2021. With respect to interlocks and insider participation involving members of our Compensation Committee during fiscal year 2021:

•	None of these individuals were an officer or employee of us or any of our subsidiaries during fiscal year 2021 or any prior fiscal year.
•	None of these individuals had any relationship with us or any of our subsidiaries during 2021 pursuant to which disclosure would be required under applicable rules of the SEC pertaining to the disclosure of transactions with related persons.
•	None of our executive officers served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served as a member of the Board or the Compensation Committee during fiscal year 2021.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights, the weighted-average exercise price of outstanding options, warrants and rights, and the number of securities available for future issuance under equity compensation plans as of December 31, 2021.

	[a]	[b]	[c]
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a])
Equity compensation plans approved by security holders	295,325(1)	$65.15(2)	8,106,925	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	295,325(1)	$65.15(2)	8,106,925	(3)

(1)

Represents the number of shares of common stock subject to outstanding awards under the 2007 Omnibus Plan and the 2017 Omnibus Plan, including RSU awards and the target number of shares issuable under PSU awards, as of December 31, 2021.

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(2)

Represents the weighted-average exercise price as to options issued under the 2007 Omnibus Plan to purchase in the aggregate 15,744 shares of common stock. Since RSU and PSU awards under the 2007 Omnibus Plan or the 2017 Omnibus Plan do not have an exercise price, the weighted-average exercise price in column (b) does not take these awards into account.

(3)

As of December 31, 2021, approximately 6.5 million shares were available for issuance under the 2017 Omnibus Plan and approximately 1.6 million shares were issuable under the current American Water Works Company, Inc. and its Designated Subsidiaries 2017 Nonqualified Employee Stock Purchase Plan, or the ESPP. During the purchase period beginning December 1, 2021 and ending February 28, 2022, 22,022 shares available for issuance through the ESPP were subject to purchase, which shares have not been deducted from this amount.

AUDIT, FINANCE AND RISK COMMITTEE REPORT

The Audit, Finance and Risk Committee assists the Board in its oversight of the integrity of American Water’s financial statements, compliance with legal and regulatory requirements, oversight of risk management, review of the Company’s capital and financing plans and the performance of the internal audit function. Management is responsible for American Water’s internal controls, financial reporting process and compliance with legal and regulatory requirements. PricewaterhouseCoopers LLP, American Water’s independent registered public accounting firm, is responsible for performing an independent audit of American Water’s consolidated financial statements and for issuing a report on these financial statements and on the effectiveness of American Water’s internal control over financial reporting.

In this context, the Audit, Finance and Risk Committee hereby reports as follows:

1.	The Audit, Finance and Risk Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the fiscal year ended December 31, 2021.

2.	The Audit, Finance and Risk Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP our system of internal control over financial reporting.

3.	The Audit, Finance and Risk Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301, “Communications with Audit Committees.”

4.

The Audit, Finance and Risk Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit, Finance and Risk Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussion referred to above, the Audit, Finance and Risk Committee recommended to the Board that the audited financial statements be included in American Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Respectfully submitted,

Jeffrey N. Edwards (Chair)

Martha Clark Goss

Patricia L. Kampling

George MacKenzie

70	American Water | 2022 Proxy Statement

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit, Finance and Risk Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit, Finance and Risk Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm.

The Audit, Finance and Risk Committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for American Water during the fiscal year ending December 31, 2022. PricewaterhouseCoopers LLP has served as our auditor since 1948. The Audit, Finance and Risk Committee and the Board have recommended that the shareholders ratify this appointment.

The Audit, Finance and Risk Committee and its Chair are also involved in and approve the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. A new audit partner began his five-year rotation in the first quarter of 2018.

The Audit, Finance and Risk Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP as the Company’s independent auditor is in the best interests of the Company and its shareholders. Although shareholder ratification is not required by our organizational documents, or applicable law, the Board believes that it is a sound corporate governance practice to seek shareholder ratification of the appointment of PricewaterhouseCoopers LLP.

If our shareholders fail to ratify this appointment, the Audit, Finance and Risk Committee may reconsider its selection; however, it is under no obligation to engage a different auditing firm. Even if the selection is ratified, the Audit, Finance and Risk Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit, Finance and Risk Committee believes that such a change would be in the best interests of the Company and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting virtually and may respond to appropriate questions from shareholders at the meeting or make a statement, if requested.

American Water | 2022 Proxy Statement	71

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees paid to PricewaterhouseCoopers LLP for professional services rendered with respect to 2021 and 2020. All of the services described in the footnotes to the table below were approved in advance by the Audit, Finance and Risk Committee (or its predecessor), in accordance with its policy on the pre-approval of services to be provided by our independent registered public accounting firm.

(In thousands)	Fiscal Year 2021	Fiscal Year 2020
Audit Fees (1)	$3,748	$4,253
Audit-Related Fees (2)	—	—
Tax Fees (3)	350	195
All Other Fees (4)	73	10

Total	$4,171	$4,458

(1)

Represents fees for professional services rendered in connection with the Company’s annual consolidated financial statements, interim financial statements included in our quarterly reports on Form 10-Q, annual subsidiary audits and services in connection with comfort letters, consents and procedures related to documents filed with the SEC.

(2)	Represents fees for professional services rendered in connection with the implementation of new accounting standards and attestation services.

(3)	Represents fees for professional services in connection with the review of the Company’s federal and state tax returns and tax advice related to tax compliance, tax planning and tax refund claims.

(4)	Represents fees for software licensing for disclosure checklists and accounting research tools.

Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit, Finance and Risk Committee is required to approve in advance all audit and permitted non-audit services performed by the Company’s independent registered public accounting firm. As permitted by the Company’s pre-approval policy, the Audit, Finance and Risk Committee has delegated to its Chair the authority to pre-approve audit and permitted non-audit services to be provided by its independent registered public accounting firm and associated fees of up to $250,000 in the aggregate. The Chair of the Audit, Finance and Risk Committee must report any pre-approval of services pursuant to this delegated authority to the full Audit, Finance and Risk Committee at its next regularly scheduled meeting following the pre-approval, which report then resets the authority limit to $250,000.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment, by the Audit, Finance and Risk Committee, of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2022.

72	American Water | 2022 Proxy Statement

PROPOSAL 4

SHAREHOLDER PROPOSAL:

CLIMATE TRANSITION PLAN REPORTING

Proxy Impact, as representative of The David Rockefeller Fund, has requested that we include the proposal below in this proxy statement. The shareholder has indicated that it beneficially owns 396 shares of common stock as of the date this proposal was submitted. We will provide the address of the proponent promptly upon the oral or written request of a shareholder. The proponent is responsible for the content of this proposal, for which we and the Board do not accept any responsibility.

American Water Works - 2022

Climate Transition Plan Reporting

WHEREAS: The increasing rate and number of climate related disasters affecting society is causing alarms to be raised globally, making the corporate sector’s contribution to climate mitigation a significant policy issue.

Shareholders are increasingly concerned about material climate risk to their companies and seek clear and consistent company disclosures including credible climate transitions plans. BlackRock’s CEO notes that investment flows into “sustainable” and climate aligned assets will drive long-term outperformancei and that companies should disclose plans for how their business model will be compatible with a net zero economy.

In response to material climate risk, the Climate Action 100 initiative, a coalition of 600+ investors with over $60 trillion in assets, issued a NetZero Benchmark outlining metrics that create climate accountability for companies and transparency for shareholders. Indicators 1 through 5 of the Benchmark seek reporting on companies’ net zero emissions ambitions; short, medium and long term greenhouse gas (GHG) reduction goals; and strategic actions planned to achieve decarbonization targets.ii

American Water Works is the largest and most geographically diverse publicly traded water and wastewater treatment utility company in the United States with approximately 90 percent of its electricity consumption and over 80 percent of GHG emissions related to water pumping.iii Our company discloses GHG emissions, is increasing solar capacity, and is on track to meet a short term 2025 GHG reduction for scope 1 and 2 emissions. While these are credible first steps, it has not set medium and long-term targets to reduce scope 1 or 2 GHG emissions nor set any goals for scope 3 emission. The company does not have a Net Zero commitment, has not set any goals in line with the Science Based Targets Initiative, nor disclosed a plan for how to achieve Paris-aligned GHG emissions reductions.

By setting and disclosing medium and long-term GHG emissions reduction targets, including net zero ambitions, and developing and disclosing a clear climate transition plan, our company can assure investors that management is reducing its full climate impact, building on climate-related opportunities, and addressing growing climate risk, including customers’ access to water due to extreme weather events.

RESOLVED: Shareholders request that American Water Works issue a report within a year, and annually thereafter, at reasonable expense and excluding confidential information, disclosing medium- and long-term greenhouse gas targets aligned with the Paris Agreement’s goal of maintaining global temperature rise at 1.5 degrees Celsius, and progress made in achieving them. This reporting should cover the Company’s full scope of operational and product related emissions.

SUPPORTING STATEMENT: Proponents suggest, at Company discretion, the report describe:

●	The Company’s climate transition plan for achieving its GHG reduction goals over time, including aligned capital allocation where relevant.

[i]	https://www.blackrock.com/corporate/literature/whitepaper/bii-portfolio-perspectives-february-2020.pdf
ii	https://www.climateaction100.org/wp-content/uploads/2021/03/Climate-Action-100-Benchmark-Indicators-FINAL-3.12.pdf
iii	https://s26.q4cdn.com/750150140/files/doc_downloads/esg_docs/2021/2019-2020-Sustainability-Report-(1).pdf

American Water | 2022 Proxy Statement	73

●	Identify relevant GHG emission scopes for the Company, including direct and value chain emissions.
●	Any net zero by 2050 and interim GHG emissions reduction targets covering all relevant emissions scopes.
●	A rationale for any decision not to set targets aligned with the Paris Agreement’s 1.5 degree goal.

American Water Response

We and the Board are committed to conducting sustainable business practices on climate risk, setting and achieving measurable and realistic targets related to the Company’s greenhouse gas (“GHG”) emissions, and reporting our sustainability activities in a transparent manner. However, we believe adoption of this proposal is unnecessary and would not be in the best interests of the Company or our shareholders. For the following reasons, the Board recommends a vote AGAINST the approval and adoption of this Proposal 4:

•	We continue to pursue sustainable business practices to reduce GHG emissions.
•	We have already been working to establish attainable GHG emissions reduction targets.
•	The report is unnecessary in light of our existing biennial Sustainability Report and annual ESG Data Summary.
•	We maintain environmental policies and governance practices.
•	We are recognized for our sustainability leadership and practices.

The Company has been transparent and accountable regarding its commitment to reducing its impact on the environment and supporting the sustainability of water as a key renewable and essential resource. In furtherance of these objectives, and to consider meaningful avenues to respond to appropriate suggestions for further enhancement to our corporate standards and practices, our Board and management are committed to maintaining a dialogue with shareholders on a regular basis. Prior to submission of this proposal, the proponent did not attempt to engage with us on the issue raised by this proposal, which, given our established shareholder engagement program and our existing sustainability initiatives and efforts, would have facilitated a meaningful discussion on this topic. Notwithstanding, we are committed to continuing our dialogue with the proponent, and all of our shareholders, as we continue to establish attainable targets for reducing our GHG emissions and disclosing our progress towards achieving those targets.

We continue to pursue sustainable business practices to reduce GHG emissions

At American Water, approximately 90 percent of our electricity consumption and more than 80 percent of our GHG emissions are related to pumping water. We also require energy to store, treat and deliver water and collect, treat, transport and recycle wastewater to our customers. Fossil fuel-based energy sources can contribute to climate variability through GHG emissions. Climate variability, especially without mitigation, poses potential challenges to water and wastewater utilities, including us, such as potential degradation of water quality and increased costs to repair damaged facilities and to adapt our systems to be more resilient.

As an energy-intensive utility, it is our responsibility to use energy prudently to minimize our GHG emissions. The biggest opportunities to reduce our GHG emissions and operational cost across our business include:

•	replacing aging pumps and motors with new, energy efficient ones;
•	developing and utilizing new tools, strategies and technologies to manage water pressure, which can reduce energy consumption;
•	implementing water efficiency improvements; and
•	optimizing vehicle and equipment usage.

We focus our energy use and GHG emissions reduction initiatives on water efficiency across our business. Improving water efficiency can also help reduce energy cost burdens on our customers. In addition, we focus on increasing the resiliency of our assets through significant capital investment in our treatment plants, distribution and transmission pipes, pumping stations and other essential facilities. Greater resiliency increases the efficiency of our assets and helps to prepare and protect our water and wastewater infrastructure in the face of increased climate variability. We also consider renewable energy sources when negotiating power purchase agreements, recognizing that doing so can help to reduce our own costs and contribute to lower global carbon emissions.

We also incorporate sustainable design into many of our buildings and facilities, including our corporate headquarters in Camden, New Jersey. Our headquarters is LEED Platinum certified, both for its

74	American Water | 2022 Proxy Statement

building design (BD+C: Core and Shell) and for its interior design (ID+C: Commercial Interiors), while earning all possible points within the water efficiency credit categories. In addition, our Military Services Group constructed a net zero operations center at Hill Air Force Base in Utah to enhance energy efficiency and reduce emissions that contribute to climate change. During its first three years of operation, the building not only met all of its electrical needs, but also provided 585 kilowatt-hours back to the electric grid. Also, as of December 2020, solar installations throughout our service areas provide a total of approximately 3.9 megawatts of capacity.

We have already been working to establish attainable GHG emissions reduction targets

The shareholder proposal requests a report on whether we have set particular types of GHG emissions reduction targets. While we are aligned with the proponent’s purpose to reduce our GHG emissions, we want to set meaningful goals that are credible, well-founded and attainable, and believe it is in the best interests of our shareholders, customers and the communities we serve to set goals that are data-driven.

In 2021, we refined our existing energy and emissions goal to reduce our absolute scope 1 and scope 2 GHG emissions by more than 40 percent by 2025, from a 2007 baseline. We have already achieved an approximate 36 percent reduction in GHG emissions through December 2020 from the 2007 baseline. GHG emissions data for the full calendar year 2021 is expected to be released in April 2022.

We are now currently evaluating our medium- and long-term GHG emissions reporting and goals for scope 1, scope 2 and scope 3 GHG emissions, a process that was underway prior to receipt of the proponent’s proposal, and are studying the feasibility of adopting long-term net-zero emissions targets and our approach to alignment with the Paris Agreement’s goals. We intend to disclose our targets prior to the end of the one-year reporting period requested in the proponent’s proposal, including any rationale, if applicable, for not aligning with the specific type of goals set forth in the proponent’s proposal.

We believe these actions allow us to make more informed and responsible decisions about how to prioritize our efforts and allocate our resources over the medium- to long-term. We take our commitment to the environment and reducing our carbon footprint seriously and intend to develop data-driven goals and targets after the relevant data collection and assessments have been completed.

The report is unnecessary in light of our existing disclosures — our biennial Sustainability Report and annual ESG Data Summary

We published our first Sustainability Report in 2011, and our current biennial Sustainability Report, available at ir.amwater.com, is comprehensive and already provides shareholders information to assess the Company’s sustainability efforts. We prepare this report in accordance with the Global Reporting Initiative (GRI) Standards: Core option. In this report, we also disclose against several standards from the Sustainability Accounting Standards Board (SASB) and the Edison Electric Institute (EEI). In addition, we reference the Task Force on Climate-related Financial Disclosures (TCFD) recommendations, providing information and data related to our approach to managing climate risk across the enterprise. We also take into consideration the United Nations Sustainable Development Goals (UNSDGs) and we submit responses to the S&P Global Corporate Sustainability

Assessment (CSA) and CDP Climate Change annually. Moreover, we continue to evaluate the adoption of new sustainability reporting standards where such adoption will result in greater transparency and clarity to our sustainability disclosures.

We also provide an ESG Data Summary disclosing, among other information, the following historical data: scope 1 and scope 2 GHG emissions; emissions intensity measured by Metric Tons (CO2e)/Total Billed Water Sale; total energy and renewable energy consumption; total fuel consumption from non-renewable sources; electricity consumption and non-renewable electricity purchased; total renewable energy generated; and energy intensity measured by Megawatt Hour/Total Billed Water Sale.

American Water | 2022 Proxy Statement	75

We maintain environmental policies and governance practices

We updated our Environmental Policy in 2021 to provide additional guidance concerning environmental stewardship oversight. Our Environmental Policy outlines how our company promotes environmental stewardship across our business, including through environmental reporting and responsibilities. Our policy states that we will make effective and efficient use of natural resources, including energy, and that capital investment projects will strive to minimize impact on resource consumption, including energy and energy efficiency, both for the construction of the facilities and within the facility itself.

Our Chief Environmental and Safety Officer oversees our energy and emissions activities and is responsible for tracking and reporting overall environmental compliance and performance while mitigating emerging areas of environmental risk; the Chief Operating Officer reports such data and performance to the Board on a regular basis.

Our employee Sustainability Committee, established in 2019, also collaborates across the organization to advance our sustainability initiatives, including energy and emissions. Our internal audit function provides an additional layer of governance around data and process management related to our energy and GHG performance.

Under our Supplier Code of Conduct, suppliers are encouraged to align with our environmental policy and reduce their own environmental impact, including emissions reductions.

We are recognized for our sustainability leadership and practices

We have been repeatedly and widely recognized for our sustainability leadership, including:

•	Being ranked sixth on the Corporate Knights’ 2022 Global 100 Most Sustainable Corporations in the World index, which made us a top-ranked U.S. company and the top-ranked water utility globally;
•	Being ranked 92nd on the Corporate Knights’ 2021 Clean 200, an index of companies viewed as leading the way to a clean-energy future;
•	For the fourth year in a row, being named as one of Barron’s 100 Most Sustainable Companies, improving to 19th in 2022 from 22nd in 2020, and remaining the highest-ranking utility in that index; and
•	Receiving for the second time a score of 87 (out of 100) in the S&P Global Ratings ESG Evaluation Report, the highest score given to a U.S. utility and the 3rd highest globally.

Recommendation of the Board

For the foregoing reasons, the Board unanimously recommends a vote “AGAINST” Proposal 4.

76	American Water | 2022 Proxy Statement

PROPOSAL 5

SHAREHOLDER PROPOSAL:

RACIAL JUSTICE AUDIT

Trillium Asset Management, LLC, as representative of Trillium ESG Global Equity Fund, the shareholder, has requested that we include the proposal below in this proxy statement. The proponent has indicated that the shareholder beneficially owns 32,000 shares of common stock as of the date this proposal was submitted. We will provide the address of the proponent promptly upon the oral or written request of a shareholder. The proponent is responsible for the content of this proposal, for which we and the Board do not accept any responsibility.

Racial Justice Audit

To combat systemic racism, corporations should recognize and remedy industry- and company-specific barriers to everyone’s full inclusion in societal and economic participation. Racial gaps cost the U.S. economy an estimated $16 trillion over the past twenty years.1 Closing the Black- and Hispanic-white wealth gaps could add 4-6% to American GDP by 2028.2

One year after many companies made commitments to racial justice, the practical outcomes remain unclear. Fifty corporate pledges totaling $49.5 billion were characterized by a 2021 analysis as falling short of addressing systemic racism.3 Shareholders lack independent assessments that racial equity strategies are impactful, address appropriate topics, and unlock growth.

Addressing racism and its economic costs demands more than reliance on internal action and assessment. Audits engage companies in a process that internal actions may not replicate, unlocking value and uncovering blind spots that companies may have to their policies and practices. Company leaders are not diversity, equity, and inclusion experts and lack objectivity. Crucially, a racial justice audit examines the external impact a company has on minority communities.

Given companies across sectors are embroiled in race-related controversies, any company without a third-party audit and plan for improvement of internal and external racial impacts could be at risk.4 Companies like Facebook, Starbucks, and Blackrock have committed to such audits, and guidelines have been developed by practitioners.5

American Water is currently implicated in an environmental justice controversy in Marina, California, where a third of the residents are low-income and many speak limited English.6 Though withdrawn and being reworked, the company’s proposal for a desalination plant in Marina would not supply any of the treated water to the town while dispossessing it of an open community space. However, the company continues to appeal legal rulings despite California Coastal Commission recommendations to deny permitting, in part due to environmental injustice. Additionally, the company lacks executive racial diversity with zero minority officers and does not release EEO-1 data, though it has begun reporting diversity metrics and set undisclosed goals. Shareholders are concerned there may be gaps in how the company approaches environmental justice in other projects and in internal inclusion, and believe that a racial justice audit may help the company identify and close potential gaps.

[1]	https://ir.citi.com/NvIUklHPilz14Hwd3oxqZBLMn1_XPqo5FrxsZD0x6hhil84ZxaxEuJUWmak51UHvYk75VKeH CMI%3D
[2]	https://www.mckinsey.com/industries/public-and-social-sector/our-insights/the-economic-impact-of-closing-the-racial-wealth-gap
[3]	https://philanthropynewsdigest.org/news/corporate-pledges-for-racial-justice-fall-short-analysis-finds
[4]	https://www.nytimes.com/2020/06/06/business/corporate-america-has-failed-black-america.html
[5]

https://www.proxypreview.org/2021/contributor-articles-blog/racial-justice-audits-holding-companies-accountable-for-their-role-in-
system-racism, https://www.bloomberg.com/news/articles/2021-08-05/how-aclu-veteran-laura-murphy-audited-facebook-s-
race-problem?sref=cdlcj118

[6]	https://www.latimes.com/california/story/2020-09-15/cal-am-desalination-coastal-commission-marina-california

American Water | 2022 Proxy Statement	77

Resolved: Shareholders urge the board of directors to oversee a third-party audit (within a reasonable time and at a reasonable cost) which assesses and produces recommendations for improving the racial impacts of its policies, practices, products, and services, above and beyond legal and regulatory matters. Input from stakeholders, including civil rights organizations, employees, and customers, should be considered in determining the specific matters to be assessed. A report on the audit, prepared at reasonable cost and omitting confidential/proprietary information, should be published on the company’s website.

American Water Response

We and the Board are committed to business practices that combat systemic racism and its impacts, and promote ID&E. However, for the following reasons, the Board recommends a vote AGAINST approval and the adoption of this Proposal 5:

•	ID&E is a key driver of our success, and we have demonstrated our commitment to ID&E across our business, including with respect to our employees and customers.
•	We have been recognized by third parties as we help support and grow opportunities for communities of color in the areas in which we serve.
•	We currently maintain, and seek to enhance, our transparency as well as internal policies and procedures that reinforce our values and reflect our commitment to ID&E, including racial diversity.
•	Our Board, through the Compensation Committee, is actively engaged in the oversight of our ID&E priorities.
•	Given our ongoing efforts to combat racial injustice and the highly regulated nature of our utility industry, the Board believes that the requested audit and report are duplicative and therefore unnecessary.

Our Board and management are committed to maintaining an ongoing dialogue with shareholders on a regular basis through our annual shareholder outreach program. Prior to submission of this proposal, the proponent did not attempt to engage with us proactively on these issues, which would have facilitated a meaningful discussion on this topic. As we continue to progress on our ID&E journey, we are committed to continue our dialogue with the proponent, and all of our shareholders, and to engage meaningfully about the work we are currently doing, and plan to continue to do in the future, to address issues of racial injustice.

ID&E is a key driver of our success, and we have demonstrated our commitment to ID&E across our business, including with respect to our employees and customers

ID&E is a strategic business priority that we believe is vital to our success. At American Water, we encourage, respect, honor and celebrate differences in our employees, including race, ethnicity, gender, gender identity/expression, spiritual practice, age, nationality, military or veteran status, sexual orientation, physical capabilities, education and personal style. We see diversity as a vital element in creating an environment where differences are accepted and are important to the Company’s success. We believe that having diverse employees makes us safer, stronger and more successful in serving our customers across the country. Below are concrete examples of our commitment to ID&E in our workforce:

•	In 2017, we established our I&D Advisory Council, which serves as a recommending body and liaises with our functional business teams to promote ID&E.
•	In 2019, we launched the Inclusion and Diversity Champion Network as an extension of the I&D Advisory Council comprised of nearly 200 employees who actively raise awareness about I&D and celebrate our successes internally and externally.
•	In 2021, we launched our Employee Business Resources Groups (EBRGs), overseen by the I&D Advisory Council, which groups represent diverse employee demographics (including African American/Black) throughout the Company and offer opportunities for employees to share ideas and best practices.
•	In 2021, approximately 86 percent of our job requisitions had a diverse candidate pool, with approximately 58 percent of transfers or promotions filled by diverse individuals.
•	Our ID&E strategy is led by our Chief Inclusion Officer and two ID&E Senior Managers.

78	American Water | 2022 Proxy Statement

•	We set internal goals in 2021 to increase representation of females and minorities across our workforce and in leadership roles.

We are also committed to fair pay. For a number of years, American Water has been conducting third-party audits of both pay gaps and pay equity related to race and gender, and we use the information we learn from these audits to correct inequalities and update processes to allow for equal pay, development and advancement opportunities for all employees. The findings of these audits are reviewed with the

Compensation Committee and our executive leadership team, along with plans of action to reduce and close identified gaps.

Also, prior to the submission of this proposal, we commenced a third-party internal labor market analysis to study our employment practices, including with respect to employee hiring, compensation, performance reviews, promotion and retention. We are in the midst of completing this analysis and expect to report its findings to the Compensation Committee later in 2022.

We have been recognized by third parties as we help support and grow opportunities for communities of color in the areas in which we serve

We are committed to supporting and empowering the diverse communities of color in which we operate. For example:

•	To better reflect the customers we serve, we increased our spend with diverse suppliers and small businesses in 2021 by more than 10 percent year over year.
•	We assist low-income water customers through our bill paying assistance programs including grants, service discounts and payment plans.
•	American Water contributed nearly $1 million to local organizations in Camden, New Jersey, supporting organizations that directly support and assist Camden residents.
•	In 2021, we began recruiting residents of Camden, New Jersey, the home of our corporate headquarters, and Gary, Indiana, to train and work in fully remote, customer service positions.
•	In November 2021, we announced our Water UP! – Water Utility Pipeline – workforce development program, which exposes young adults from underserved populations to transformative skill sets, including science, technology, engineering and mathematics (STEM) lessons, customer service training and OSHA certification.
•	Since the AWCF’s inception in 2010, the Company has contributed $67.3 million to the AWCF to support programs and organizations important to our employees and communities.

Given all of these efforts to improve the diverse communities in which we serve, we have been repeatedly and widely recognized for our overall ID&E leadership, including the following:

•	Received from New Jersey Business Magazine and New Jersey Business and Industry Association the 2021 Diversity and Inclusion Award.
•	Listed for the third consecutive year as a top-scoring company (among approximately 247 businesses) for our inclusive and diverse culture on the Disability Equality Index, a comprehensive disability inclusion assessment tool designed and embraced by both business leaders and disability advocates, and listed among its “Best Places to Work for Disability Inclusion.”
•	Included among 418 companies across 45 countries and regions in the 2022 Bloomberg Gender-Equality Index.
•	Recognized by the Philadelphia Business Journal for our philanthropic partnership with Hopeworks Camden, a non-profit focusing on technology and related training and development of at-risk youth in Camden, New Jersey, the location of our corporate headquarters.

American Water | 2022 Proxy Statement	79

We currently maintain, and seek to enhance, our transparency as well as internal policies and procedures that reinforce our values and reflect our commitment to ID&E, including racial diversity

We published our inaugural Inclusion & Diversity Report in 2021, which shares the diversity strategies, practices, policies and programs from across our business. The report includes more than 100 data points related to our culture of inclusion. We recognize that the data demonstrates we still have work to do to not only embed ID&E at all levels of the organization, but also to improve our workforce demographics. The results of these continuing programs and our progress against our ID&E goals will be reported in our second annual Inclusion and Diversity Report to be published in the second quarter of 2022.

We also have adopted policies and procedures that demonstrate our commitment to improve ID&E at American Water and have supported these policies with training and education for our employees. We have adopted a Respect and Dignity in the Workplace policy that advocates zero tolerance for discrimination, harassment and/or retaliation on the basis of race, ancestry, national origin, color, alienage or citizenship status, among other protected characteristics. We have also provided and supported consistent training to our employees on embracing diversity, promoting a harassment-free workplace, unconscious bias and allyship. These efforts reflect our commitment to our employees to support racial diversity and maintain a workplace free of discrimination and harassment.

In addition, we continually assess our commitment to ID&E data transparency. In that regard, we will disclose publicly our consolidated EEO-1 data annually, beginning later in 2022. By doing so, we will provide additional transparency about, and our progress towards increasing, our workforce diversity.

Our Board, through the Compensation Committee, is actively engaged in the oversight of our ID&E priorities

The Board, through the Compensation Committee, provides direct oversight and feedback on a number of the Company’s ID&E priorities. In 2021, the Board approved amendments to the Compensation Committee’s charter to require it to be responsible for overseeing the Company’s ID&E programs and initiatives. It also must review and assess, at least annually, the Company’s culture and related culture engagement and its organizational and leadership development plans and programs, as well as programs designed to identify, attract and retain high-potential employees. The Compensation Committee also oversees the process of planning for executive officer succession, which, together with its ID&E oversight, places it in a direct line to monitor the Company’s development of more racially and ethnically diverse leaders.

Given our ongoing efforts to combat racial injustice and the highly regulated nature of our utility industry, the Board believes that the requested audit and report are duplicative and therefore unnecessary

The Board believes that conducting a racial justice audit and producing a report as requested by the proponent would duplicate the third-party audits and analyses the Company is currently undertaking, and may not produce any additional meaningful, appropriate or actionable results beyond these efforts. Given the Company’s geographically diverse and highly regulated water and wastewater operations, public utility commissions in each of our 13 regulated jurisdictions currently review significant aspects of the

Company’s regulated operations through general rate case and other regulatory proceedings in which commission staff, utility rate counsel, customers and other interested stakeholders and members of the community are permitted to participate, ask questions and obtain information about our business practices. For all of these reasons, the Board believes that the requested audit and report are duplicative and unnecessary.

Recommendation of the Board

For the foregoing reasons, the Board unanimously recommends a vote “AGAINST” Proposal 5.

80	American Water | 2022 Proxy Statement

CERTAIN BENEFICIAL OWNERSHIP MATTERS

Security Ownership of Management

The following table sets forth information as of March 17, 2022, regarding the beneficial ownership of common stock by:

•	each director;
•	each director nominee;
•	each NEO included in the 2021 Summary Compensation Table; and
•	all of the Company’s current directors and executive officers as a group.

As of March 17, 2022, 181,752,561 shares of common stock were issued and outstanding. The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or rights held by that person that are currently exercisable or will become exercisable on or before May 16, 2022 (60 days after March 17, 2022), are deemed to be currently outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Unless otherwise noted below:

•	the address for each beneficial owner in the table below is c/o American Water Works Company, Inc., 1 Water Street, Camden, New Jersey 08102-1658; and
•	subject to applicable community property laws, to the Company’s knowledge, each person named in the tables below has sole voting and investment power over the shares shown as beneficially owned by that person.

Name	Number of Shares (1)	Vested Options	Total Shares of Common Stock Beneficially Owned (2)	% of Shares Outstanding
Jeffrey N. Edwards	4,274	—	4,274	*
Martha Clark Goss	30,800	—	30,800	*
Veronica M. Hagen	1,565	—	1,565	*
M. Susan Hardwick	4,757	—	4,757	*
Kimberly J. Harris	2,100	—	2,100	*
Julia L. Johnson	18,481	—	18,481	*
Patricia L. Kampling	2,100	—	2,100	*
Melanie M. Kennedy	11,205	—	11,205	*
Karl F. Kurz	10,303	—	10,303	*
Walter J. Lynch (3)	129,638	—	129,638	0.1%
George MacKenzie	26,497	—	26,497	*
Adam Noble	774	—	774	*
Cheryl Norton	8,443	—	8,443	*
Michael A. Sgro (4)	9,289	—	9,289	*
James G. Stavridis	4,162	—	4,162	*
All current directors and executive officers as a group (16 persons) (5)	153,483	4,165	157,648	*

*	Less than 1% (or, with respect to an NEO, less than 0.1%)

(1)	Except as may otherwise be indicated, the amounts in the table above do not include the following interests in our common stock, which interests do not confer voting or investment power:

•

shares of common stock underlying RSU, PSU and stock unit awards, granted under the 2007 Omnibus Plan or the 2017 Omnibus Plan, which have not vested as of March 17, 2022 and will not vest on or before May 16, 2022; and

•

shares of common stock underlying RSU, PSU and stock unit awards granted under the 2007 Omnibus Plan or the 2017 Omnibus Plan, which have vested as of March 17, 2022 or will vest on or before May 16, 2022, but the settlement of the award and the receipt of common stock thereby is deferred to a date that is later than May 16, 2022.

American Water | 2022 Proxy Statement	81

(2)	For each of our NEOs and our directors, the amounts in this column do not include the following interests in our common stock, which interests do not confer voting or investment power:

Name	Number of Unvested RSUs/Stock Units*	Number of Unvested PSUs	Total
Jeffrey N. Edwards	936	—	936
Martha Clark Goss	2,312	—	2,312
Veronica M. Hagen	6,373	—	6,373
M. Susan Hardwick	10,259	31,874	42,133
Kimberly J. Harris	936	—	936
Julia L. Johnson	7,579	—	7,579
Patricia L. Kampling	936	—	936
Melanie M. Kennedy	1,878	6,391	8,269
Karl F. Kurz	2,926	—	2,926
Walter J. Lynch (3)	7,058	27,455	34,513
George MacKenzie	936	—	936
Adam Noble	1,290	3,736	5,026
Cheryl Norton	3,419	11,009	14,428
Michael A. Sgro (4)	—	5,621	5,621
James G. Stavridis	936	—	936

Total	47,774	86,086	133,860

*

Unvested RSUs and stock units represent shares underlying RSU or stock unit awards, which shares (i) have not vested, (ii) have vested but have not been delivered, or (iii) have been deferred, in each case in accordance with footnote (1) above.

(3)	Mr. Lynch retired from American Water effective February 2, 2022.

(4)	Mr. Sgro retired from American Water effective February 1, 2022.

(5)

Includes 32,187 shares beneficially owned (including 4,165 shares underlying vested options) by executive officers of the Company not named in the table above. Excludes in the aggregate 106,367 shares underlying unvested RSUs and PSUs, as well as unvested or deferred stock units, held by our directors and current executive officers, as referenced in footnote (1) above.

82	American Water | 2022 Proxy Statement

Security Ownership of Certain Beneficial Owners

The table below indicates the persons or entities known to us to be the beneficial holders of more than five percent of our common stock, as of December 31, 2021, with percentages determined as of March 17, 2022.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Outstanding
The Vanguard Group (1) 100 Vanguard Boulevard
Malvern, PA 19355	21,525,980	11.8%
BlackRock, Inc. (2) 55 East 52nd Street
New York, NY 10022	16,192,763	8.9%
State Street Corporation (3)
State Street Financial Center
One Lincoln Street
Boston, MA 02111	9,875,065	5.4%

(1)

The Vanguard Group (“Vanguard”), an investment management company, is the beneficial owner of the 21,525,980 shares of common stock listed in the table. Vanguard holds sole power to dispose of or to direct the disposition of 20,716,672 shares, shared power to vote or direct to vote 364,684 shares, and shared power to dispose or to direct the disposition of 809,308 shares. This disclosure is derived solely from information contained in a Schedule 13G/A, filed by Vanguard with the SEC on February 9, 2022. The information is as of December 31, 2021, and the number of shares beneficially owned by Vanguard may have changed subsequently.

(2)

BlackRock, Inc. (“BlackRock”) is the beneficial owner of the 16,192,763 shares of common stock listed in the table. BlackRock is a holding company of subsidiaries that hold the shares, including: BlackRock Life Limited; BlackRock International Limited; BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; Future Advisor, Inc.; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; BlackRock (Singapore) Limited; and BlackRock Fund Managers Ltd, none of which beneficially owns five percent or more of the common stock. BlackRock holds sole voting power with respect to 13,413,833 shares and sole dispositive power with respect to all of the shares listed in the table. This disclosure is derived solely from information contained in a Schedule 13G/A filed by BlackRock with the SEC on February 3, 2022. The information is as of December 31, 2021, and the number of shares beneficially owned by BlackRock may have changed subsequently.

(3)

State Street Corporation (“State Street”), an investment advisor, is the beneficial owner of the 9,875,065 shares of common stock listed in the table. State Street is a holding company of direct or indirect subsidiaries that hold the shares, including: SSgA Funds Management, Inc.; State Street Global Advisors Limited; State Street Global Advisors Ltd; State Street Global Advisors, Australia Limited; State Street Global Advisors (Japan) Co., Ltd; State Street Global Advisors Asia Limited; State Street Global Advisors Singapore Limited; State Street Global Advisors Europe Limited; and State Street Global Advisors Trust Company. State Street holds shared power to vote or direct to vote 8,539,571 shares, and shared power to dispose or to direct the disposition of 9,744,829 shares. This disclosure is derived solely from information contained in a Schedule 13G, filed by State Street with the SEC on February 10, 2022. The information is as of December 31, 2021, and the number of shares beneficially owned by State Street may have changed subsequently.

American Water | 2022 Proxy Statement	83

COMMUNICATIONS, SHAREHOLDER PROPOSALS AND COMPANY INFORMATION

Shareholder Communications to the Board

Shareholders and other interested parties may communicate directly with the Board or individual members of the Board, including those wishing to express concerns relating to accounting, internal controls, audit matters, fraud or unethical behavior, by submitting written correspondence to the Company or via email: contacttheboard@amwater.com. The Company’s Secretary reviews and provides summaries and/or copies of the communications to the Board and relevant committees. All communications are treated confidentially.

Our “whistleblower” policy prohibits American Water and any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If an interested party nonetheless prefers to raise his or her concern to the Board in a confidential or anonymous manner, the concern may be directed to our confidential ethics hotline at (877) 207-4888. Such matters raised on the hotline are investigated by the Ethics and Compliance Department and reviewed by the Chair of the Audit, Finance and Risk Committee.

Shareholder Proposals, Proxy Access Deadlines and Director Nominations

Shareholder Proposals

Except as provided below under “—Proxy Access Deadlines,” any shareholder who, in accordance with SEC Rule 14a-8, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with the 2023 annual meeting of shareholders must submit the proposal so that it is received by our Secretary at our principal executive offices on or before November 29, 2022 and must comply in all other respects with applicable SEC rules. If the date of the 2023 annual meeting is changed by more than 30 days from the date of the 2022 annual meeting, then the deadline for receipt of the proposal would be a reasonable time before we begin to print and send our proxy materials. Shareholder proposals must be delivered to our Secretary as described under “—Contacting Us or Our Transfer Agent” on page 86 of this proxy statement.

Any shareholder who wishes to propose any business to be considered by the shareholders at the 2023 annual meeting (other than a proposal for inclusion in the proxy statement pursuant to SEC Rule 14a-8), or to nominate a person for election to the Board at that meeting, must provide timely and proper notice to American Water in writing, including the specified information described in our Amended and Restated Bylaws concerning the proposed business or nominee.

The requirements for such notice are set forth in our Amended and Restated Bylaws, a copy of which can be obtained from the Company upon request. The notice must be received at American Water’s principal executive offices no earlier than January 11, 2023 and no later than February 10, 2023. However, if the date of the 2023 annual meeting is more than 30 days before or 60 days after May 11, 2023, other than as a result of any adjournment or postponement thereof, notice must be received not later than 90 days prior to the date of the 2023 annual meeting, or, if later, by the 10th day following the Company’s first public announcement of the date of the 2023 annual meeting. The shareholder must otherwise comply with all applicable procedural and substantive requirements set forth in our Amended and Restated Bylaws.

Proxy Access Deadlines

Our Amended and Restated Bylaws permit an eligible shareholder or group of shareholders to include up to a specified number of director nominees in our proxy materials for an annual meeting of shareholders. See “Board of Directors and Corporate Governance—Proxy Access” on page 14 of this proxy statement.

As a condition to the use of the proxy access bylaw, the eligible shareholder or eligible group of shareholders and each director nominee must satisfy all of the procedural and substantive requirements specified in the Amended and Restated Bylaws, including providing advance notice to us and filing certain information with the SEC. With respect to the 2023 annual meeting, the notice must be provided no earlier than October 30, 2022 and no later than November 29, 2022.

84	American Water | 2022 Proxy Statement

Director Nominations

The Nominating Committee will consider qualified director candidate recommendations by shareholders. The recommendation must include the following information:

•	the name, age, business address and residence address of the candidate;
•	a resume describing the candidate’s qualifications;
•	other information about the candidate that would be required to be included in a proxy statement under the rules of the SEC;
•	a description of all arrangements or understandings relating to the nomination between or among the shareholder, the candidate and any other person or persons;
•	the signed consent of the candidate to serve as a director if elected;
•	the name and address of the shareholder who is submitting the recommendation;
•	evidence of the number of shares of American Water’s common stock that the recommending shareholder owns and the length of time the shares have been owned; and
•	certain other information required by our Amended and Restated Bylaws.

The Nominating Committee may seek additional information regarding the candidate. The Nominating Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Delivering Proxy Materials Through Electronic Means

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 11, 2022

The Notice of 2022 Annual Meeting of Shareholders, 2022 Proxy Statement and 2021 Annual Report are available at http://www.proxyvote.com.

Under the “Notice and Access” rules approved by the SEC, we are permitted to deliver this proxy statement and our 2021 Annual Report by providing access to the documents on the Internet instead of mailing printed copies. Accordingly, certain shareholders have received a “Notice of Availability” instead of printed copies of the proxy materials. The Notice of Availability instructs a shareholder on how to access and review all of the proxy materials on the Internet. The Notice of Availability also has instructions on how a shareholder may vote his or her shares. Although the Notice of Availability identifies the items to be voted on at the meeting, you cannot vote your shares merely by marking the Notice of Availability and returning it.

Beginning on the date of mailing of the Notice of Availability, shareholders will be able to access all of the proxy materials on a website referred to in the Notice of Availability. If you received a Notice of Availability and would like to receive free of charge a paper or electronic copy of our proxy materials, you may elect to do so by following the instructions in the Notice of Availability for requesting such materials.

If you previously requested a paper copy of the proxy materials (and you have not revoked that request) or if delivery of printed proxy materials is required by law, you will receive a copy of the proxy materials instead of the Notice of Availability.

To the extent we are not required by law to mail our proxy materials to you in paper form, you can eliminate all such future paper mailings, including mailing of the Notice of Availability, by electing to receive an e-mail that will provide internet links to these documents and the online proxy voting website. Opting to receive all future proxy materials electronically will save us the cost of producing and mailing documents to you and will help us conserve natural resources. Requests for electronic delivery may be made at http://enroll.icsdelivery.com/awk.

American Water | 2022 Proxy Statement	85

Householding of Proxy Materials

To reduce the expense of delivering duplicate sets of proxy materials to multiple shareholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” This procedure saves printing costs and postage fees, and conserves natural resources.

Under the householding procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Notice of Availability and/or set of proxy materials, unless one or more of the shareholders at that address has previously elected to receive separate copies.

Under the SEC’s householding rules, intermediaries also may deliver a single copy of the proxy materials or Notice of Availability to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of common stock in street name through a broker or bank, you may have received a notice that your household will be sent only one copy of the proxy materials or the Notice of Availability. If you did not provide your broker or bank with notice that you object to this householding, you may have been deemed to have consented to the householding of information. However, upon written or oral request, we will promptly deliver a separate copy of the annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered.

To change your householding status with respect to your shares of common stock:

•	if you are the registered holder of your shares, please contact American Stock Transfer & Trust Company, LLC, our transfer agent, as noted below in “—Contacting Us or Our Transfer Agent” or
•	if you hold your shares in street name, please contact Broadridge Financial Solutions:
▪	by telephone, toll-free, at (866) 540-7095 or
▪	in writing, at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

If you are a shareholder currently sharing an address with another of our shareholders and wish to have your future proxy materials householded, or your materials are currently householded and you would prefer to receive separate materials in the future, please make a request to change your householding status, as indicated above. We encourage shareholders to have all the shares they hold of record registered in the same name and under the same address.

Contacting Us or Our Transfer Agent

How to Contact Us:	How to Contact our Transfer Agent:
American Water Works Company, Inc. 1 Water Street Camden, New Jersey 08102-1658 Attention: Secretary contacttheboard@amwater.com	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, New York 11219-9821 (888) 556-0423 (toll-free)

Where to Find More Information

Pursuant to the rules of the SEC, our 2021 Annual Report must accompany this proxy statement. You may view our 2021 Annual Report on the Internet by visiting the Investor Relations page on our website at ir.amwater.com. We utilize our website as a recognized channel of distribution to provide important information regarding us and our subsidiaries to investors, including information with respect to the meeting and information that we may wish to disclose publicly for purposes of complying with the federal securities laws. However, information contained on our website is not a part of this proxy statement. Any website references contained in this proxy statement are intended to be made only through inactive hyperlinks.

Portions of the 2021 Form 10-K have been utilized to prepare the 2021 Annual Report. Upon written request:

•	we will furnish a copy of the 2021 Form 10-K (without exhibits), including the financial statements and the financial statement schedules contained in such report; and
•	we will furnish a copy of any exhibit to the 2021 Form 10-K upon the payment of a fee equal to our reasonable expenses incurred in furnishing such exhibit.

See “—Contacting Us or Our Transfer Agent” for information on how to contact us to request this

86	American Water | 2022 Proxy Statement

information. The written request must include a good faith representation that, as of March 17, 2022, the person making the request was a record or beneficial owner of common stock entitled to vote at the meeting.

OTHER MATTERS

Other Matters to Come Before the Annual Meeting

As of the date of this proxy statement, we do not know of any matters to be acted upon at the annual meeting other than those discussed in this proxy statement. If any other items or matters are properly presented before the annual meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.

Solicitation of Proxies

We will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. We have retained D.F. King & Co. in connection with this solicitation, at an anticipated cost to us of approximately $12,500, plus expenses.

In addition to the use of the mails, our officers, directors and employees may solicit proxies personally, by telephone or facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

Status of Information Included in this Proxy Statement

Our 2021 Form 10-K includes our consolidated balance sheets for each of the years ended December 31, 2021 and 2020, and our consolidated statements of operations, comprehensive income, cash flows and changes in shareholders’ equity for each of the years ended December 31, 2021, 2020 and 2019. In accordance with the rules of the SEC, the 2021 Annual Report, which includes a portion of the information included in the 2021 Form 10-K, accompanies this proxy statement. However, neither the 2021 Annual Report nor the 2021 Form 10-K forms any part of this proxy statement or the material being used for the solicitation of proxies at the meeting.

We are permitted under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act to “incorporate by reference” information in whole or in part from certain future filings, including this proxy statement. Information that is “incorporated by reference” into a filing means that it is deemed to be a part of that filing even though the information does not actually appear within it. However, the following information that is part of or accompanies this proxy statement shall not be deemed to be incorporated by reference into any of our filings under either the Securities Act or the Exchange Act, unless we have otherwise specifically provided for it in such filing:

•	the Compensation Committee Report;
•	the Audit, Finance and Risk Committee Report;
•	the 2021 Annual Report that accompanies this proxy statement; and
•	the performance graph contained in “Compensation Discussion and Analysis—Executive Summary—Return to Shareholders”.

As a result, the foregoing information will not be deemed to be “soliciting material” subject to Regulation 14A under the Exchange Act or “filed” with the SEC under Section 18 of the Exchange Act.

American Water | 2022 Proxy Statement	87

Forward-Looking Statements

This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “likely,” “uncertain,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “should,” “will” and “could” or the negative of such terms or other variations or similar expressions. Forward-looking statements are predictions based on the Company’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results, levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties and other risk factors set forth in the

2021 Form 10-K and the Company’s other filings made under the Securities Act and the Exchange Act, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements the Company makes herein shall speak only as of the date of this proxy statement. Except as required by the federal securities laws, the Company does not have any obligation, and it specifically disclaims any undertaking or intention, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. Furthermore, it may not be possible to assess the impact of any such factor on the Company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

88	American Water | 2022 Proxy Statement

Appendix A

Non-GAAP Financial Information

A.

Reconciliation of net income attributable to common shareholders, diluted earnings per share (GAAP), to adjusted diluted earnings per share for purposes of 2021 APP and 2019-2021 LTPP awards (a non-GAAP, unaudited measure):

Year Ended December 31, 2021
Diluted earnings per share (GAAP):
Net income attributable to common shareholders	$6.95
Adjustments:
Gain on sale of HOS ($2.89 per share) in excess of $0.02 per share, excluded in accordance with existing Compensation Committee guidelines	(2.87)
Contribution to the AWCF	0.19

Total adjustments	(2.68)

Adjusted diluted earnings per share for purposes of 2021 APP and 2019-2021 LTPP awards (non-GAAP)	$4.27

B.

Reconciliation of (1) total O&M expenses to adjusted O&M expenses—regulated businesses (a non-GAAP, unaudited measure) and (2) total operating revenues to adjusted operating revenues—regulated businesses (a non-GAAP, unaudited measure), used to calculate adjusted O&M efficiency ratio—regulated businesses (a non-GAAP, unaudited measure):

	For the Years Ended December 31,
	(dollars in millions)
	2021	2020	2019
Total O&M expenses	$1,777	$1,622	$1,544
Less:
O&M expenses — Market-Based Businesses	482	389	393
O&M expenses — Other	(30)	(25)	(31)

Total O&M expenses — Regulated Businesses	1,325	1,258	1,182
Less:
Regulated purchased water expenses	153	149	135
Allocation of non-O&M expenses	34	41	31
Impact of Freedom Industries litigation settlement activities (i)	—	—	(4)

Adjusted O&M expenses — Regulated Businesses (a)	$1,138	$1,068	$1,020

Total operating revenues	$3,930	$3,777	$3,610
Less:
Operating revenues — Market-Based Businesses	563	540	539
Operating revenues — Other	(17)	(18)	(23)

Total operating revenues — Regulated Businesses	3,384	3,255	3,094
Less:
Regulated purchased water revenues (ii)	153	149	135
Revenue reductions from the amortization of EADIT	(104)	(7)	—

Adjusted operating revenues — Regulated Businesses (b)	$3,335	$3,113	$2,959

Adjusted O&M efficiency ratio — Regulated Businesses (a)/(b)	34.1%	34.3%	34.5%

American Water | 2022 Proxy Statement	A-1

(i)	Includes the impact of a reduction of a liability in the first quarter of 2019 related to the Freedom Industries chemical spill.

(ii)	The calculation assumes purchased water revenues approximate purchased water expenses in our regulated businesses.

C.	Other Information Regarding Non-GAAP Financial Measures.

Our adjusted O&M efficiency ratio is defined as our O&M expenses from our regulated businesses, divided by the operating revenues from our regulated businesses, where both O&M expenses and operating revenues were adjusted to eliminate purchased water expense. Operating revenues were further adjusted to exclude reductions for the amortization of excess accumulated deferred income taxes (“EADIT”). Additionally, from operation and maintenance expenses, we excluded the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, that are reflected in our regulated businesses segment as O&M expenses, but for consolidated financial reporting purposes, are categorized within other line items in the Consolidated Statements of Operations. For period-to-period comparability purposes, we have excluded from O&M expenses the impact of certain Freedom Industries chemical spill settlement activities recognized in 2019. We excluded the items discussed above from the calculation as we believe such items are not reflective of management’s ability to increase the efficiency of our regulated businesses.

We evaluate our operating performance using this ratio and we believe it is useful to investors because it directly measures improvement in the operating performance and efficiency of our regulated businesses. This information is derived from our consolidated financial information but is not presented in our financial statements prepared in accordance with GAAP. The information supplements and should be read in conjunction with our GAAP disclosures, and should be considered in addition to, and not a substitute for, any GAAP measure. Our adjusted regulated O&M efficiency ratio (i) is not an accounting measure that is based on GAAP; (ii) is not based on a standard, objective industry definition or method of calculation; (iii) may not be comparable to other companies’ operating measures; and (iv) should not be used in place of the GAAP information provided elsewhere in this proxy statement and the 2021 Form 10-K. Accordingly, this may have significant limitations on its use.

A-2	American Water | 2022 Proxy Statement

Demonstrating Leadership

SUSTAINABILITY

RANKED #6
on Corporate Knights Global 100 Most Sustainable Companies

RANKED #19
on Barron's 100 Most Sustainable Companies

S&P Global Ratings ESG Evaluation, **87 out of 100**, the highest evaluation score given to a U.S. utility and 3rd highest globally

BEST EMPLOYER

Recognized among the Top 100 Best for Vets Employers by Military Times

Earned 2022 Military Friendly® Top 10 Gold Employer designation

Earned 2022 Military Friendly® Supplier Diversity Program designation

INCLUSION & DIVERSITY

Recognized by New Jersey Business Magazine and the New Jersey Business and Industry Association with 2021 Diversity & Inclusion Award

Included in the Bloomberg Gender Equality Index for the 4th consecutive year

Honored by Forum of Executive Women as a **"Champion of Diversity"** for commitment to board diversity

AMERICAN WATER

amwater.com

1 Water Street
Camden, NJ 08102-1658

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SCAN TO VIEW MATERIALS & VOTE w AMERICAN WATER WORKS COMPANY, INC. VOTE BY INTERNET 1 WATER STREET Meeting - Go to Before The www.proxyvote.com or scan the QR Barcode above CAMDEN, NJ 08102-1658 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AWK2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D69580-P67631 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AMERICAN WATER WORKS COMPANY, INC. The Board of Directors recommends that you vote FOR the nominees listed below: 1. Election of Directors Nominees: For Against Abstain 1a. Jeffrey N. Edwards The Board of Directors recommends that you vote FOR For Against Abstain proposals 2 and 3. 1b. Martha Clark Goss 2. Approval, on an advisory basis, of the compensation of the Company’s named executive officers. 1c. M. Susan Hardwick 3. Ratification of the appointment, by the Audit, Finance and Risk Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the Company’s independent 1d. Kimberly J. Harris registered public accounting firm for 2022. 1e. Julia L. Johnson The Board of Directors recommends that you vote AGAINST For Against Abstain proposals 4 and 5. 1f. Patricia L. Kampling 4. Shareholder proposal on Climate Transition Plan Reporting as described in the proxy statement. 1g. Karl F. Kurz 5. Shareholder proposal on Racial Justice Audit as described in the proxy statement. 1h. George MacKenzie NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. 1i. James G. Stavridis Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2022 Proxy Statement, 2021 Annual Report and form of Proxy Card are available at www.proxyvote.com. In light of the public health and safety concerns associated with COVID-19, American Water will hold its 2022 Annual Meeting virtually, rather than at a physical location. You will not be able to attend the Annual Meeting in person. To be admitted to the Annual Meeting, please access the virtual meeting platform on the Internet at www.virtualshareholdermeeting.com/AWK2022. Shareholders or their legal proxies must log on to the platform by entering the 16-digit control number included on the Proxy Card or Notice of Availability. Online access to the Annual Meeting will open approximately 15 minutes prior to the start of the virtual meeting. D69581-P67631 AMERICAN WATER WORKS COMPANY, INC. Annual Meeting of Shareholders May 11, 2022 10:00 A.M., Eastern Time This proxy is solicited by the Board of Directors The undersigned shareholder of AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation (the “Company”), hereby appoints Karl F. Kurz and M. Susan Hardwick, and each of them individually, attorneys and proxies for the undersigned, each with the power to appoint his or her substitute, to act with respect to and to vote, all of the shares of Common Stock which the undersigned is entitled to vote, with the powers the undersigned would possess if virtually present at the Company’s 2022 Annual Meeting of Shareholders, to be held at 10:00 A.M., Eastern Time, on May 11, 2022 via the virtual meeting website on the Internet at www.virtualshareholdermeeting.com/AWK2022, and any adjournment or postponement thereof (the “Annual Meeting”), as directed on the reverse side, and with discretionary authority on all other matters properly presented at the Annual Meeting, all as more fully described in the Proxy Statement received by the undersigned shareholder. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side, and (c) in the discretion of the proxies upon such other matters that may be properly presented at the Annual Meeting or any adjournment or postponement thereof. The undersigned shareholder hereby revokes any other proxy heretofore executed by the undersigned for the Annual Meeting and acknowledges receipt of the Notice of the Annual Meeting and the Company’s Proxy Statement dated March 29, 2022. Unless voting electronically or by phone, please mark, sign and date this on the reverse side.